         As filed with the Securities and Exchange Commission on March 23, 1999
                                                      Registration No. 333-74119

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           FIRST SECURITY CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                       6711                   87-6118148
  (State or other juris-          (Primary Standard         (I.R.S. Employer
 diction of incorporation     Industrial Classification     Identification No.)
     or organization)             Internal Revenue
                                    Code Number)

                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 246-5976
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  BRAD D. HARDY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 246-5976
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                   COPIES TO:

   A. ROBERT THORUP, ESQ.                 JOSEPH DRAIN, ESQ.
   RAY, QUINNEY & NEBEKER                 GRADY & ASSOCIATES
   79 SOUTH MAIN STREET                   20800 CENTER RIDGE ROAD, SUITE 116
   SALT LAKE CITY, UTAH 84111             ROCKY RIVER, OHIO  44116-4306
   (801) 532-1500                         (PHONE) (440) 356-7255
   (FAX) (801) 532-7543                   (FAX) (440) 356-7254

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:

As soon as practicable after the effectiveness of this Registration Statement.

IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                 PROPOSED                PROPOSED
    TITLE OF EACH CLASS                AMOUNT TO BE           MAXIMUM OFFERING       MAXIMUM AGGREGATE        AMOUNT OF
OF SECURITIES TO BE REGISTERED          REGISTERED            PRICE PER SHARE         OFFERING PRICE       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock ($1.25 par value)    3,426,313 shares(1),(3)       $19.0625(2)           $65,314,091.56(2)    $18,157.32 (PAID)
============================================================================================================================

(1) The maximum number of shares of Common Stock to be issued in connection with the merger described herein .

(2) Calculated pursuant to Rule 457(f)(1) solely for the purpose of the registration fee based on market value as of March 5, 1999.

(3) One Right to purchase Junior Series B Preferred Stock of First Security is associated with each share of Common Stock. The Rights are not transferable separately from the Common Stock except in limited circumstances.

      THIS REGISTRATION STATEMENT IS HEREBY AMENDED ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

FIRST SECURITY CORPORATION                                      COMSTOCK BANCORP
PROSPECTUS                                                       PROXY STATEMENT

TO THE STOCKHOLDERS OF COMSTOCK BANCORP:

   Comstock Bancorp and First Security Corporation have agreed to merge Comstockwith with and into First Security, subject to approval by Comstock's stockholders. The merger cannot be completed unless the Comstock stockholders approve the merger. Only if you hold your shares at the close of business on March 19, 1999 will you be entitled to vote on the merger and to receive this Prospectus/Proxy Statement. Comstock and First Security are sending you this Prospectus/Proxy Statement to provide you with important information about these proposed transactions. Comstock is calling a meeting of its stockholders on April 28, 1999 to allow you to vote your Comstock shares on the proposal to approve the merger, as well as on other business described in this Prospectus/Proxy Statement.

   THERE ARE RISKS INHERENT IN FIRST SECURITY SHARES. SEE "RISK FACTORS" ON
PAGE 9

   Upon completion of the merger, in exchange for your Comstock shares and options to purchase Comstock shares, you will receive between 0.521 and 0.670 shares of First Security common stock, depending on the market price of First Security common stock during certain periods before the merger closes. First Security shares are listed on the NASDAQ National Market System under the symbol "FSCO."

   The exchange of Comstock shares will be tax-free to you for federal income tax purposes. If you choose to perfect your dissenter's rights under Nevada law, you will receive the fair value of your Comstock shares in cash, and this would be a taxable transaction for you.

   The Comstock Board of Directors has determined that the merger and the transactions associated with it are in your best interests and recommends that you vote to approve the merger and the transactions associated with it by completing the enclosed proxy voting form.

    YOUR VOTE IS VERY IMPORTANT. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY.

  You can get more information about Comstock Bancorp or First Security Corporation, and about the merger, by writing or calling as follows:

     First Security Corporation               Comstock Bancorp/Comstock Bank
     79 South Main Street, Second Floor       P.O. Box 7610
     Salt Lake City, Utah 84111               Reno, Nevada  89510-7610
     Attention: Brad D. Hardy                 Attention:  Robert N. Barone
     (801) 246-5976.                          (775) 827-7477

  Please see "Where You Can Find More Information" on page 66 for additional information about First Security and about Comstock which is filed with the Securities and Exchange Commission. Information about First Security and Comstock may change from that contained in this Prospectus/Proxy Statement. First Security and Comstock will send you additional information about themselves before the Annual Stockholders Meeting if the new information would be material to your decision on the merger.

              FIRST SECURITY SHARES ARE NOT INSURED BANK DEPOSITS.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities agency has approved the First Security shares or determined that this prospectus / proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

This Prospectus/Proxy Statement is dated March 24, 1999, and mailed to Comstock's stockholders on March 26, 1999.

         YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT TO UNDERSTAND AND VOTE ON THE MERGER AND THE TRANSACTIONS ASSOCIATED WITH IT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT. BUT YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE SHOWN ON THE COVER PAGE, AND NEITHER THE MAILING OF THIS PROSPECTUS/PROXY STATEMENT TO COMSTOCK STOCKHOLDERS NOR THE ISSUANCE OF FIRST SECURITY COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...................................................................   1
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................   1
SUMMARY ..........................................................................................................   4
        Comstock's Annual Meeting Of Stockholders And Solicitation Of Proxies.....................................   5
        The Merger (page 18)......................................................................................   5
RISK FACTORS......................................................................................................   9
        Risks To Comstock Stockholders Resulting From The Exchange Ratio..........................................   9
        Volatility of Stock Prices................................................................................   9
        Attraction and Retention of Employees.....................................................................   9
        Impact of Date Changes in 1999 and 2000...................................................................  10
        Anti-Takeover Effect of Certain Charter and Bylaw Provisions..............................................  10
SELECTED HISTORICAL FINANCIAL DATA FOR FIRST SECURITY AND BANCORP.................................................  10
        Year 2000 ISSUES..........................................................................................  14
COMPARATIVE PER SHARE DATA........................................................................................  14
COMPARATIVE MARKET PRICE AND DIVIDENDS INFORMATION................................................................  15
THE MERGER........................................................................................................  18
        General...................................................................................................  18
        The Effective Time........................................................................................  18
        Management of Comstock Following with Merger..............................................................  18
        Background of and Reasons for the Merger; Recommendation of Comstock's Board of Directors.................  18
        Opinion of Comstock's Financial Advisor...................................................................  21
        Recommendation Of Comstock's Board Of Directors...........................................................  25
        Interests Of Directors And Officers In The Merger That Differ From Your Interests.........................  25
        Conversion of Shares; Exchange Ratio......................................................................  27
        Dissenting................................................................................................  28
        Exchange of Shares and Certificates.......................................................................  28
        Fractional Shares.........................................................................................  28
        Representations and Warranties............................................................................  28
        Certain Covenants.........................................................................................  28
        Conditions to the Closing.................................................................................  29
        Termination...............................................................................................  29
        Survival of Representations and Warranties and Covenants..................................................  29
        Amendment, Modification and Waiver........................................................................  30
        Accounting Treatment of the Merger........................................................................  30
        The Effect of the Merger on Comstock Employee Benefit Plans...............................................  30
        Regulatory Approvals......................................................................................  30
FEDERAL INCOME TAX ASPECTS........................................................................................  31
        The Merger................................................................................................  31
Treatment of First Security and...................................................................................  32
        Exchange of Comstock shares for First Security Common Stock...............................................  32
        Taxation of Option Holders................................................................................  32
        Cash in Lieu of Fractional Shares.........................................................................  32
        Dissenting Comstock Stockholders..........................................................................  32
RIGHTS OF DISSENTING Comstock STOCKHOLDERS........................................................................  33
RESALE OF FIRST SECURITY SHARES RECEIVED IN THE MERGER............................................................  35
INFORMATION ABOUT FIRST SECURITY..................................................................................  36
        General...................................................................................................  36
        Competition...............................................................................................  36

        Description of First Security's Capital Stock.............................................................  36
INFORMATION ABOUT.................................................................................................  39
        General...................................................................................................  39
        Supervision and Regulation................................................................................  40
        Regulation Of Bank Holding Companies......................................................................  40
        Federal Deposit Insurance.................................................................................  41
        Interstate Banking And Branching..........................................................................  42
        Capital...................................................................................................  43
        Limits On Dividends And Other Payments....................................................................  44
        Transactions With Affiliates..............................................................................  45
        Community Reinvestment Act................................................................................  45
        Federal Home Loan Banks...................................................................................  46
        Nevada Bank Regulation....................................................................................  46
        Monetary Policy...........................................................................................  46
        Bank Regulatory Developments..............................................................................  46
COMPARATIVE RIGHTS OF STOCKHOLDERS................................................................................  46
        Certain Differences Between Nevada and Delaware Corporate Laws............................................  47
        Authorized Capital Stock..................................................................................  47
        Directors.................................................................................................  47
        Repurchase and Redemption of Shares.......................................................................  49
        Payment of Dividends to Stockholders......................................................................  49
        Assessments...............................................................................................  49
        Preemptive Rights.........................................................................................  49
        Amendments to Articles or Certificate of Incorporation....................................................  50
        Amendments to Bylaws......................................................................................  50
        Stockholder Approval of Mergers and Other Business Combinations...........................................  50
        Rights of Dissenting Stockholders.........................................................................  51
        Annual Meetings of Stockholders...........................................................................  51
        Special Meetings of Stockholders..........................................................................  51
        Stockholder Consent to Action Without a Meeting...........................................................  52
        Stockholder Inspection of Records.........................................................................  52
THE 1999 ANNUAL MEETING OF BANCORP STOCKHOLDERS...................................................................  53
        Date, Time And Place......................................................................................  53
        Purpose...................................................................................................  53
        Record Date; Shares Outstanding And Entitled To Vote......................................................  53
        Vote Required.............................................................................................  53
        Voting And Revocation Of Proxies..........................................................................  53
        Quorum; Broker Non-Votes..................................................................................  54
        Voting Securities And Principal Holders Thereof...........................................................  54
        Election Of Directors (Proposal 2)........................................................................  57
        Information With Respect To Nominees......................................................................  58
        Board Committees..........................................................................................  59
        Remuneration Of Directors.................................................................................  59
        Executive Compensation....................................................................................  60
        Certain Relationships And Related Party Transactions......................................................  65
        Ratification Of Independent...............................................................................  65
        Expenses; Solicitation Of Proxies.........................................................................  65
        Other Matters.............................................................................................  66
        Section 16(A) Beneficial Ownership Reporting Compliance...................................................  66
        Stockholder Proposals For The 2000 Annual Meeting.........................................................  66
LEGAL MATTERS.....................................................................................................  66
EXPERTS ..........................................................................................................  66
WHERE YOU CAN FIND MORE INFORMATION...............................................................................  67
        Incorporation of Documents by Reference...................................................................  67

APPENDIX A -- AGREEMENT AND PLAN OF REORGANIZATION

APPENDIX B -- FAIRNESS OPINION OF HOVDE FINANCIAL, INC.

APPENDIX C -- PROVISIONS OF NEVADA LAW CONCERNING DISSENTING
              BANCORP STOCKHOLDERS

APPENDIX D -- BANCORP SUMMARY ANNUAL REPORT TO SHAREHOLDERS

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         First Security and Comstock have each made forward-looking statements in this Prospectus/Proxy Statement and in documents that are incorporated by reference into this document. Forward-looking statements are subject to risks and uncertainties. These forward-looking statements include information about future results of Comstock's operations or the performance of First Security after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of Comstock and First Security, including statements about First Security after the merger, and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         - actual cost savings resulting from the merger are less than expected because First Security is unable to realize those cost savings as soon as expected or First Security incurs additional or unexpected costs;

         -        revenues after the merger are lower than expected;

         -        competition among financial services companies increases;

         - First Security is unable to integrate Comstock's businesses as timely as expected;

         - changes in the interest rate environment reduce interest margins;

         - general economic conditions change or are worse than we expected;

         - legislative or regulatory changes adversely affect our businesses;

         -        personal or commercial customers' bankruptcies increase;

         - technology-related changes, including "Year 2000" data systems compliance, are more difficult to make or more expensive than we expected; and

         -        changes occur in the securities markets.

         All forward-looking statements attributable to First Security are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described in this document and in First Security's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997 (as restated for the acquisition of California State Bank in a Current Report on Form 8-K filed on October 1, 1998) and its quarterly reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998. All forward-looking statements attributable to Comstock are expressly qualified in their entirety by the factors that may cause actual results to differ materially from expectations described in this document.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHY IS FIRST SECURITY PROPOSING TO ACQUIRE COMSTOCK? HOW WILL I
         BENEFIT?

A: First Security desires to expand its presence in the Nevada banking market, particularly in Northern Nevada. Comstock's sole business, Comstock Bank, is a successful small bank in the Reno market area, and it provides First Security with opportunities for growth in that important Nevada market. Under the terms of the merger agreement, you will become a stockholder in First Security, an institution whose common stock is traded on the NASDAQ stock market. The Comstock Board of Directors believes that the consideration you will receive in the merger may deliver value to you that exceeds the value that could be expected if Comstock had continued as an independent entity. To review the reasons for the merger in greater detail, and related uncertainties, see pages 9 through 34.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: In exchange for your Comstock shares of common stock, you will receive shares of First Security common stock. The exact number of shares you receive will be calculated according to a formula described in greater detail in this Prospectus/Proxy Statement. We refer to this formula as the "Exchange Ratio."

Q.       HOW IS THE EXCHANGE RATIO CALCULATED?

A. The Exchange Ratio is calculated according to a relatively complex formula that takes into account several factors, including:

         -  the number of Comstock shares that are outstanding at Closing;

         -  the number of Comstock Options;

         -  the average market price of First Security common stock.

         As long as the market price of First Security common stock is between $18.70 and $24.05 per share, the Exchange Ratio results in a constant value of the merger consideration.

Q. HOW MANY SHARES OF FIRST SECURITY COMMON STOCK WILL I RECEIVE IN EXCHANGE FOR MY COMSTOCK SHARES?

A. At the time of the merger, for each Comstock share that you own you will receive between 0.521 and 0.670 shares of First Security common stock. You will receive approximately 0.521 shares of First Security common stock if the market price of First Security common stock is equal to or greater than $24.05; and you will receive approximately
         0.670 shares if the market price is equal to or less than $18.70.

Q.       WHAT WILL HAPPEN TO MY COMSTOCK OPTIONS?

A. First Security will not assume any Comstock Options. Instead, all Comstock Options that have been granted prior to the Closing will accelerate and be converted into shares of First Security common stock using the Exchange Ratio applied to the Comstock shares obtained through a cashless exercise of the Options. Any Comstock Options that are not exercised prior to closing of the merger will be cancelled.

Q.       DO I NEED TO PAY THE EXERCISE PRICE OF MY OPTIONS IN CASH?

A. No. The options will be exercised pursuant to the cashless exercise procedure described elsewhere in this Prospectus/Proxy Statement (see, "The Merger -- Comstock Options").

Q:       WHAT RISKS SHOULD I CONSIDER?

A:       You should review "RISK FACTORS" beginning on page 9.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of your shares for First Security shares of common stock will be tax-free to you for federal income tax purposes. However, you may have to pay taxes on cash received for fractional shares. In addition, if you choose to vote against the merger and also perfect your dissenter's rights under Nevada law, you will receive the fair value of your Comstock shares in cash, which would be a taxable transaction to you. To review the tax consequences to Comstock stockholders in greater detail, see page 31. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

Q:       WHEN IS THE MERGER EXPECTED TO CLOSE?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of Comstock stockholders, we must also obtain regulatory approvals and satisfy other conditions described in the merger agreement. We hope to complete the merger before June 30, 1999.

Q:       WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out and sign your Proxy Voting Form. Then mail your signed Proxy Voting Form in the enclosed return envelope as soon as possible so that your shares may be counted in determining a quorum at the Annual Meeting and in voting on the matters to come before the meeting.

Q:       WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the merger agreement and the transactions associated with it. In the merger, Comstock would merge with and into First Security, and Comstock Bank would merge with and into First Security Bank of Nevada. You are also being invited to vote on the election of a board of directors for Comstock to function if the merger is not approved. You are also approving the selection of independent certified accountants to audit Comstock's financial statements for the coming year, if the merger does not close.

         COMSTOCK'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You can revoke your proxy any time prior to the time the vote is taken on the merger. You may do this by sending a letter to the Secretary of Comstock revoking your proxy prior to the Annual Stockholders Meeting, by attending the Annual Stockholders Meeting and announcing your revocation of your proxy, or by submitting a later dated proxy voting another way prior to the Annual Stockholders Meeting. Once the vote is taken, your vote becomes irrevocable. Comstock expects that sufficient shares will be voted in favor of the merger and related transactions to legally approve them because holders of a significant amount of the outstanding voting power of Comstock stock have agreed to vote to approve the merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, First Security or The First Chicago Trust Company of New York (the "Exchange Agent" for the merger) will send written instructions to Comstock stockholders for exchanging their stock certificates.

Q:       WHO CAN HELP ANSWER FURTHER QUESTIONS?

A: If you would like additional copies of this Prospectus/Proxy Statement, or if you have more questions about the merger, you should contact:

                  COMSTOCK BANCORP/COMSTOCK BANK
                  P.O. BOX 7610
                  RENO, NEVADA  89510-7610
                  ATTENTION:  ROBERT N. BARONE
                  (775) 827-7477

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE PROPOSED MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO. SEE "'WHERE YOU CAN FIND MORE INFORMATION" (PAGE 66).

FIRST SECURITY CORPORATION
79 SOUTH MAIN STREET
SALT LAKE CITY, UTAH   84111
801-246-6000

         First Security is a Delaware incorporated multi-bank holding company headquartered in Salt Lake City, Utah. At December 31, 1998, First Security and its subsidiaries had total consolidated assets, deposits, and stockholders' equity of $21.7 billion, $12.7 billion and $1.6 billion, respectively.

         First Security Bank, N.A., and First Security Bank of New Mexico, N.A. are First Security's primary assets. Both national banks are top level competitors in their main locations (Utah, Idaho and Albuquerque, New Mexico), and provide a full range of banking services. First Security also owns First Security Bank of Southern New Mexico, N.A. and First Security Bank of California, N.A., both of which are smaller national banks serving smaller markets, but with access to the full range of First Security system products and services. First Security Bank of Nevada is a growing Nevada-chartered bank headquartered in Las Vegas. In addition to its acquisition of Comstock, First Security has recently announced the planned acquisition of Nevada Banking Company in Stateline, Nevada to augment the Nevada bank's market areas.

         First Security also owns and operates several nonbank subsidiaries. Through its nonbank subsidiaries, First Security provides capital markets advice, municipal underwriting services, treasury management, investment management, insurance, leasing, data processing and securities brokerage services. First Security recently acquired San Francisco-based Van Kasper & Company, a securities broker-dealer and investment advisor. Van Kasper and First Security's other securities subsidiaries are subject to regulation and supervision by the Securities and Exchange Commission and applicable state securities authorities. The insurance agency and credit life insurance company are regulated by applicable state insurance regulators.

         A substantial portion of First Security's cash flow is typically derived from dividends and interest from its subsidiaries, and from the sale of investment securities to finance its growth and operations. (See, "Information About First Security.")

FIRST SECURITY BANK OF NEVADA
530 LAS VEGAS BLVD. SOUTH
LAS VEGAS, NEVADA  89101
702-251-1100

         First Security Bank of Nevada is a wholly owned subsidiary of First Security engaged in general retail and commercial banking and trust activities. First Security Bank of Nevada is a state-chartered bank supervised by the State of Nevada and the FDIC.

COMSTOCK BANCORP
6275 NEIL ROAD
RENO, NEVADA  89511
(775) 824-7100

         Comstock is a Nevada corporation formed for the sole purpose of being a bank holding company for Comstock Bank. Comstock has over 1000 stockholders, counting both stockholders of record and stockholders owning through brokerage accounts. Comstock shares are traded through the NASDAQ Small Cap Market, and Comstock files regular quarterly and annual reports with the Securities and Exchange Commission. Comstock had total assets of $225 million, deposits of $196 million and stockholders' equity of $22 million at December 31, 1998. Comstock's operating subsidiary, Comstock Bank, operates 5 branches located in Reno, Sparks and Carson City, Nevada.

COMSTOCK'S ANNUAL MEETING OF STOCKHOLDERS AND SOLICITATION OF PROXIES

         Comstock has called its Annual Meeting of Stockholders for April 28, 1999, and is inviting you to attend. Comstock is also asking you for your written proxy instruction for voting at the Meeting. As a Comstock stockholder as of March 19, 1999, which is the record date for the Annual Meeting, you are entitled to receive notice of the Meeting and to vote for or against the merger.

         PURPOSES

         The purpose of the Meeting and Comstock's solicitation of proxies is to approve the merger and the related transactions. You are also being asked to vote on the election of a board of directors to govern Comstock in the event the merger does not close. You are also being asked to approve the selection of Kafoury, Armstrong & Company as Comstock's independent auditors of the 1999 financial statements, again assuming the merger does not close.

         VOTES REQUIRED; RECORD DATE

         In accordance with Comstock's Articles of Incorporation and Nevada law, the merger may be approved and adopted at a meeting of Comstock stockholders. At least 50.1% of the total outstanding common stock must vote in favor of the merger for it to be approved legally by the Comstock stockholders. Your signed Proxy (1) assures that your shares will be voted and (2) helps to assure that a quorum will be present at the Stockholders Meeting.

         A Comstock Proxy may be revoked, by written notice to the Secretary of Comstock, at any time prior to the time the vote is taken at the Annual Stockholders Meeting. You may also submit a later dated Proxy voting in a different manner from an earlier Proxy.

         The "Record Date" for determining stockholders entitled to vote on the merger has been set at March 19, 1999 by the Comstock Board of Directors. At that date there were 5,113,900 shares of Comstock common stock outstanding and entitled to vote. Of this number, at least 2,556,951 shares must be present in person or by Proxy to constitute a quorum at the Annual Stockholders Meeting, and at least this same number of shares must be voted in favor of the merger for it to be legally approved by the Comstock stockholders.

         As of March 19, 1999, directors and executive officers of Comstock and their affiliates were beneficial owners of an aggregate of 794,156 shares of Comstock common stock exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 15.5% of the 5,113,900 shares of Comstock common stock that were issued and outstanding as of such date. (See, "The 1999 Annual Meeting Of Comstock Stockholders" (page 52.)

         DISSENTERS' RIGHTS

         Comstock stockholders who do not vote in favor of the merger are entitled to dissenters' rights under Nevada law if they follow the required steps. Dissenters' rights generally entitle the dissenting stockholders to the fair market value of their Comstock shares in cash in a taxable transaction.

THE MERGER (PAGE 17)

         First Security and Comstock have agreed to merge Comstock with and into First Security, and to combine Comstock Bank with and into First Security Bank of Nevada. The merger agreement is attached as Appendix A at the back of this Prospectus/Proxy Statement. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.

         WHAT COMSTOCK STOCKHOLDERS WILL RECEIVE IN THE MERGER

         As a result of the merger, Comstock stockholders will receive shares of First Security common stock. The exact number of shares you receive will be calculated according to a formula described in greater detail in this Prospectus/Proxy Statement. Comstock stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the average market value of First Security common stock during a specified period prior to the merger.

         Do not send in your Comstock stock certificates now. When the merger is completed you will receive written instructions for exchanging your Comstock stock certificates.

         OWNERSHIP OF FIRST SECURITY FOLLOWING THE MERGER

         The shares of First Security common stock issued to Comstock stockholders in the merger will constitute less than 1.9% of the outstanding stock of First Security after the merger, and the current stockholders of First Security will hold the remaining 98.1% of the outstanding stock of First Security after the merger.

         CONDITIONS (PAGE 28)

         The merger will not be completed unless certain conditions are met, including the approval of the merger agreement and the transactions associated with it by Comstock stockholders. Certain of the conditions may be waived by the company entitled to assert the condition.

         TERMINATION (PAGE 28)

         First Security and Comstock may together agree to terminate the merger agreement without completing the merger whether or not the Comstock stockholders have approved the merger agreement.

         The merger agreement may also be terminated by the Board of Directors of either company in certain other circumstances including:

         (1) if the merger is not completed on or before October 12, 1999, except that neither First Security or Comstock may terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed by that date;

         (2) if the approval of the stockholders of Comstock is not obtained; or

         (3) if the other party has failed to perform certain of its obligations under the merger agreement.

         AMENDMENT (PAGE 29)

         After the Comstock stockholders have approved the merger agreement, the Boards of Directors of First Security and Comstock may only amend the merger agreement in certain ways. The Boards may not change the Exchange Ratio, terms that would change the tax consequences, or method of accounting for the merger.

         VOTING AGREEMENTS (PAGE 53)

         In connection with the merger, all of the directors of Comstock holding in aggregate approximately 15.5% of the Comstock shares of common stock as of March 19, 1999 have agreed to vote their shares in favor of the merger and the transactions associated with it. These voting agreements terminate upon the completion of the merger or upon termination of the merger agreement in specified circumstances.

         NO SOLICITATION OF TRANSACTIONS

         Comstock has agreed in the merger agreement that neither it nor any of its agents or employees, directly or indirectly, will initiate, solicit or encourage any inquiries or the making of any proposal or offer for, furnish any confidential information relating to, or engage in any negotiations or discussions concerning, any acquisition or purchase of Comstock.

         REGULATORY APPROVALS (PAGE 29)

         First Security is required to make filings with or to obtain approvals from certain regulatory authorities in connection with the merger. These consents and approvals include the approval of the Federal Reserve Board and the State of Nevada. A notice was filed with the Federal Reserve Board on March 12, 1999. All other necessary applications and notices have been filed or are in the process of being filed. First Security cannot predict whether it will obtain all required regulatory approvals, the timing of such approvals, whether any approvals will include conditions that would be detrimental to First Security or whether there will be litigation challenging the approvals.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 30)

         The exchange of Comstock common stock for First Security common stock (other than cash paid for fractional shares) generally will be tax free. However, the exercise of any Comstock options you hold may be a taxable event for federal income tax purposes.

         Tax matters are very complicated and the tax consequences of the merger to you will depend on your own circumstances. You are urged to consult your tax advisors as to the specific tax consequences of the merger to you.

         OPINION OF FINANCIAL ADVISOR (PAGE 20)

         Hovde Financial, Inc. has delivered its written opinion to the Comstock Board of Directors that the merger consideration is fair from a financial point of view to the Comstock stockholders. The Hovde Financial, Inc. opinion is attached to this document as Appendix B. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde Financial, Inc.

         If the merger is completed, Comstock will pay to Hovde Financial, Inc. a total fee that depends in part on the value of the transaction, as measured by the price per share of First Security common stock. This is in addition to the $10,000 paid by Comstock to Hovde Financial, Inc. in September 1998, when Comstock engaged Hovde Financial, Inc., but including an additional $35,000 paid by Comstock in connection with Comstock's execution of the merger agreement and Hovde Financial, Inc.'s delivery of its fairness opinion. Assuming a price per share of First Security common stock of between $18.70 and $24.05, the total fee payable to Hovde Financial, Inc. by Comstock on completion of the acquisition is estimated to be $858,750.

         We encourage you to read the Hovde Financial opinion.

         COMPARATIVE RIGHTS OF STOCKHOLDERS (PAGE 45)

         Comstock is a Nevada corporation, and you as a Comstock stockholder have certain rights under Nevada law. After the merger you will be a First Security stockholder and will have rights under Delaware law. If the merger is completed, the rights of former Comstock stockholders who become First Security stockholders will be determined by First Security's certificate of incorporation and by-laws which differ in certain respects from Comstock's articles of incorporation and by-laws.

         INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 24)

         Some of Comstock's directors and officers have interests in the merger that differ from, or are in addition to, their interests as Comstock stockholders, such as change-of-control agreements with Comstock and contemplated employment agreements with First Security. The members of Comstock's Board of Directors knew about these additional interests and considered them when the Board of Directors approved the merger agreement and the merger contemplated thereby.

         RISK FACTORS

         The success of the merger is subject to certain risks. A description of these risks is found at "RISK FACTORS" starting on page 9 of this Prospectus/Proxy Statement.

         COMSTOCK'S REASONS FOR THE MERGER (PAGE 17)

         Giving consideration to a number of factors affecting smaller banking institutions, including shrinking profit margins, the need for product line diversification, lower ROA (return on assets) and ROE (return on equity) than stockholders expect, escalating concern in the financial institutions industry about the Year 2000 computer problem, a Congress that continued to increase the regulatory burden on commercial and community banks while exempting non-banks from many of the onerous laws and regulations applicable to depository institutions, and the need for a more significant commitment of resources to technology, Comstock's management and Board of Directors concluded that their desire for Comstock to remain independent might not be in the best interests of stockholders. The Board and management concluded that if a sale were in the best interests of stockholders, the interests of customers, employees and community could also be best served if Comstock selected desirable acquisition candidates and initiated discussions with them in an orderly manner, rather than passively waiting for acquisition overtures to be made to Comstock and hoping the acquiror's goals were consistent with the Board's and management's.

         In connection with its decision to approve the merger and recommend the transaction to Comstock's stockholders, and with the assistance of its financial advisor, Hovde Financial, the Board of Directors reviewed the adequacy and fairness of the consideration to be received by Comstock stockholders in the merger. The Board concluded that the consideration offered by First Security was fair, and that long-term returns to Comstock's stockholders would be enhanced by the merger.

         RECOMMENDATION TO COMSTOCK STOCKHOLDERS

         The Comstock Board of Directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve the merger.

         STOCKHOLDER VOTES REQUIRED TO APPROVE THE MERGER

         The affirmative vote of the holders of a majority of the outstanding shares of Comstock common stock are required to approve the merger and the transactions associated with it. As of March 19, 1999, directors and executive officers of Comstock held approximately 15.5% of the outstanding shares of Comstock common stock. Your failure to return a signed Proxy Card will have the effect of a vote against the merger and the transactions associated with it, although such action will not be enough to perfect dissenter's rights under applicable Nevada law.

         Under applicable law, the First Security stockholders are not entitled to vote on the merger. First Security, as the sole stockholder of First Security Bank of Nevada, has agreed to vote all of the shares of First Security Bank of Nevada in favor of the bank merger.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                                  RISK FACTORS

         Certain risks are inherent in the merger and the business of First Security. The material risks are highlighted below for the benefit of Comstock stockholders:

RISKS TO COMSTOCK STOCKHOLDERS RESULTING FROM THE EXCHANGE RATIO

         The Exchange Ratio operates such that if the market price of First Security common stock falls below $18.70 per share during a specified ten-day trading period, the value of the shares that you receive at the time of the merger may be less than the value of those shares at the time you execute the Proxy voting form.

VOLATILITY OF STOCK PRICES

         The market for First Security common stock is potentially volatile. The trading price of First Security common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements following acquisitions by First Security or its competitors, changes in interest rates or prices of First Security's or its competitors' financial products and services, changes in product mix, changes in revenue and revenue growth rates for First Security as a whole or for geographic areas or business units, and other events or factors. Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which First Security does business or relating to First Security specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of First Security common stock. Statements by financial or industry analysts regarding the impact on First Security's net income per share resulting from the merger and the extent to which such analysts expect potential business synergies to affect reported results in future periods can be expected to contribute to volatility in the market price of First Security common stock.

         In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many financial services companies and which often have been unrelated to the operating performance of these companies. For example the Dow Jones Industrial Average ("DJIA") fell from a high of 9,337.97, its close on July 17, 1998, to 7,632.53, its close on October 1, 1998, a decline of 18.26%. Furthermore, the DJIA experienced its second largest one-day decline, a loss of
512.61 on August 31, 1998, and its largest one-day increase, a gain of 380.53 on September 8, 1998. Other market indicators have experienced similar volatility. Since July 17, 1998, the closing price of a share of First Security common stock has exhibited similar volatility, ranging from a high of $23.94 per share on July 14, 1998 to a low of $15.50 per share on August 31, 1998. Market analysts have attributed the volatility to a number of factors, including economic conditions in Russia, Asia and Latin America. First Security has negligible exposure to financial losses from turmoil in such foreign economies. However, First Security cautions Comstock stockholders that such factors, as well as others that First Security cannot predict, may cause an adverse impact on the trading markets for equity securities, including shares of First Security common stock.

ATTRACTION AND RETENTION OF EMPLOYEES

         The continued growth and success of First Security depends significantly on the continued service of highly skilled employees and managers. In particular, First Security's success to date has depended to a significant extent upon a number of key management employees, the loss of any of whom could have a material adverse effect on First Security's business and results of operations. Competition for these employees in today's marketplace, especially in the financial services industries, is intense. First Security's ability to attract and retain employees is dependent on a number of factors including its continued ability to grant stock incentive awards. There can be no assurance that First Security will be successful in continuing to recruit new personnel and to retain existing personnel. The loss of one or more key employees or First Security's inability to maintain existing employees, or to recruit new employees could have a material adverse impact on First Security. In addition, First Security may experience increased compensation costs to attract and retain skilled personnel.

IMPACT OF DATE CHANGES IN 1999 AND 2000

         Some of the computer programs used by First Security in its internal operations rely on time-sensitive software that was written using two digits rather than four to identify the applicable year. These programs may recognize a date using "00" as the year 1900 rather than the year 2000. These systems could also recognize some combinations of "9" as calling for the end of the operation. The use of 2000 as a leap year may also cause date change-related malfunctions by computers. These date changes could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. First Security expects to successfully implement its year 1999 and 2000 compliance program and does not believe that the cost of such procedures will have a material effect on its results of operations or financial condition. There can be no assurance, however, that there will not be a delay in the completion of these procedures or that the cost of such procedures will not exceed original estimates, either of which could have a material adverse effect on future results of operations.

         In addition to correcting the business and operating systems used by First Security in the ordinary course of business as described above, First Security is engaged in an assessment of its key product and service suppliers and loan customers to determine their level of Year 2000 compliance. This includes providers of key utility services such as electric power and telephone services. There can be no assurance that First Security will not experience serious disruptions in 2000 as a result of supplier problems and failures notwithstanding the fact that First Security's own systems are Y2k compliant.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

         Certain provisions of First Security's Charter and Bylaws could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving First Security, even if such events could be beneficial to its stockholders. For example, each share of First Security common stock, including the shares to be issued to Comstock stockholders in the merger, has a right attached that entitles the stockholder to acquire a series of preferred stock under certain circumstances associated with a potential change in control of First Security, a feature commonly referred to as a "poison pill". Also the First Security Bylaws restrict the ability of a stockholder to nominate directors or to present matters before a stockholders meeting. The First Security certificate of incorporation contains a supermajority voting provision commonly known as a "fair price" provision that will make certain staged take-overs difficult. (See, "Information About First Security-Description of First Security's Capital Stock.")

       SELECTED HISTORICAL FINANCIAL DATA FOR FIRST SECURITY AND COMSTOCK

The following tables present selected financial data of First Security and Comstock, for the periods indicated. The historical financial data as of and for the five fiscal years shown were derived from audited financial statements. The data presented below should be read in conjunction with the financial statements, related notes and other financial information of Comstock included elsewhere in this Prospectus/Proxy Statement (see, Appendix D), and of First Security which are incorporated by reference.

    [THIS SPACE LEFT BLANK INTENTIONALLY; SEE FINANCIAL TABLES WHICH FOLLOW]

                           FIRST SECURITY CORPORATION
                             SELECTED FINANCIAL DATA


SELECTED CONSOLIDATED FINANCIAL DATA (1)                                  3/2/99
FIRST SECURITY CORPORATION

(in thousands)                                          Year Ended December 31,
                                     --------------------------------------------------------------
                                         1998        1997         1996         1995         1994
                                     -----------  ----------   -----------  -----------   ---------
SUMMARY OF OPERATIONS:
Interest Income                      $ 1,420,660  $ 1,213,378  $ 1,039,391  $   974,015  $  801,659
Interest Expense                         716,961      587,439      485,328      469,812     322,035
Net Interest Income                      703,699      625,939      554,063      504,203     479,624
Provision for Possible Loan Losses        71,923       63,386       41,300       22,682       1,545
Noninterest Income                       474,390      357,157      306,444      270,638     202,043
Noninterest Expenses                     723,088      588,904      531,219      555,192     455,322
Income Before Taxes                      383,078      330,806      287,988      196,967     224,800
Applicable Income Taxes                  135,398      115,532      103,516       72,336      81,098
Net Income                               247,680      215,274      184,472      124,631     143,702

PER COMMON SHARE DATA:
Earnings Per Share-Basic             $      1.32  $      1.18  $      1.03  $      0.71  $     0.83
Earnings Per Share-Diluted                  1.28         1.14         1.00         0.69        0.81
Cash Dividends Declared                     0.52         0.44         0.38         0.33        0.31
Book Value per Common Share                 8.54         7.59         6.72         6.13        5.36

BALANCE SHEET ITEMS-PERIOD END:
Loans, Net of Unearned Income        $14,013,417  $11,230,766  $ 9,697,351  $ 8,616,763  $8,442,282
Reserve for Possible Loan Losses         173,350      157,525      142,693      135,011     138,107
Total Assets                          21,689,088   18,151,783   15,456,649   13,529,699  12,602,149
Deposits                              12,658,574   11,417,634   10,103,007    9,202,844   8,442,035
Long-Term Debt                         2,609,558    1,304,463      944,055      720,521     685,426
Shareholders' Equity                   1,595,495    1,400,846    1,217,840    1,082,995     937,368

PROFITABILITY RATIOS:
Return on Average Assets                    1.28%        1.35%        1.35%        0.98%       1.25%
Return on Average Stockholders'
   Equity                                  16.21        16.60        16.23        12.02       15.69
Net Interest Margin, FTE (2)                4.15         4.47         4.59         4.48        4.69
Net Interest Spread, FTE (2)                3.53         3.75         3.85         3.73        4.08
Operating Expense Ratio (3)                60.84        59.27        61.18        70.89       66.03
Productivity Ratio (4)                      3.75         3.68         3.87         4.37        3.95

CAPITAL RATIOS:
Shareholders' Equity to Assets              7.36%        7.72%        7.88%        8.00%       7.44%
Tangible Common Equity Ratio                5.57         6.24         6.74         6.95        6.16

ASSET QUALITY RATIOS:
Reserve for Loan Losses at End of
   Period to:
   Total Loans                              1.24%        1.40%        1.47%        1.57%        1.64%
   Nonaccruing and Renegotiated Loans     378.39       427.17       399.14       547.49       529.08
Nonperforming Assets at End of Period to:
   Total Loans and Other Real Estate        0.35         0.40         0.48         0.43         0.42
   Total Assets                             0.23         0.25         0.30         0.27         0.28
   Total Equity                             3.10         3.20         3.81         3.40         3.81
   Total Equity + Loan Loss Reserve         2.79         2.88         3.41         3.03         3.32
Net Loans Charged Off to Average Loans      0.49         0.51         0.41         0.30         0.11

RATIO OF EARNINGS TO FIXED CHARGES: (5)
Excluding Interest on Deposits              2.22x        2.41x        2.82x        2.23x        3.04x
Including Interest on Deposits              1.53x        1.56x        1.59x        1.42x        1.70x

NOTES:
(1) Historical data has been restated where appropriate to reflect two separate 3-for-2 common stock splits in the form of 50% stock dividends paid in May 1997 and February 1998 and also for the May 1998 pooling-of-interests acquisition of California State Bank.

(2) Fully Taxable Equivalent: an adjustment made to interest income to facilitate comparison of interest income earned on tax-exempt or tax-favored loans, leases and securities with interest earned subject to full taxation.

(3)    Noninterest expenses/FTE net interest income plus noninterest income.

(4)    Noninterest expenses/average assets.

(5) For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent net income plus income taxes and fixed charges. Fixed charges, including interest on deposits, include interest expense, capitalized interest, an amount equal to the pretax earnings required to meet applicable preferred stock dividend requirements and the interest factor included in rents.

FIRST SECURITY CORPORATION
(in thousands)

                                                           December 31,
                                                               1998
                                                           ------------

DEBT:
Deposits (1)                                                $ 12,658,574
Federal funds purchased and securities sold under
     agreements to repurchase                                  3,747,084
Other short-term borrowings                                      518,505
Long-term debt (2)                                             2,609,558
Notes offered hereby                                                   -
                                                            ------------
Total Debt                                                    19,533,721
                                                            ------------
STOCKHOLDERS' EQUITY:
Series "A", $3.15 Cumulative Convertible Preferred Stock,
     (9,208 shares issued)                                           484
Common Stock (par value $1.25, authorized 600,000,000
     shares, 191,008,099 shares issued) (3)                      238,760
Paid-in surplus                                                  181,906
Retained earnings                                              1,233,264
Accumulated other comprehensive income (4)                        30,377
Common treasury stock, at cost (4,295,975 shares)                (89,296)
                                                            ------------
Total stockholders' equity                                     1,595,495
                                                            ------------
Total capitalization                                        $ 21,129,216
                                                            ============

Notes:

(1) Including demand deposits of $2.8 billion and interest-bearing deposits of $9.9 billion (including $1.5 billion of certificates of deposit over $100,000).

(2) Being, with respect to FSCO, (in thousands), $23,750 of Medium Term Notes due 1998-2003, $98,962 of 7.875% Senior Notes due 1999, $150,000 of 6.875%
Senior Notes due 2006, $75,000 of 7.5% Subordinated Notes due 2002, $325,000 of 5.875% Senior Notes due 2003 and $125,000 of 7.0% Subordinated Notes due 2005. With respect to FSCO's subsidiaries, $150,000 of 8.41% Subordinated Capital Income Securities due 2026; and $2,143,203 of Bank Notes and Federal Home Loan Bank borrowings (FHLB borrowings mature in 1998-2000) and $309 of Nonbank debt. FSCO's subsidiaries obligations are direct obligations of such subsidiaries, and as such constitute claims against such subsidiaries ranking prior to FSCO's equity therein.

(3) Shares issued and outstanding excluded 9,458,411 shares reserved for issuance upon exercise of outstanding employee stock options, 377,585 shares reserved for issuance upon exercise of conversion rights of preferred stock, 804,953 shares reserved for issuance under the dividend reinvestment and stock purchase plan, 2,025,528 shares reserved for issuance under FSCO's Comprehensive Management Incentive Plan, and 1,449,000 shares reserved for issuance under FSCO's Nonemployee Director Stock Option Plan.

(4) Accumulated other comprehensive income consists entirely of net unrealized gains on securities available for sale, net of tax.

                                COMSTOCK BANCORP
                             SELECTED FINANCIAL DATA


SELECTED CONSOLIDATED FINANCIAL DATA (1)                                  3/2/99
COMSTOCK BANCORP

(in thousands)                                                               Year Ended December 31,
                                                 --------------------------------------------------------------------------------
                                                    1998              1997             1996             1995             1994
                                                 -----------       -----------      -----------      -----------      -----------

SUMMARY OF OPERATIONS:
Interest Income                                  $    20,496       $    15,517      $    14,868      $    12,814      $     9,134
Interest Expense                                       7,320             5,623            4,434            3,811            2,296
Net Interest Income                                   13,176             9,894           10,434            9,003            6,838
Provision for Possible Loan Losses                       620               270              250              270              105
Noninterest Income                                       868               541              414              278              407
Noninterest Expenses                                   9,219             7,653            7,603            6,637            5,724
Income Before Taxes                                    4,205             2,512            2,995            2,374            1,416
Applicable Income Taxes                                 (254)              676              903              769              422
Net Income                                             4,459             1,836            2,092            1,605              994

PER COMMON SHARE DATA:
Earnings Per Share-Basic                         $      0.99       $      0.42      $      0.49      $      0.43      $      0.29
Earnings Per Share-Diluted                              0.91              0.39             0.46             0.38             0.26
Cash Dividends Declared                                   --                --               --               --             0.47
Book Value per Common Share                             4.29              3.53             3.07             2.58             2.07

BALANCE SHEET ITEMS-PERIOD END:
Loans, Net of Unearned Income                    $   141,822       $   136,181      $    96,524      $    86,743      $    69,999
Reserve for Possible Loan Losses                       1,598             1,076              857              665              428
Total Assets                                         225,147           194,698          144,980          122,805          103,073
Deposits                                             196,246           179,101          131,303          111,169           93,006
Long-Term Debt
Shareholders' Equity                                  21,589            15,598           13,009           10,884            7,531

PROFITABILITY RATIOS:
Return on Average Assets                                2.13%             1.12%            1.56%            1.41%            1.14%
Return on Average Stockholders'
   Equity                                              25.50             12.90            17.70            18.60            14.70
Net Interest Margin, FTE (2)                            4.81              4.87             4.98             4.94             4.36
Net Interest Spread, FTE (2)                            4.63              4.47             4.44             4.13             3.70
Operating Expense Ratio (3)                            69.00             74.50            71.50            73.00            65.80
Productivity Ratio (4)                                  4.41              4.66             5.69             5.83             6.54

CAPITAL RATIOS:
Shareholders' Equity to Assets                          9.59%             8.01%            8.97%            8.86%            7.31%
Tangible Common Equity Ratio                            9.59%             8.01%            8.97%            8.86%            7.31%

ASSET QUALITY RATIOS:
Reserve for Loan Losses at End of Period to:
   Total Loans                                          1.13%             0.79%            0.89%            0.77%            0.62%
   Nonaccruing and Renegotiated Loans                 264.57             41.61            26.92           325.98           251.76
Nonperforming Assets at End of Period to:
   Total Loans and Other Real Estate                    0.01              0.02             0.04             0.00             0.01
   Total Assets                                         0.00              0.01             0.02             0.00             0.01
   Total Equity                                         0.03              0.17             0.28             0.01             0.10
   Total Equity + Loan Loss Reserve                     0.03              0.16             0.26             0.01             0.10
Net Loans Charged Off to Average Loans                  0.00              0.00             0.00             0.00             0.00

RATIO OF EARNINGS TO FIXED CHARGES: (5)
Excluding Interest on Deposits                          2.27x             2.08x            1.98x            1.93x            1.65x
Including Interest on Deposits                          1.48x             1.34x            1.40x            1.36x            1.25x

NOTES:

(1) Historical data has been restated where appropriate to reflect a 10% stock dividend in February 1995 and for a conversion to Comstock Bancorp stock, two for one in June 1997.

(2) Fully Taxable Equivalent: an adjustment made to interest income to facilitate comparison of interest income earned on tax-exempt or tax-favored loans, leases and securities with interest earned subject to full taxation.

(3)      Noninterest expenses/FTE net interest income plus noninterest income.

(4)      Noninterest expenses/average assets.

(5) For purposes of computing the consolidated ratio of earnings to combined fixed charges,earnings represent net income plus income taxes and fixed charges. Fixed charges, including interest on deposits, include interest expense.

      COMSTOCK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Comstock has attached to this Prospectus/Proxy Statement as Appendix D its Summary Annual Report to Shareholders which contains Management's Discussion and Analysis of Financial Condition and Results of Operations. Please refer to Appendix D.

YEAR 2000 ISSUES

         Comstock utilizes software and related information technologies that will be affected by the date changes in the years 1999 and 2000 (generically referred to as the "Year 2000 Issue"). The Year 2000 Issue exists because many computer systems and applications currently use two-digit date fields to designate a year, while other systems read some combinations of "9's" as an order to end operations. When these date changes take place, certain date-sensitive systems may not recognize the new dates as valid. This inability to recognize or properly treat date change information may result in a systems failure or cause systems to process critical financial and operational information incorrectly. The Year 2000 issue affects non-information technologies as well, including embedded chips in a number of machines and processes that are date sensitive, and these machines and systems control building operations and communications equipment, among other applications. Finally, Comstock relies on third party customers and suppliers for the ongoing maintenance and operations of Comstock. These third parties have their own Year 2000 problems, and the failure of these third party suppliers could have a material adverse impact on Comstock's business.

         Comstock is addressing the Year 2000 Issue through contingency planning for its own systems, replacement or remediation of noncompliant systems, and communication with key customers and suppliers to assure Year 2000 awareness and remediation.


                           COMPARATIVE PER SHARE DATA

         The following table sets forth certain historical per share data of First Security and Comstock and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase basis assuming that the market price for First Security common stock is $18.70 per share so that approximately 0.670 shares of First Security common stock are issued in exchange for each Comstock Share. This data should be read in conjunction with the selected historical financial data set forth herein and the historical financial statements of Comstock and the notes thereto that are incorporated herein by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                                   AS OF AND FOR THE
                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1998
                                                                  -------------------
                                                                   BASIC      DILUTED
                                                                  -------     -------
FIRST SECURITY HISTORICAL PER COMMON SHARE:

   Net income (loss) per common share-basic and diluted.......     $1.32       $1.28
   Book value.................................................           $8.54

                            [continued on next page]

                                                                   AS OF AND FOR THE
                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1998
                                                                  -------------------
                                                                   BASIC      DILUTED
                                                                  -------     -------
COMSTOCK HISTORICAL PER COMMON SHARE:

   Net income (loss) per common share-basic and diluted.......     $0.99       $0.91
   Book value.................................................     $4.29       $4.31

                                                                   AS OF AND FOR THE
                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1998
                                                                  -------------------
                                                                   BASIC      DILUTED
                                                                  -------     -------
PRO FORMA COMBINED NET INCOME PER SHARE(1)

   Per First Security common share-basic and diluted..........     $1.32       $1.28
   Equivalent per Comstock share-basic and diluted............     $0.88       $0.86

PRO FORMA COMBINED BOOK VALUE PER SHARE(1)(2)

   Per First Security share...................................            $8.50
   Equivalent per Comstock share..............................            $5.70

(1) The unaudited equivalent Comstock pro forma share amounts are calculated by multiplying the First Security combined pro forma per share amounts by the Exchange Ratio.

(2) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

               COMPARATIVE MARKET PRICE AND DIVIDENDS INFORMATION

         First Security common stock is quoted through the NASDAQ National Market under the symbol "FSCO". The following table sets forth the high and low sales price of First Security common stock. The cash dividends declared per share for the calendar periods are also indicated. The information presented below for First Security was obtained from the National Association of Securities Dealers, Inc. ALL FIRST SECURITY NUMBERS OF SHARES AND PER SHARE INFORMATION ARE ADJUSTED FOR A NUMBER OF FIRST SECURITY STOCK SPLITS TAKING PLACE IN THE PERIOD 1993-1998, THE MOST RECENT HAVING BEEN PAID ON FEBRUARY 24, 1998. THIS INFORMATION HAS ALSO BEEN ADJUSTED FOR THE POOLING OF INTERESTS MERGER INVOLVING FIRST SECURITY'S ACQUISITION OF CALIFORNIA STATE BANK ON MAY 30, 1998.

                          [SEE TABLE ON FOLLOWING PAGE]

                                                                      DIVIDENDS
                      PRICE OF FIRST SECURITY COMMON STOCK          DECLARED PER
                      ------------------------------------         FIRST SECURITY
                             HIGH              LOW                  COMMON SHARE
                             ----              ---                 --------------
1999
  1/1/99-3/19/99            $23.81            $18.01                    $0.14

1998
  Fourth Quarter            $23.31            $15.94                    $0.13
  Third Quarter              23.94             15.50                     0.13
  Second Quarter             24.79             21.00                     0.13
  First Quarter              26.17             21.83                     0.13

1997
  Fourth Quarter            $27.92            $19.08                    $0.11
  Third Quarter              21.33             17.58                     0.11
  Second Quarter             19.00             14.45                     0.11
  First Quarter              16.56             14.22                     0.10

1996
  Fourth Quarter            $15.17            $12.50                    $0.10
  Third Quarter              12.50             10.57                     0.09
  Second Quarter             12.28             10.17                     0.09
  First Quarter              12.33             10.30                     0.09

1995
  Fourth Quarter            $11.26             $9.04                    $0.08
  Third Quarter               9.85              8.15                     0.08
  Second Quarter              8.48              6.81                     0.08
  First Quarter               7.60              6.52                     0.08

1994
  Fourth Quarter             $8.44             $6.37                    $0.08
  Third Quarter               9.48              8.22                     0.08
  Second Quarter              9.19              8.08                     0.08
  First Quarter               8.59              7.63                     0.08

         The closing price of First Security common stock as reported on the NASDAQ National Market on January 12, 1999, the last trading day prior to the public announcement of the merger agreement was $22.50 per share. On January 12, 1999, the last trading day before we announced the merger, Comstock common stock closed at $10.375 per share.

         On March 19, 1999, the last practicable date prior to mailing this Prospectus/Proxy Statement, the closing price for First Security common stock was $18.01 per share, and the closing price for Comstock common stock was $11.13 per share.

         First Security has paid cash dividends on its common and preferred stock without reduction in amount for over 60 consecutive years. Since 1983, these dividends have been paid quarterly. Future dividends on First Security common stock will be determined by First Security's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of First Security, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on First Security's ability to pay dividends from its earned surplus by bank regulations or applicable law. Payment of dividends on the First Security common stock is also subject to the prior rights of First Security's outstanding Preferred Stock.

         Comstock stockholders are advised to obtain current market quotations for First Security common stock. No assurances can be given concerning the market price of the First Security common stock before or after the date on which the merger is consummated. The market price of First Security common stock will fluctuate between the date of this Prospectus/Proxy Statement and the Closing Date and thereafter. Because the Exchange Ratio is subject to the adjustment mechanisms described earlier in this Prospectus/Proxy Statement, and because the market price of First Security common stock is subject to fluctuation, the value of the shares of First Security common stock that Comstock stockholders will receive under the merger agreement may increase or decrease prior to and following the Closing.

         Comstock common stock is quoted through the NASDAQ Small Cap Market under the symbol "LODE". The following table sets forth the high and low sales price of Comstock common stock. Bancorp and its predecessor Comstock Bank have not paid cash dividends since 1994.

         The information presented below for Comstock was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

         As of March 19, 1999, Comstock had over 1,000 stockholders, including stockholders of record and stockholders owning their shares through brokerage accounts. The following table shows the high and low sales prices per share of Comstock for the periods indicated. The stock price information has been adjusted to reflect the two-for-one stock share exchange effected as part of Comstock's holding company reorganization, which was consummated on June 16, 1997.

                                                                DIVIDENDS
                         PRICE OF COMSTOCK COMMON STOCK    DECLARED PER SHARE
                         ------------------------------        OF COMSTOCK
                             HIGH               LOW           COMMON STOCK
                            ------             -----       ------------------
1999
First Quarter               $13.00             $9.00               0
(through
 March 19, 1999)

1998
  Fourth Quarter            $10.25             $7.25               0
  Third Quarter              10.44              7.50               0
  Second Quarter             11.00              9.50               0
  First Quarter              11.00              7.50               0

1997
  Fourth Quarter             $9.63             $7.13               0
  Third Quarter               7.50              6.25               0
  Second Quarter              7.50              5.67               0
  First Quarter               6.50              5.13               0

         Comstock has no plans to declare or pay cash dividends for the foreseeable future. The Comstock Board of Directors has determined that Comstock should retain the majority of its capital for future expansion and capital investment. In January 1998, Comstock announced a stock repurchase program for up to 5% of its outstanding stock, at the discretion of management. The Board of Directors determined that a stock repurchase plan was preferable to paying cash dividends, due to the taxation of dividends. Comstock derives its earnings from and is dependent upon the earnings of and cash dividends paid by Comstock Bank. Because dividends from Comstock Bank are Comstock's principal source of income, dividends to stockholders of Comstock would depend upon receipt by Comstock of dividends from Comstock Bank. The ability of Comstock Bank to pay dividends is restricted by bank regulation. However, no restrictions have been placed on Comstock's ability to pay dividends out of its earned surplus by bank regulators. See, "Supervision and Regulation - Limits On Dividends And Other Payments."

                                   THE MERGER

         The following is a summary of certain provisions of the merger agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference. Such summary is qualified in its entirety by reference to the full text of the merger agreement.

GENERAL

         Subject to the terms and conditions of the merger agreement, Comstock will merge with and into First Security, and Comstock's subsidiary, Comstock Bank, will merge with and into First Security Bank of Nevada.

THE EFFECTIVE TIME

         Promptly after all conditions to the merger agreement have been satisfied or waived, the appropriate corporate filings pertaining to the merger or such other documents as may be appropriate or necessary to effect the merger, will be executed and filed in accordance with applicable Nevada law and applicable Delaware law. At that time the merger will become effective.

MANAGEMENT OF COMSTOCK FOLLOWING THE MERGER

         Comstock and Comstock Bank will cease to exist following the merger. Offices of Comstock Bank will become branches of First Security Bank of Nevada. All First Security Bank of Nevada offices are managed according to First Security policies and procedures, and offer products and services authorized by First Security.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF COMSTOCK'S BOARD OF DIRECTORS

         1996 was a watershed year for Comstock. Management and the Board of Directors determined then that changes had to be made if Comstock Bank was to continue providing superior returns for stockholders, to continue providing exceptional service to customers, and to remain an independent financial institution beyond the turn of the century. Comstock Bank competes for customers with larger institutions, some of which are among the largest banks in the nation. These other institutions have the financial, staff and other resources and organizational breadth that allows them to offer customers the broadest and most current range of banking products and services and trust services, and a diverse array of related products and services, including securities, insurance and related products, investment advisory services and a variety of non-traditional banking services. Accordingly, the Board of Directors and management determined that Comstock Bank's technological capabilities had to be enhanced to keep pace with technological changes sweeping the financial institutions industry. In addition, Comstock Bank's business lines had to be expanded to match customers' expectations concerning the kinds of services they could expect from their financial institution.

         A holding company for Comstock Bank was formed in 1997 to allow Comstock Bank to pursue other financial lines of business, and plans were made to bring Comstock Bank's technological platform in-house, which was accomplished in October 1997. In the 1996 Annual Report's letter to stockholders, management said:

                 "In 1996, the Bank, having determined that it wanted to remain independent, began an ambitious expansion and capital investment program to allow the Bank to effectively compete in the rapidly changing financial services marketplace by completely overhauling and significantly upgrading its technological capabilities. These capital investments and structural changes do not come without cost. The capital expenditures, themselves, have an implementation and start-up period in which they are not contributing to earnings. Management expects that during this period, the ROA and ROE could be lower than the Bank's recent financial performances. In the end, management believes that these projects will allow the Bank to remain independent as we approach the new millennium and give it the tools it needs to produce the growth and high level of returns that the stockholders have come to expect."

         Notwithstanding the efforts to remain independent, Comstock Bank faced increasing competitive pressures from other community banks, the most intense competition from the larger banks now dominating Nevada's financial landscape, and from large out-of-state banks and non-banks with local loan production offices.

         As a consequence, in 1998 management opened discussions with a local community bank regarding a merger of equals, had discussions with a local independent insurance agency, and held preliminary discussions with an out-of-state bank that was comparable in size to, but slightly smaller than, Comstock. The purpose of the discussion with the local community bank was to consider the efficiencies and economies of scale of a larger operation. Those discussions ended when that institution was sold to an out-of-state bank. The discussions with the independent insurance agency were held to determine whether Comstock could expand its product line into the insurance business. These discussions ended when management determined that the profitability of the products and services that the agency wished to extend to Comstock Bank's customers was minimal.

         The discussions with the out-of-state institution in the late spring and summer were of particular interest to management because that company was very aggressive in its pursuit of technology and had had some successes in lucrative government-lending programs. The discussions did not proceed beyond initial discussions because the out-of-state bank was not interested in a merger-of-equals.

         Management had also made some inquiries of other banks in the state to determine whether they were interested in pursuing a merger-of-equals. In each case, however, the other institutions were seeking a business combination with a larger institution than Comstock Bank and one whose stock was more actively traded and more liquid than that of Comstock.

         While there were successes in the company's internal technological efforts, management was faced with the reality that the company was still a long way from competing with the larger institutions in the electronic banking sector, and the reality that achieving this goal would require a significant additional commitment of capital. A number of factors affecting smaller banking institutions led management and the Board to conclude that their desire to remain independent might not be in the best interests of stockholders, including

         -        shrinking profit margins,

         -        the need for product line diversification,

         -        prospective lower ROA and ROE than stockholders expect,

         - escalating concern in the financial institutions industry about the Year 2000 computer problem,

         - a Congress that continued to increase the regulatory burden on commercial and community banks while exempting non-banks from many of the onerous laws and regulations applicable to depository institutions, and

         - the need for a more significant commitment of resources to technology.

         The Board and management concluded that if a sale were in the best interests of stockholders, the interests of customers, employees and community could also be best served if Comstock selected desirable acquisition candidates and initiated discussions with them in an orderly manner, rather than passively waiting for acquisition overtures to be made to Comstock and hoping the acquiror's goals were consistent with the Board's and management's. Management and the Board developed a set of parameters regarding the ideal characteristics of potential buyers of Comstock. Chief among these parameters were:

         - a community bank orientation with local decision making in the lending function,

         - a complete array of competitive products and services for the rapidly changing financial services market,

         - a reputation for high levels of customer service and treatment of employees, and

         - a business focus on serving western markets, rather than an institution for which the Reno-area market would be a remote outpost.

         In July 1998, Comstock received inquiries regarding its interest in a possible acquisition transaction from two large bank holding companies, one of which was First Security. Management had already had discussions with Hovde Financial regarding the value of Comstock to a potential acquiror. In addition, Compass Bancshares, Inc. of Birmingham, Alabama had just signed a definitive agreement to purchase the largest independent bank headquartered in Arizona, and Hovde's financial advisory services had resulted in a very attractive deal from the Arizona bank's point of view. With management's recommendation, the Board therefore authorized contact with Hovde. At the August, 1998 Board meeting, a Hovde representative discussed pricing and market conditions specific to Nevada. The Board discussed its duties regarding stockholder interests and concluded that the Board should determine what the potential value of the company was to a potential acquiror. The Board authorized management to pursue an agreement with Hovde to help determine Comstock's value to a potential acquiror.

         By the September, 1998 Board meeting, management had concluded an agreement with Hovde, consistent with the Board's direction. Management had responded to Hovde's requests for information, and management and Hovde together had selected those institutions Hovde would contact that were generally in conformity with the parameters the Board had established. By the October, 1998 Board meeting, Hovde had elicited expressions of interest from several banks. The Board compared First Security's offer to those submitted by other interested institutions and determined that First Security was the institution most closely fitting Comstock's parameters. At the time, the securities markets were in the midst of a severe sell-off, and valuations for financial institutions had been severely affected. The Board authorized management to explore First Security's continuing level of interest.

         Comstock's management met with First Security's executive management on November 4, 1998. At the initial meeting, it appeared that First Security's philosophy regarding community banking and customer service was similar to Comstock's. In addition, First Security had lines of business similar to those in which Comstock Bank had expertise. First Security's proposal also provided for an all stock, tax-free reorganization. Moreover, through negotiation, management obtained a significant price increase from First Security's initial response to Hovde's invitation for acquisition offers. Following discussions by Hovde concerning the performance, lines of business and organizational structure of First Security, at a special meeting of the Board on November 16, 1998, Comstock's Board authorized management to negotiate and execute a letter of intent with First Security. The letter of intent was signed on November 18, 1998. First Security performed its due diligence during the week of November 30, 1998. On January 12, 1999, Comstock's Board of Directors held a meeting at which legal counsel reviewed the terms and conditions of the definitive agreement that had been negotiated throughout December and early January. Legal counsel also reviewed the fiduciary obligations of directors in mergers of financial institutions. In addition, a representative of Hovde orally advised the Comstock Board of Directors that the terms of the definitive agreement were fair to the Comstock stockholders from a financial point of view. Following discussion and review, the Board of Directors of Comstock Bancorp unanimously approved the definitive agreement. The definitive Merger Agreement was entered into as of January 12, 1999.

         In connection with its decision to approve the merger and recommend the transaction to Comstock's stockholders, and with the assistance of Hovde Financial, the Board of Directors reviewed the adequacy and fairness of the consideration to be received by the Comstock stockholders in the merger. The consideration to be received for Comstock as a whole was valued at approximately $65 million as of the date of the definitive agreement. That represents a premium of more than $43 million over Comstock's book value as of December 31, 1998.

         The Board considered that Comstock's stock trades infrequently and that the liquidity for larger blocks of stock is virtually nonexistent. The Board further considered the future prospects for Comstock and its business. Given internal budget estimates of lower earnings in 1999 than in 1998, shrinking profit margins, increased cost pressures, a hostile regulatory climate, and the need to devote significant resources to technology, which would continue to adversely affect both ROA and ROE, the Board concluded that the consideration offered by First Security was fair, and that long-term returns to Comstock's stockholders would be enhanced by the merger.

         In addition, the Board considered the potential social and economic impact of the merger on Comstock Bank's employees, depositors, loan customers and vendors, as well as the potential social and economic impact of the merger on the community in which Comstock Bank operates. Of particular importance to the Board was the fact that First Security Bank of Nevada had no existing presence in northern Nevada and that First Security Bank of Nevada would have to expand aggressively. This would increase the likelihood that First Security Bank of Nevada would retain many existing employees. Further, it appeared likely that First Security Bank of Nevada would build upon the community banking philosophy that Comstock Bank had come to stand for and would continue local loan decision making and high levels of customer service.

OPINION OF COMSTOCK'S FINANCIAL ADVISOR

         Comstock retained Hovde to act as its financial advisor in connection with the merger. Hovde Financial rendered a written opinion to Comstock as of January 12, 1999 and updated as of March 22, 1999, to the effect that, based upon and subject to the factors and assumptions set forth in such opinion, and as of that date, the merger consideration to be paid by First Security was fair from a financial point of view to the stockholders of Comstock.

         The full text of the Hovde opinion sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken, among other things. The full text of the Hovde opinion is attached hereto as Appendix B and is incorporated herein by reference. Comstock stockholders are urged to read the Hovde opinion in its entirety. Directed to the Comstock Board, the Hovde opinion addresses only the fairness to the holders of Comstock common stock, from a financial point of view, of the consideration to be paid by First Security for the Comstock common stock pursuant to the Agreement and Plan of Reorganization. The Hovde opinion was rendered to the Comstock Board of Directors for its consideration in determining whether to approve the merger agreement. The Hovde opinion does not constitute a recommendation to any Comstock stockholder as to how such stockholder should vote. The following summary of the Hovde opinion is qualified in its entirety by reference to the full text of the Hovde opinion.

         No limitations were imposed by Comstock on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering its opinion. Hovde was not requested to and did not make any recommendation to the Comstock Board of Directors as to the form or amount of consideration to be offered by First Security to Comstock in the merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Hovde did not ascribe a specific range of value to First Security or Comstock. Rather, Hovde made its determination as to the fairness, from a financial point of view, of the consideration to be offered by First Security to Comstock in the merger based upon the financial and comparative analyses described below. Hovde was not requested to opine as to, and its opinion does not address, Comstock's underlying business decision to proceed with or effect the merger.

         During the course of the engagement, Hovde reviewed and analyzed material bearing on the financial and operating conditions of First Security and Comstock and material prepared in connection with the proposed transaction, including the following:

         (1)      the merger agreement,

         (2) certain publicly available information concerning First Security, Comstock, and their subsidiaries, including as applicable, consolidated financial statements for each of the three years ended December 31, 1997,

         (3) documents filed with the Securities and Exchange Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency and certain other state or regulatory agencies filed by each of the foregoing entities (including subsidiaries) for the aforementioned three year period and for the quarterly periods ended March 31, June 30 and September 30, 1998, respectively,

         (4) as applicable, recent internal reports for both companies and financial projections for Comstock,

         (5) the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant, and

         (6) financial and other information provided by the management of Comstock and First Security.

         In arriving at its opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and further relied upon the assurances of the managements of First Security and Comstock that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to any financial projections reviewed by Hovde, Hovde assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of either First Security or Comstock. First Security has indicated to Hovde Financial that the merger will be accounted for using the purchase method of accounting, and Hovde has assumed that the merger would generally be treated as a tax-free exchange of shares to Comstock stockholders. In arriving at its opinion, Hovde did not conduct a physical inspection of the properties and facilities of First Security or Comstock and did not make or obtain any evaluations or appraisals of the assets or liabilities of First Security or Comstock. In addition, Hovde noted that it is not expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, on advice of Comstock, Hovde assumed that the allowances for loan and real estate owned losses (as currently stated or as adjusted in connection with the merger) provided to it by Comstock, which were used by Hovde in its analysis and in arriving at its opinion, were in the aggregate adequate to cover all such losses. Hovde's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Hovde's opinion.

         The following is a summary of the analyses Hovde Financial performed in arriving at its January 12, 1999 and March 22, 1999 opinion as to the fairness of the merger consideration from a financial point of view to Comstock. In connection with the preparation and delivery of its opinion to the Board of Directors of Comstock, Hovde performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Comstock. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         PURCHASE PRICE ANALYSIS

         Hovde calculated the price-to-book, price-to-tangible book, price to earnings multiple, and deposit premium paid, (defined as the transaction value, minus the tangible book value, divided by total deposits), in the merger using September 30, 1998 financial data and based upon an aggregate transaction value of $65 million. For comparative purposes, Hovde used financial data as of and for the twelve month period ended September 30, 1998 because this was the most recent date for which information was publicly available for many of the Comparable Bank Group companies. In addition, during the quarter ended December 31, 1998, Bancorp's capital increased significantly from the exercise of a substantial number of outstanding options. This analysis yielded


                  -        a price-to-book value multiple of 352.2%,

                  -        a price-to-tangible book value multiple of 352.2%,

                  - a price-to-last twelve months' earnings multiple of 19.9x,

                  - a price-to-estimated 1998 earnings multiple of 20.7x, and

                  -        a deposit premium of 27.9%.

                           COMPARABLE COMPANY ANALYSIS

         Using publicly available information, Hovde compared the financial performance of Comstock with all other independent commercial banks headquartered in Nevada (the "Comparable Bank Group"). These banks included the following:

         Bank West of Nevada                  Mesquite State Bank
         Community Bank of Nevada             Nevada Bank & Trust Company
         First National Bank                  Nevada Banking Company
         Great Basin Bank of Nevada           Pioneer Citizens Bank of Nevada
         Heritage Bank of Nevada              Silver State Bank
         Las Vegas Business Bank

Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity); the ratio of tangible equity to tangible assets; and the ratio of nonperforming assets to total assets:

AT OR FOR THE TWELVE MONTHS                                         COMPARABLE BANK
ENDED SEPTEMBER 30, 1998                      COMSTOCK BANCORP       GROUP MEDIAN
------------------------------------------    ----------------      --------------
Return on average assets..................           1.67%               1.24%
Return on average equity..................          20.51%              12.64%
Tangible equity to tangible assets........           8.02%               9.43%
Nonperforming assets to total assets......           1.33%               0.07%

         In addition, Hovde compared the financial performance of First Security with the following publicly traded bank holding companies located in Southern and Rocky Mountain states with total assets between $5 billion and $25 billion (the "Comparable Bank Group"). These included

       AmSouth Bancorporation                First American Corporation
       Colonial BancGroup, Inc.              First Tennessee National Corporation
       Commerce Bancshares, Inc.             First Virginia Banks, Inc.
       Community First Bankshares, Inc.      Hibernia Corporation
       Compass Bancshares, Inc.              Zions Bancorporation

Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity); the ratio of tangible equity to tangible assets; and the ratio of nonperforming assets to total assets:

AT OR FOR THE TWELVE MONTHS                                            COMPARABLE
ENDED SEPTEMBER 30, 1998                       FIRST SECURITY       BANK GROUP MEDIAN
------------------------------------------     --------------       -----------------
Return on average assets..................            1.28%                1.36%
Return on average equity..................           16.20%               14.78%
Tangible equity to tangible assets........            7.12%                6.39%
Nonperforming assets to total assets......            0.22%                0.30%

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of Comstock, First Security and the companies included in the Comparable Bank Group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences among First Security, Comstock and the companies included in the Comparable Bank Group which would affect the trading values of the comparable companies, First Security and Comstock.

         COMPARABLE TRANSACTION ANALYSIS

         Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-earnings ratio, the price-to-book ratio, the price-to-tangible book ratio, and the deposit premium paid at the time of transaction announcement, of commercial banking institution merger or acquisition transactions in Arizona, Colorado, Nevada, New Mexico and Utah that were announced from February 1, 1998 to December 30, 1998 (the "Comparable Bank Transactions Group"):

AT OR FOR THE TWELVE MONTHS                     FIRST SECURITY/         COMPARABLE BANK TRANSACTIONS
ENDED SEPTEMBER 30, 1998                       COMSTOCK BANCORP *             GROUP AVERAGE
------------------------------------------     ------------------       ----------------------------
Price-to-latest twelve months' earnings...           19.9x                        16.8x
Price-to-book value.......................          352.2%                       337.9%
Price-to-tangible book value..............          352.2%                       349.3%
Deposit premiums paid.....................           27.9%                        23.2%**

----------

         * Based on the $22.50 closing price of First Security common stock on January 12, 1999.

         **       (range of 12.1% to 35.7%)


         Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations and financial conditions and prospects of Comstock, First Security and the companies included in the Comparable Bank Transactions Group, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the evaluation of the fairness of the merger consideration. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Comstock.

         DISCOUNTED TERMINAL VALUE ANALYSIS

         Hovde estimated the present value per share of the Comstock common stock by assuming a range of discount rates from 10% to 15% and a 15% annual growth rate in earnings through 2003, starting with aggregate earnings of $2.8 million in 1999. In addition, Hovde used a range of P/E multiples (price-to-earnings) from 18 to 22 in calculating the net present value per share. This analysis and its underlying assumptions yielded a range of value for Comstock's shares of approximately $8.45 to $12.33. This compares to a per share transaction value of $12.53. In arriving at the value of Comstock's book value at December 31, 2003, Hovde assumed 100% earnings retention from September 30, 1998 through December 31, 2003. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Comstock common stock.

         PRO FORMA MERGER ANALYSIS

         Hovde analyzed the impact of the merger on Comstock's estimated earnings per share based on the most recent estimates for 1999 earnings of First Security published by IBES. In calculating the earnings accretion, Hovde assumed Comstock's internally estimated 1999 earnings of $2.8 million, resulting in earnings per fully diluted share of $0.54. Hovde also assumed a range of share prices from $18.70 on the low end to $24.05 on the high end. Based upon information provided by the management of Comstock and upon analysts' estimates for First Security, Hovde then concluded that the merger consideration would result in accretion on an earnings basis between 48.25% and 80.99% to Comstock's earnings per share in 1999.

         Hovde is a nationally recognized investment banking firm. As part of its investment banking business, Hovde is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. The Comstock Board of Directors retained Hovde based upon Hovde's experience and expertise and its familiarity with Comstock and First Security. Hovde is acting as financial advisor to Comstock in connection with the merger. Pursuant to a letter agreement with Hovde executed by Comstock on September 15, 1998, Comstock has agreed to pay Hovde a fee equal to 1.375% of the aggregate consideration payable in connection with the merger, $35,000 of which has been paid to Hovde. The letter agreement with Hovde also provides that Comstock will reimburse Hovde for its reasonable out-of-pocket expenses incurred in connection with the merger (up to a maximum of $20,000) and indemnify Hovde and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder.

RECOMMENDATION OF COMSTOCK'S BOARD OF DIRECTORS

         The Comstock Board of Directors has unanimously adopted and approved the Agreement and Plan of Reorganization and the transactions contemplated thereby. The Comstock Board of Directors has unanimously determined that the merger is fair to and in the best interests of Comstock, its stockholders and holders of options. THE COMSTOCK BOARD OF DIRECTORS THEREFORE RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION AND THE MERGER CONTEMPLATED THEREBY.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
INTERESTS

         Some of Comstock's directors and officers have interests in the acquisition that differ from, or are in addition to, their interests as stockholders of Comstock. The members of Comstock's Board of Directors knew about these additional interests and considered them when the Board of Directors approved the Agreement and Plan of Reorganization and the merger contemplated thereby.

         CHANGE-IN-CONTROL SEVERANCE AND OTHER BENEFITS

         Mr. Robert N. Barone, Comstock's Chairman, Chief Executive Officer and Treasurer, and Mr. Larry Platz, Comstock's President and Secretary, anticipate receiving substantial change-in-control severance and other benefits as a result of the merger. See, "The 1999 Annual Meeting of Comstock Stockholders - Executive Compensation."

         EMPLOYMENT AGREEMENTS

         After the merger, Messrs. Barone and Platz anticipate serving as Executive Vice Presidents of First Security Bank of Nevada pursuant to Employment Agreements having initial terms of six months. These Employment Agreements provide for monthly base compensation of $17,500 for each of them. Messrs. Barone and Platz will also be entitled to participate in all fringe benefit, medical and life insurance, bonus, compensation, retirement, stock option, pension and other plans sponsored for all employees of First Security, with credit given for vesting and eligibility purposes for service with Comstock Bank (but without prior service credit for purposes of accrual of benefits under First Security's retirement plan). The Employment Agreements also provide that Messrs. Barone and Platz will not be obligated to repay premiums paid by Comstock Bank on their split-dollar life insurance policies until October 2009. See, "The 1999 Annual Meeting of Comstock Stockholders - Executive Compensation."

         The Employment Agreements with First Security Bank of Nevada also contain noncompete provisions. At the end of the Employment Agreements' six-month terms, each of Messrs. Barone and Platz will be prohibited for a period of 18 months thereafter from competing with First Security Bank of Nevada in any commercial or mortgage banking business. Under the Employment Agreements, a business is considered to be in competition with First Security Bank of Nevada if it is engaged in the commercial or mortgage banking business in Washoe County, Nevada. Each of Messrs. Barone and Platz will receive $4,000 monthly for the 18-month term of the noncompetition provisions of the Employment Agreements.

         CONTINUED SERVICE AS A DIRECTOR

         The merger agreement provides in Section 6.17 that Mr. Barone will be elected to serve as a director of First Security Bank of Nevada for a term of one year from the effective date of the merger.

         Although Comstock Bank is a member of the Federal Home Loan Bank of San Francisco ("FHLBSF"), First Security Bank of Nevada is not. Mr. Barone currently serves as a director and Vice Chairman of the FHLBSF, and in that capacity receives annual compensation of approximately $25,600. The merger agreement provides in Section 6.18 that First Security Bank of Nevada will establish and maintain membership in the FHLBSF for one year from the effective date of the merger. Mr. Barone is expected to continue to serve as a director of the FHLBSF for that period and to receive compensation therefor.

         INDEMNIFICATION

         The merger agreement provides in Section 6.13 that indemnification currently available to directors, officers and employees of Comstock and Comstock Bank under the Articles of Incorporation, Bylaws or other instruments of Comstock or Comstock Bank will be continued by First Security for a period of three years after completion of the merger. The Board of Directors of each of Comstock and Comstock Bank has adopted resolutions indemnifying directors individually in the maximum amount of $5 million in the aggregate. Additionally, the merger agreement provides that First Security will use commercially reasonable efforts to cause the persons serving as directors and officers of Comstock and Comstock Bank to be covered for a period of three years after completion of the merger by Comstock Bank's directors' and officers' liability insurance for acts and omissions occurring prior to completion of the merger.

         SUBSTANTIAL PERSONAL INVESTMENTS

         Directors and executive officers of Comstock own or have the right to acquire more than 16% of Comstock's common stock. A substantial portion of their net worth consists of investment in Comstock common stock. Comstock's Chairman, Chief Executive Officer and Treasurer, Mr. Robert N. Barone, and the other directors expect to achieve greater diversification of their personal investment portfolios following the merger. Many of these individuals have dedicated more than ten years to building Comstock Bank and Comstock into the company that it is today. Mr. Robert N. Barone, Comstock and Comstock Bank's Chairman and Chief Executive Officer, and Mr. Larry A. Platz, Comstock and Comstock Bank's President, have been with Comstock Bank since 1984, when total assets were less than $10 million.

         On December 28, 1998, each of Messrs. Barone and Platz exercised all of the stock options they held on that date. Mr. Barone acquired 271,700 shares for an aggregate option exercise price of approximately $646,985. Mr. Platz acquired 233,200 shares for an aggregate option exercise price of approximately $563,235. Funds for payment by Mr. Barone of the exercise price and associated taxes were obtained from personal funds and from borrowings from one or more individuals or firms, including Mr. Umberto Fedeli and Resource Management, Inc., owners of more than 5% of Comstock's common stock, or from one or more securities firms including Prudential Securities and the Pershing Division of Donaldson, Lufkin & Jenrette. Funds for payment of the exercise price by Mr. Platz were obtained by him from personal funds and borrowings from Mr. Barone. Mr. Barone's borrowings from Mr. Fedeli have been retired by subsequent borrowings, including margin debt held by one or more securities firms and financing provided by First Security Bank of Nevada. Hovde Acquisition, L.L.C., an entity controlled by the principals of Hovde Financial, Inc., which is acting as financial advisor to Comstock, also provided financing to Mr. Barone in the approximate amount of $500,000. Effective March 16, 1999, First Security Bank of Nevada provided a stock-secured loan to Mr. Barone and his spouse in the amount of $2.1 million, the proceeds of which were used to pay off Pershing, Prudential Securities, Hovde Acquisition, L.L.C. and Umberto Fedeli. The First Security Bank of Nevada loan is a variable rate demand note payable in full no later than June 5, 1999.

CONVERSION OF SHARES; EXCHANGE RATIO

         In accordance with the merger agreement, each issued and outstanding share of Comstock common stock will be converted into the right to receive the merger consideration (as defined below). Each Comstock stockholder will cease to have any rights as a Comstock stockholder, except the right to receive the merger consideration upon the terms and subject to the conditions set forth in the merger agreement.

         CERTAIN DEFINITIONS

         The merger agreement provides for the conversion of the Comstock shares into shares of First Security common stock under an Exchange Ratio that is somewhat complex. To understand the details of the Exchange Ratio, the following definitions are provided:

                  "Average First Security Share Price" means the average of the closing last sales prices per share of First Security common stock on the NASDAQ National Market for the ten (10) consecutive trading days prior to the Closing Date (such period referred to herein as the "Closing Calculation Period").

                  "Comstock Share Price" means the quotient of (A) the sum of $65 million divided by (B) the sum of, (1) the total number of issued and outstanding Comstock shares and (2) the total number of Comstock shares subject to all vested Comstock Options.

                  "Exchange Ratio" means (in each case, rounded to the nearest one one-hundred thousandth of a share and in each case, as adjusted to reflect any split, combination, dividend or other distribution made prior to the effective time of the merger),

                  (i) if the Average First Security Share Price is greater than or equal to $24.05, the number determined by dividing the Comstock Share Price by $24.05;

                  (ii) if the Average First Security Share Price is less than or equal to $18.70, the number determined by dividing Comstock Share Price by $18.70; and

                  (iii) if the Average First Security Share Price is greater than $18.70 and less than $24.05, the number determined by dividing the Comstock Share Price by Average First Security Share Price.

COMSTOCK OPTIONS

         Each outstanding option to purchase Comstock shares (a "Comstock Option") issued under each stock option plan, program, agreement or arrangement of Comstock (each a "Comstock Stock Plan") that has previously vested or will have vested upon consummation of the merger (a "Vested Comstock Option") will be exercised pursuant to a cashless exercise procedure whereby each holder of a Vested Comstock Option will be entitled to receive on a net basis that number of Comstock shares equal to X in the following formula:

                               X = A(B - C)
                                   --------
                                      B

where A equals the number of Comstock shares subject to such Vested Comstock Option, B equals Comstock Share Price and C equals the strike price of such Vested Comstock Option; provided, that X will be rounded, in the case of any Vested Comstock Option other than an "incentive stock option" (within the meaning of section 422 of the Internal Revenue Code), up and, in the case of any incentive stock option, down to the nearest whole share, as necessary. The aggregate number of shares so issuable with respect to all Vested Comstock Options will be referred to herein as the "Comstock Option Shares." Each Comstock Option Share will be converted into shares of First Security common stock pursuant to the merger agreement for the account of the holder of such Vested Comstock Option.

DISSENTING SHARES

         Dissenting Shares will not be converted into or represent a right to receive the merger consideration. A dissenting Comstock stockholder will be entitled to only such rights as are granted by applicable Nevada law.
(See, "Rights of Dissenting Comstock Stockholders.")

EXCHANGE OF SHARES AND CERTIFICATES

         First Security will deposit with the Exchange Agent for the benefit of the Comstock stockholders, for exchange through the Exchange Agent, (i) cash in an amount sufficient to pay cash in lieu of fractional shares, and (ii) certificates representing the shares of First Security common stock.

         As soon as reasonably practicable, the Exchange Agent will mail to each holder of record of a certificate or certificates which represented outstanding Comstock shares (the "Certificates") whose shares were converted into the right to receive shares of First Security common stock pursuant to the merger agreement, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as First Security may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of First Security common stock, and cash in lieu of fractional shares of First Security common stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by First Security, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that whole number of First Security shares which such holder has the right to receive pursuant to the provisions of Article III of the merger agreement and (ii) cash in lieu of any fractional number of First Security shares. Until surrendered each Certificate will be deemed to represent only the right to receive upon such surrender the merger consideration and cash in lieu of any fractional shares of First Security common stock. No interest will be paid or accrue on any cash payable in lieu of any fractional shares of First Security common stock.

         COMSTOCK STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. COMSTOCK STOCKHOLDERS SHOULD NOT RETURN SHARE CERTIFICATES WITH THEIR COMSTOCK PROXY VOTING FORMS.

FRACTIONAL SHARES

         No certificates representing fractional shares of First Security common stock will be issued upon the surrender for exchange of Certificates.

         Each Comstock stockholder who would otherwise have been entitled to receive a fraction of a share of First Security common stock in connection with the merger will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction multiplied by the Average First Security Share Price.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various customary representations and warranties of Comstock and Comstock Bank and similar customary representations and warranties of First Security and First Security Bank of Nevada.
(See, Appendix A)

CERTAIN COVENANTS

         Pursuant to the merger agreement, Comstock has made various customary covenants, including that, during the period from January 12, 1999 until the effective time of the merger, it and Comstock Bank will: (a) conduct operations and business in the usual and ordinary course of business; (b) permit First Security to make such additional investigation of the business and properties of Comstock as First Security deems reasonably necessary or advisable; (c) use best efforts to assist First Security in obtaining needed regulatory approvals and
(d) obtain a Phase I environmental report with respect to certain real property owned by Comstock Bank.

         First Security and First Security Bank of Nevada will: (a) use their best efforts to achieve regulatory approval of the merger; (b) provide directors and officers of Comstock indemnification against losses suffered as a result of such persons service as a director or officer of Comstock; and (c) file with the NASDAQ National Market a notification for listing covering shares issuable in the merger. In addition, First Security will elect Robert N. Barone as a member of the board of directors of First Security Bank of Nevada, and will maintain membership of First Security Bank of Nevada in the San Francisco Home Loan Bank unless there is a compelling business reason not to do so.

CONDITIONS TO THE CLOSING

         CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

         The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of certain conditions including: (a) the absence of any governmental prohibition or restriction on the Closing; (b) the absence of any suit, action, investigation, inquiry or other proceeding seeking to prevent consummation of the merger, if such suit may reasonably succeed; (c) the effectiveness of all required consents and approvals from any governmental entities; (d) the receipt by Comstock and First Security of an opinion of counsel, substantially to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and (e) there shall have been no "excess parachute payments" under Section 280G of the Internal Revenue Code.

         CONDITIONS TO THE OBLIGATIONS OF FIRST SECURITY

         The obligation of First Security and First Security Bank of Nevada to effect the Closing is further subject to the satisfaction (or waiver by First Security) at or prior to the Closing Date of the certain conditions including: the absence of any developments or events having a material adverse effect on the business of Comstock, Comstock maintaining a net worth of at least $16,658,575, subject to certain adjustments, the approval of the merger by Comstock stockholders, and the execution and delivery of employment agreements with Messrs. Barone and Platz. In addition, all options and warrants on Comstock common stock must be exercised or cancelled.

TERMINATION

         The merger agreement may be terminated at any time prior to the
Closing:

                  (a) by the mutual consent of First Security and Comstock;

                  (b) by either party under certain conditions if the Closing has not taken place on or before October 12, 1999;

                  (c) by First Security upon written notice to Comstock if a majority of the Comstock common stock does not approve the merger agreement, or if the merger agreement is disapproved by a regulatory agency whose approval is legally necessary.

                  (d) by either party upon certain breaches by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement. In the event of the termination of the merger agreement, all of the obligations and liabilities of the parties under the merger agreement shall terminate.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

         Subject to certain exceptions set forth in the merger agreement, none of the representations and warranties and covenants of Comstock and First Security contained in the merger agreement shall survive the Closing

AMENDMENT, MODIFICATION AND WAIVER

         The merger agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties to the merger agreement.

ACCOUNTING TREATMENT OF THE MERGER

         First Security expects that the merger will be accounted for as a "purchase" under generally accepted accounting principles. Purchase accounting calls for First Security to recognize any premium it is paying for Comstock as "goodwill" which will affect some financial ratios of importance to regulators and the investment community. Purchase accounting also allows First Security to step up its basis in the assets of Comstock for income tax purposes.

THE EFFECT OF THE MERGER ON COMSTOCK EMPLOYEE BENEFIT PLANS

         All retirement and health insurance plans maintained by Comstock or Comstock Bank for the benefit of employees will remain in effect without substantive change until the merger takes place, except as may be required by applicable law in connection with the intended termination of these plans as part of the merger. Comstock and First Security will determine whether it is in the best interests of the parties and the employees of Comstock to terminate Comstock's 401(k) Plan or to merge such plan into a First Security benefit plan; provided, however, that no accounts will be permitted to roll-over to First Security's 401(k) plan without the express written consent of the trustee and sponsor of First Security's 401(k) plan to such roll-over, which approval will not be given in any event without receipt of such documentation from Comstock as may be requested by First Security, including, without limitation, an Internal Revenue Service ruling obtained by Comstock approving the roll-over and ensuring the qualification of the First Security 401(k) plan if it accepts such roll-overs.

         The current Comstock health insurance plan likely will terminate when the merger takes place. Subject to applicable law, all Comstock employees retained after the merger will be eligible to participate in the First Security health insurance plan now in effect, in accordance with its terms.

REGULATORY APPROVALS

         Consummation of the merger is conditioned on the receipt of all requisite regulatory approvals, including prior approval of the Federal Reserve Board of the merger and of the specific ability of First Security to own and operate Comstock under current federal banking regulatory parameters.

         The Federal Reserve Board must approve the merger. It is still reviewing the merger agreement transactions and their effects as of the date of this Prospectus/Proxy Statement. First Security does not know of any reason why the Federal Reserve Board will not approve the transactions contemplated in the merger agreement in a timely fashion, although there can be no assurance that such approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals.

         The Federal Reserve Board and the State of Nevada also must approve the merger, with a particular emphasis on the combination of Comstock Bank with and into First Security Bank of Nevada. These agencies are still reviewing the merger agreement transactions and their effects as of the date of this Prospectus/Proxy Statement. First Security does not know of any reason why the Federal Reserve Board or the State of Nevada will not approve the transactions contemplated in the merger agreement in a timely fashion, although there can be no assurance that such approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals.

         The U.S. Department of Justice will receive a copy of the application filed with the Federal Reserve Board and will have 30 days within which to challenge the merger agreement on antitrust grounds.

         First Security, as an acquiring bank holding company, is required to file a notice with the Federal Reserve Board that describes the proposed Merger and the proposed activities of First Security Bank of Nevada following the merger, including the effect of First Security's ownership of Comstock Bank on competition among entities that engage in such activities, the identity of the parties involved in the transaction, a description of the public benefits that may be expected from the proposal, a description of the terms of the transaction, the sources of funds for the transaction and other financial and managerial information. The information included in the notice and other requests for information will allow the Federal Reserve Board, when considering approval of the merger, to take into consideration the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. The Federal Reserve Board will, among other things, evaluate the adequacy of the capital and management levels of the acquiring bank holding company both before and following the proposed transaction.

         First Security filed its notice with the Federal Reserve Board on March 12, 1999.

         The Federal Reserve Board may deny a request for approval of an acquisition by a bank holding company if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize a given business activity in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of a transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

         Applicable federal law provides for the publication of notice and public comment on notice applications filed with the Federal Reserve Board. The merger may not be consummated until after Federal Reserve Board approval is obtained.

         THERE IS NO ASSURANCE THAT THESE REGULATORY APPROVALS WILL BE RECEIVED TIMELY OR AT ALL.

         AN APPROVAL BY THE FEDERAL RESERVE BOARD OR THE NEVADA DIVISION OF FINANCIAL INSTITUTIONS REFLECTS ONLY THE VIEW THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT DO NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT SUCH TRANSACTIONS ARE CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS. AN APPROVAL BY THE FEDERAL RESERVE BOARD OR THE NEVADA DIVISION OF FINANCIAL INSTITUTIONS IS NOT AN OPINION BY THE FEDERAL RESERVE BOARD OR THE NEVADA DIVISION OF FINANCIAL INSTITUTIONS THAT THE MERGER TRANSACTIONS ARE FAVORABLE TO THE COMSTOCK STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE FEDERAL RESERVE BOARD OR THE NEVADA DIVISION OF FINANCIAL INSTITUTIONS HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE TRANSACTIONS; AND AN APPROVAL BY THE FEDERAL RESERVE BOARD OR THE NEVADA DIVISION OF FINANCIAL INSTITUTIONS IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER AGREEMENT.

                           FEDERAL INCOME TAX ASPECTS

THE MERGER

         The following is a summary of certain Federal income tax consequences of the merger to the Comstock stockholders that exchange such stock for First Security common stock pursuant to the merger. This summary addresses only such stockholders who hold First Security common stock received in exchange therefor as a capital asset. This does not address all Federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, Comstock stockholders who hold their Comstock shares as part of a straddle, hedging or conversion transaction, and stockholders who acquired their Comstock shares pursuant to the exercise of employee stock options or otherwise as compensation. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the merger.

         No rulings have been or will be requested from the Internal Revenue Service with respect to any matters discussed herein. There can be no assurances that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below. The obligation of each of First Security and Comstock to consummate the merger is conditioned on its receipt of an opinion from Ray, Quinney & Nebeker, based on such facts, representations, and assumptions as counsel may reasonably deem relevant (including certain representations regarding the recognition of gains or losses by Comstock Stockholders), to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the

Internal Revenue Code. The following summary assumes that the merger will be consummated as described in the Agreement and Plan of Merger and this Proxy Statement/Prospectus/Consent Solicitation.

TREATMENT OF FIRST SECURITY AND COMSTOCK

         No gain or loss will be recognized by First Security or Comstock as a result of the merger.

EXCHANGE OF COMSTOCK SHARES FOR FIRST SECURITY COMMON STOCK

         Subject to the discussion of the Taxation of the Option Holders below,
(i) a holder of Comstock shares whose Comstock shares are exchanged in the merger into First Security common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of fractional shares (see, "--Cash in Lieu of Fractional Shares" below), (ii) the aggregate tax basis of the First Security common stock received by such holder will be equal to the aggregate tax basis of the Comstock shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and (iii) the holding period of First Security common stock received will include the holding period of the Comstock shares exchanged therefor.

TAXATION OF OPTION HOLDERS

         As described in "The Merger--Conversion of Shares-Exchange Ratio" and "The Merger--Comstock Options," (i) each Vested Comstock Option will be exercised pursuant to a cashless exercise procedure, and (ii) the net number of Comstock shares issuable upon such exercise will be converted into First Security common stock pursuant to the Exchange Ratio. In connection with such exercise, each holder of Vested Comstock Options, who has received such options for the performance of services, may recognize ordinary income in an amount equal to the fair market value of the net number of Comstock shares issuable pursuant to the cashless exercise procedure. Such income will be subject to income tax withholding requirements at the statutory rates. In addition, to the extent certain stockholder approval requirements have not been satisfied, such income may be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, applicable to "excess parachute payments".

CASH IN LIEU OF FRACTIONAL SHARES

         A holder of Comstock shares who receives cash in lieu of fractional shares of First Security common stock will be treated as having received such fractional shares pursuant to the merger, and then as having exchanged such fractional shares for cash in a redemption by First Security. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the Comstock shares exchanged in the merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long term capital gain or loss if such Comstock shares have been held by the holder for more than one year at the time of the consummation of the merger. Generally, capital gain on assets held by individuals for more than 12 months will be subject to tax at a rate not to exceed 20%.

DISSENTING COMSTOCK STOCKHOLDERS

         A Comstock stockholder who receives solely cash in exchange for Comstock common stock in the merger pursuant to the exercise of dissenter's rights under applicable Nevada law will recognize capital gain or loss at the time of the consummation of the merger equal to the difference between the tax basis of the Comstock shares surrendered and the amount of the cash received therefor. Such capital gain or loss will constitute long-term capital gain or loss if such Comstock shares have been held for more than one year at the time of the consummation of the merger. Generally, capital gain on assets held by individuals for more than 12 months will be subject to a tax at a rate not to exceed 20%.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO ALL COMSTOCK STOCKHOLDERS. COMSTOCK STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

                   RIGHTS OF DISSENTING COMSTOCK STOCKHOLDERS

         Holders of Comstock common stock are entitled to exercise dissenters' rights under Chapter 92A, Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Option holders are not entitled in their capacities as option holders to exercise dissenters' rights. A stockholder of Comstock will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A copy of Sections 92A.300 through 92A.500 is attached hereto as Appendix C. The following summary does not purport to be a complete statement of the method of compliance with Sections 92A.300 through 92A.500. The following summary is qualified in its entirety by reference to the copy of Sections 92A.300 through 92A.500 attached hereto as Appendix C.

NEVADA REVISED STATUTES SECTION 92A.380

         Stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. According to Nevada Revised Statutes Section 92A.380.1(a)(1), these circumstances include consummation of a merger requiring approval of the corporation's stockholders. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares.

NEVADA REVISED STATUTES SECTION 92A.410 AND SECTION 92A.420

         According to Nevada Revised Statutes Section 92A.420.1, stockholders of Comstock who wish to assert dissenters' rights:

         - must deliver to Comstock BEFORE the vote is taken at the Annual Meeting written notice of their intent to demand payment for their Comstock common stock if the merger is completed, and

         - must not vote their shares in favor of the Agreement and Plan of Reorganization.

Stockholders failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A of the Nevada Revised Statutes.

NEVADA REVISED STATUTES SECTION 92A.430

         A written dissenter's notice (a "DISSENTER'S NOTICE") will thereafter be sent by the "SUBJECT Corporation" to all stockholders of Comstock who satisfied these two requirements (written notice of intent to demand payment and not voting in favor of the merger). Nevada Revised Statutes Section 92A.430.1. The written dissenters' notice is required to be sent within 10 days after we complete the merger. According to Section 92A.335 of the Dissenters' Rights Statute, Comstock is deemed to be the "SUBJECT CORPORATION" before the merger occurs, but First Security will be the "SUBJECT CORPORATION" after the merger occurs. The Dissenter's Notice to be sent by First Security must include:

         - a statement of where the demand for payment is to be sent and where and when certificates for Comstock common stock are to be deposited;

         - a statement informing the holders of Comstock common stock not represented by certificates to what extent the transfer of such shares will be restricted after the demand for payment is received;

         - a form for demanding payment. This form will require stockholders asserting dissenters' rights to certify whether they acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders (the "ANNOUNCEMENT DATE," which was January 13, 1999);

         - a date by which the Subject Corporation must receive the demand for payment, which may not be fewer than 30 or more than 60 days after the date the Dissenter's Notice was delivered; and

         - a copy of Section 92A.300 through Section 92A.500 of the Nevada Revised Statutes.

NEVADA REVISED STATUTES SECTION 92A.440

         Comstock stockholders exercising dissenters' rights must thereafter

         -        demand payment;

         - certify whether they acquired beneficial ownership of Comstock common stock before the January 13, 1999 Announcement Date; and

         - deposit their certificates in accordance with the terms of the Dissenter's Notice.

         Nevada Revised Statutes Section 92A.440.3 provides that stockholders of Comstock who fail to demand payment or deposit their certificates where required by the dates set forth in the Dissenters' Notice will not be entitled to payment for the shares as provided under Chapter 92A of the Nevada Revised Statutes. A stockholder who desires to exercise dissenters' rights but who fails to follow the foregoing procedures will not be entitled to demand payment of and receive the fair value of his shares of Comstock pursuant to the Dissenters' Rights Statute included herewith as Appendix C. Instead, that stockholder would receive the same merger consideration per share stockholders of Comstock who do not exercise dissenters' rights will receive.

NEVADA REVISED STATUTES SECTION 92A.460

         First Security will be required under Nevada Revised Statutes Section 92A.460.1 to pay each dissenter who complied with Section 92A.440 (demand for payment; certification that he acquired the shares before the January 13, 1999 Announcement Date; and deposit of share certificates) the amount First Security estimates to be the fair value of the dissenter's shares of Comstock common stock, plus accrued interest. The payment must be made by First Security within 30 days after First Security receives the dissenter's demand for payment. The payment must be accompanied by

         - a copy of First Security's financial statements for the year ended December 31, 1998 as well as First Security's most current interim financial statements;

         - a statement of First Security's estimate of the fair value of the dissenter's shares of Comstock common stock;

         -        an explanation of how interest was calculated;

         -        a statement of the dissenter's rights to demand payment under
                  Section 92A.480 of the Nevada Revised Statutes of the dissenter's estimate of the value of the Comstock common stock (discussed below); and

         - a copy of Section 92A.300 through Section 92A.500 of the Nevada Revised Statutes.

NEVADA REVISED STATUTES SECTION 92A.470

         However, First Security may withhold payment from dissenters who became the beneficial owners of shares of Comstock common stock on or after the January 13, 1999 Announcement Date. Nevada Revised Statutes Section 92A.470.1. If payment is withheld in this fashion by First Security, it must estimate the fair value of the dissenter's shares of Comstock common stock (plus accrued interest) and offer to pay this amount to each dissenter in full satisfaction of his demand. First Security would have to send this offer to all dissenters with a statement of First Security's estimate of the fair value of the shares of Comstock common stock, an explanation of how interest was calculated and a statement of the dissenters' rights to demand payment under Section 92A.480 of the Nevada Revised Statutes.

NEVADA REVISED STATUTES SECTION 92A.480

         Nevada Revised Statutes Section 92A.480 provides that a dissenter who believes that the amount paid under Section 92A.460 or offered under Section 92A.470 is less than the full value of his shares of Comstock common stock or that the interest due is incorrectly calculated, may, within 30 days after First Security made or offered payment for the shares, either (i) notify First Security in writing of his own estimate of the fair value of the shares of Comstock common stock and the amount of interest due and demand payment of this estimate (less any payments made under Section 92A.460 of the Nevada Revised Statutes), or (ii) reject the offer for payment made by First Security under Section 92A.470 and demand payment of the fair value of his shares and interest due.

NEVADA REVISED STATUTES SECTION 92A.490

         If a demand for payment remains unsettled, First Security must commence a court proceeding within 60 days after receiving a demand, petitioning the court to determine the fair value of the shares of Comstock common stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding, which would be conducted in the district court of Washoe County, Nevada. If First Security fails to do so, it would be required under Section 92A.490 to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment

         - for the amount determined by the district court to represent the fair value of their shares, plus accrued interest, less any amount paid pursuant to Section 92A.460 of the Nevada Revised Statutes; or

         - for the amount determined by the district court to represent the fair value of shares acquired on or after the January 13, 1999 Announcement Date, plus accrued interest, if and to the extent First Security withheld payment for those shares under
                  Section 92A.470.

NEVADA REVISED STATUTES SECTION 92A.500

         The district court would assess the costs of the proceedings against First Security, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess against First Security or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

    THE REQUIRED DISSENTERS RIGHTS' PROCEDURE MUST BE FOLLOWED EXACTLY OR ANY
                         DISSENTERS' RIGHTS MAY BE LOST.

             RESALE OF FIRST SECURITY SHARES RECEIVED IN THE MERGER

         The shares of First Security common stock to be issued to Comstock stockholders in connection with the merger will be registered with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 ("the Securities Act").

         Resales of the First Security common stock received in connection with the merger agreement will need to be in compliance with applicable state securities laws and regulations, and this compliance will be the responsibility of the selling or transferring stockholder. For most Comstock stockholders, the First Security shares received in the merger will be freely transferable.

         First Security shares received by persons who are deemed to be "affiliates" of Comstock for purposes of Rule 145 under the Securities Act, may be resold by them only in transactions permitted by such Rule, or as otherwise permitted under the Securities Act. Rule 145 applies certain of the requirements and provisions of Rule 144 (applicable to unregistered shares) to registered shares received by an affiliate of a party to a merger transaction. Rule 144, in turn, applies certain restrictions on method and amount of securities sales. As a condition to the Closing on the merger agreement, each person who is so identified is required to deliver to First Security at or prior to Closing a written agreement satisfactory to counsel for First Security that such person and his or her "associates" (as defined for purposes of Rule 145) will not offer to sell or otherwise dispose of any shares of First Security common stock issued to such person or his or her associates pursuant to the merger agreement in violation of the Securities Act or the regulations thereunder.

                        INFORMATION ABOUT FIRST SECURITY

GENERAL

         First Security is a Delaware incorporated multi-bank holding company headquartered in Salt Lake City, Utah. At December 31, 1998, First Security and its subsidiaries had total consolidated assets, deposits, and stockholders' equity of $21.7 billion, $12.7 billion and $1.6 billion, respectively. Its main executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111, telephone 801-246-6000.

         The principal assets of First Security are all of the capital stock of First Security Bank, N.A. and First Security Bank of New Mexico, N.A., both of which provide a broad range of banking, fiduciary, and other financial services. Based on assets of approximately $15.0 billion at June 30, 1998, First Security Bank, N.A. was ranked the 52nd largest commercial bank in the United States, and is the largest bank in the State of Utah and the second largest bank in the State of Idaho. First Security Bank of New Mexico, N.A. also has offices in Oregon and Wyoming. At December 31, 1998 First Security Bank, N.A. had 244 branches. Based on deposits of $1.1 billion at December 31, 1997, First Security Bank of New Mexico, N.A. was ranked the 3rd largest bank in the State of New Mexico, and the second largest in the Albuquerque market. It currently has 34 branches.

         First Security also owns 100% of the outstanding capital stock of First Security Bank of Nevada, a Nevada state bank, 100% of the shares of First Security Bank of Southern New Mexico, N.A., a national bank headquartered in Las Cruces, New Mexico, and 100% of the outstanding shares of First Security Bank of California, N.A., a national bank headquartered in Irvine, California. (All of First Security's banking subsidiaries will be referred to hereafter as "the First Security Banks".) Along with these banking organizations, First Security also directly or indirectly owns the stock of various nonbank companies engaged in businesses related to banking and finance, including management services, securities brokerage, equipment leasing, insurance and investment management, mutual funds, and a small business investment company.

         In addition to its equity investment in subsidiaries, First Security directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of First Security's annual income is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to First Security's nonbank subsidiaries.

COMPETITION

         As noted above, First Security Bank, N.A. is the largest bank in Utah, the second largest bank in Idaho, the 6th largest bank in Oregon, and the 5th largest bank in Wyoming. As also noted, First Security Bank of New Mexico, N.A. is the third largest bank in New Mexico (second largest in Albuquerque). In California, Nevada, and Southern New Mexico, First Security's banks are smaller, more localized competitors, with competition coming from a variety of larger banks and credit unions.

         First Security's banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations, and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. The First Security Banks also compete with brokerage firms and mutual funds, which provide the substantial equivalent of checking accounts, credit cards and similar devices that strongly resemble deposit products. Major retailers compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.

DESCRIPTION OF FIRST SECURITY'S CAPITAL STOCK

         The following statements are brief summaries of the material provisions relating to First Security's preferred stock and First Security common stock and are qualified in their entirety by the provisions of First Security's Certificate of Incorporation, which has been filed with the Securities and Exchange Commission. See, "Comparative Rights of Stockholders."

         PREFERRED STOCK

         The Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value ("Preferred Stock"). On December 31, 1998, there were 9,208 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the First Security common stock. The Series A Preferred Stock is convertible into the First Security common stock at a ratio of 41.00625 shares of First Security common stock for each share of Series A Preferred Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of First Security, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the First Security common stock. First Security may, at the option of the Board of Directors, redeem the whole or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

         Holders of First Security's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the First Security common stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

         The Board of Directors of First Security is authorized by the Certificate of Incorporation to provide, without further stockholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no pre-emptive rights. The Series A Preferred Stock is not publicly traded.

         COMMON STOCK

         First Security is authorized to issue 600,000,000 shares of First Security common stock with a par value of $1.25 per share. As of December 31, 1998, there were outstanding 186,712,124 (net of Treasury Stock) shares of First Security common stock. (See, "First Security Corporation Selected Financial Data, at page 11) Payment of dividends on the First Security common stock is also subject to the prior rights of First Security's outstanding Series A Preferred Stock.

         The holders of First Security common stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

         Holders of First Security common stock are entitled to receive dividends when and if declared by the Board of Directors of First Security out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of First Security's Series A Preferred Stock and any other series of Preferred Stock hereafter authorized, to receive pro rata the net assets of First Security. First Security common stock has no pre-emptive or conversion rights.

         STOCKHOLDER RIGHTS PLAN

         As of August 28, 1989, the Company adopted a Stockholder Rights Agreement ("the Plan") and the Board of Directors of the Company on that date
(a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right to attach to each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date (including the shares of First Security common stock to be issued to Comstock stockholders), and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. Technical amendments were made to the Plan twice between 1989 and October 28, 1998. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by the Company in accordance with the terms of the Plan.

         On October 26, 1998, the Company amended the price at which a registered holder would be entitled to purchase from the Company one one-thousandth of a share of the Company's Junior Series B Preferred Stock, without par value. The Exercise Price had formerly been set at $100 per right (before adjustment for the Company's 1991, 1992, 1996, 1997 and 1998 3-for-2 stock splits, or $13.17 after split adjustments), and has been amended to so as to be set at $85 per right (after adjustment for such stock splits).

         The Board also adopted a new plan with legal and technical innovations over the Plan (the "Successor Rights Plan") in its action on October 26, 1998. The Successor Rights Plan will take effect upon the expiration of the existing rights on August 28, 1999. There is no material difference between the Plan, as now amended, and the Successor Rights Plan that will be effective upon the expiration of the Plan. In connection with the Successor Rights Plan, the Board declared a dividend of one right (a "Successor Right") for each outstanding share of common stock payable on August 28, 1999 to the stockholders of record as of that date.

         First Security's rights plans are designed to protect First Security's stockholders' interests in the event of an unsolicited attempt to acquire First Security, including a gradual accumulation of shares in the open market. First Security believes that these plans provide protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair First Security's Board of Directors' ability to represent First Security's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of First Security through self-dealing transactions. First Security's rights plans are not intended to prevent a takeover of First Security. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which First Security's shares are traded. However, the exercise of Rights by some but not all of First Security's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

         Shares of First Security common stock do not have cumulative voting rights.

         First Security common stock is not subject to redemption by either First Security or a stockholder, but there is no restriction on the repurchase by First Security of shares of First Security common stock except for certain regulatory limits.

         First Security's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of First Security common stock is required to approve or authorize certain major corporate transactions involving First Security and holders of more than 10% of the First Security common stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of First Security common stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                           INFORMATION ABOUT COMSTOCK

GENERAL

         Incorporated in Nevada, Comstock is a bank holding company registered under the Bank Holding Company Act. Comstock's sole operating subsidiary is Comstock Bank, a commercial bank chartered by the State of Nevada. Comstock has no significant operations independent of Comstock Bank. Comstock Bank conducts a general banking business, including the acceptance of demand, savings, and time deposits and the making of commercial, real estate, installment and other term loans. Comstock Bank's deposit accounts are insured up to the maximum legal limits by the FDIC. Comstock Bank offers checking and savings accounts, certificates of deposit, money market and NOW accounts, and commercial real estate, residential real estate, residential construction, commercial and installment loans. Comstock Bank operates five ATM machines, one at each of its full-service branches, and offers its customers night depository services, bank-by-mail, and Visa cards.

         Comstock Bank provides its lending and deposit services primarily to businesses and individuals in the northern Nevada area. Deposits are gathered primarily from the Reno, Sparks and Carson City areas. However, Comstock Bank's lending area extends throughout all parts of northern Nevada, including Reno, Sparks, Carson City, Minden/Gardnerville, Dayton, Incline Village and other communities at Lake Tahoe.

         Comstock Bank's primary lending business is real estate construction and development loans, as well as first mortgages on existing single family homes. The majority of Comstock Bank's lending is to the real estate industry (both individual homeowners and developers), primarily in northern Nevada. Beginning in 1995, Comstock Bank began to focus on commercial lending, including commercial real estate development, and on more traditional commercial lending to the area's small businesses. In 1998, Comstock Bank's commercial loan originations totaled $110 million. Construction and development loans are higher in risk than first mortgage loans to purchasers of single family homes, because underwriting decisions on construction and development loans require reliance upon projected data and because loan repayment is dependent on the full and satisfactory completion of a construction or development project. Corresponding to the greater lending risk are generally higher interest rates, additional fee income and shorter note lives when compared to lending such as first mortgage lending.

         First mortgage lending on single family homes has been a mainstay for Comstock Bank since the mid-1980s. Typically, Comstock Bank does not retain these mortgages in its portfolio, because the long-term nature of mortgages would not match the shorter-term nature of the deposit liabilities that provide Comstock Bank with funds for lending. Because of that maturity mismatch, Comstock Bank is, like other financial institutions, subject to the risk of changes in interest rates. Comstock Bank attempts to manage interest rate risk by a number of means, including sale of mortgages and mortgage servicing rights in the secondary market. In addition to promoting interest rate risk management, sales of loans in the secondary market represent an opportunity for Comstock Bank to realize a profit on sale and obtain funds for additional lending.

         Comstock is a legal entity separate and distinct from its subsidiary. Accordingly, the right of Comstock, and thus the right of Comstock's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Comstock's revenues are dividends and fees from its subsidiary. See, "Regulation And Supervision -- Limits On Dividends And Other Payments" for a discussion of the restrictions on Comstock Bank's ability to pay dividends to Comstock.

         At December 31, 1998, Comstock's total assets were $225.15 million, its total deposits were $196.25 million, and its total stockholders' equity was $21.59 million. In 1998, Comstock Bank originated $303.15 million of loans, of which $162.81 million (53.7%) were 1-to-4 family mortgage loans sold in the secondary market, which exceeded Comstock Bank's total average assets in 1998 of $209.44 million.

         Comstock's executive offices are located at 6275 Neil Road, Reno, Nevada 89511, and its telephone number is (775) 824-7100. Comstock common stock is traded on the Nasdaq SmallCap Market under the symbol "LODE". As of March 19, 1999, there were approximately 5,113,900 shares outstanding.

SUPERVISION AND REGULATION

         The following discussion of federal and state laws governing banks and bank holding companies is a summary only and does not purport to be complete. The following discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions discussed. Changes in applicable law or in the policies of various regulatory authorities could have a material effect on the business and prospects of First Security, First Security Bank of Nevada, Comstock and Comstock Bank.

         Each of First Security and Comstock is a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, they are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System, acting primarily through the Federal Reserve Bank of San Francisco. First Security and Comstock are required to file annual reports with the Federal Reserve Board and to provide the Federal Reserve Board such additional information as the Federal Reserve Board may require. Comstock Bank is a Nevada-chartered commercial bank, and each of First Security's subsidiary banks is a state-chartered or nationally chartered bank. As FDIC member institutions, the deposits of First Security's subsidiary banks and Comstock Bank are insured to a maximum of $100,000 per depositor through the Bank Insurance Fund administered by the FDIC. As a Nevada-chartered, non-member bank, Comstock Bank is primarily regulated by the FDIC and the Nevada Division of Financial Institutions. First Security's subsidiary banks are regulated by the Federal Reserve Board or the Comptroller of the Currency and, in the case of state-chartered institutions, by the state banking regulator under the law of the state of their organization.

         First Security and its subsidiary banks, Comstock and Comstock Bank are subject to federal and state banking laws. These federal and state laws are intended to protect depositors, not stockholders. Federal and state laws applicable to financial institution holding companies and their financial institution subsidiaries regulate the range of permissible business activities, investments, reserves against deposits, capital levels, lending activities and practices, the nature and amount of collateral for loans, establishment of branches, mergers, dividends and a variety of other important matters.

         First Security's subsidiary banks and Comstock Bank are subject to detailed, complex and sometimes overlapping federal and state statutes and regulations in their routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act.

         First Security's subsidiary banks and Comstock Bank are subject to Federal Reserve Board regulations that require depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). Because required reserves are commonly maintained in the form of vault cash or in a noninterest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 expanded significantly the authority of federal agencies to regulate the activities of federally chartered and state-chartered financial institutions and their holding companies. The Federal Reserve Board and the FDIC have extensive authority to prevent and to remedy unsafe and unsound practices and violations of applicable laws and regulations by institutions and their holding companies. The agencies may assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. In addition, the Superintendent of the Nevada Division of Financial Institutions possesses enforcement powers in order to address violations of Nevada banking law by Nevada-chartered banks.

REGULATION OF BANK HOLDING COMPANIES

         Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (i) directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, the acquiring company would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company. The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

         With certain exceptions, the Bank Holding Company Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities that, by statute or by Federal Reserve Board regulation or order, have been determined to be activities so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto. In making this determination, the Federal Reserve Board considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency in resources, that will outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

         Some of the activities determined by Federal Reserve Board regulation to be incidental to the business of banking are: making or servicing loans or certain types of leases; engaging in certain insurance and discount brokerage activities; performing certain data processing services; providing securities brokerage services; acting in certain circumstances as a fiduciary or investment or financial advisor; and making investments in certain corporations or projects designed primarily to promote community welfare. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer-receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of
Section 20 of the Glass-Steagall Act. In limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries.

         It is Federal Reserve Board policy that bank holding companies serve as a source of strength for their subsidiary banking institutions. The Federal Reserve Board considers the adequacy of a bank holding company's capital on essentially the same risk-adjusted basis as capital adequacy is determined by the FDIC at the bank subsidiary level. In the case of a bank holding company with less than $150 million in total consolidated assets, the Federal Reserve Board's regulations provide that the capital adequacy requirements will generally be applied on a bank-only basis (rather than on a consolidated basis). In general, bank holding companies are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and Tier 1 capital (consisting principally of stockholders' equity) of at least 4%. Bank holding companies are also subject to a leverage ratio requirement. The minimum required leverage ratio for the highest rated companies is 3%. The minimum required leverage ratio for all other bank holding companies is 4% or higher. See, " - Capital."

         Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions could limit a bank holding company's ability to obtain funds from a subsidiary bank for the bank holding company's cash needs, including funds for payment of dividends, interest and operating expenses. Furthermore, under the Bank Holding Company Act and regulations of the Federal Reserve Board, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, neither First Security Bank of Nevada nor Comstock Bank generally may require a customer to obtain other services from the bank or its holding company as a condition to an extension of credit to the customer, and may not require that customer to promise not to obtain other services from a competitor.

FEDERAL DEPOSIT INSURANCE

         The FDIC insures deposits of federally insured banks, savings banks and savings associations and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

         Deposits in FDIC member institutions are insured to a maximum of $100,000 per depositor. Banks are required to pay semiannual deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. Currently, insurance fund assessments range from zero for well-capitalized institutions to 0.27% of deposits for institutions that are not well capitalized (with a statutory minimum of $2,000 paid by all institutions). Comstock Bank's current assessment rate is .003% annually, including payments by Comstock Bank for interest on the FICO Bonds discussed below.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

         The Economic Growth and Regulatory Paperwork Reduction Act of 1996 enacted on September 30, 1996 provides that, beginning with semi-annual periods after December 31, 1996, Bank Insurance Fund deposits will also be assessed to pay interest on the bonds issued in the late 1980s by the Financing Corporation ("FICO BONDS"). The FICO Bonds were issued for the purpose of recapitalizing the now defunct Federal Savings and Loan Insurance Corporation, which had been the principal insurer of savings association deposits. For purposes of the assessments to pay interest on the FICO Bonds, Bank Insurance Fund deposits will be assessed at a rate of 20% of the assessment rate applicable to Savings Association Insurance Fund deposits until December 31, 1999. After the earlier of December 31, 1999 or the date on which the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin. The assessments to pay interest on the FICO Bonds are not expected by First Security or Comstock to have a material effect on First Security or Comstock or their subsidiary banks.

INTERSTATE BANKING AND BRANCHING

         The Reigle-Neal Interstate Banking and Branching Efficiency Act was enacted in 1994 to ease restrictions on interstate banking. The Reigle-Neal Act allows the Federal Reserve Board to approve an application by an adequately capitalized and adequately managed bank holding company to acquire a bank located in a state other than the acquiring company's home state without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (up to five years) specified by the statutory law of the acquired, or "target," bank's state. The Reigle-Neal Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state that may be held or controlled by a bank or bank holding company if the limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act. Nevada Revised Statutes Sections 666.305 et seq. allow interstate bank merger transactions involving Nevada-chartered banks, subject to approval by the State of Nevada.

         Branching between states may be accomplished by merging commonly controlled banks located in different states into one legal entity. Branching may also be accomplished by establishing de novo branches or acquiring branches in another state. A branch of an out-of-state bank operating in another state, or "host state," is subject to the law of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches.

         The Riegle-Neal Act authorizes the FDIC to approve interstate branching de novo by state-chartered banks solely in states that specifically allow for such branching. The FDIC recently adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the new interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

CAPITAL

         The Federal Reserve Board and the FDIC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company, bank or savings bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy applicable capital guidelines could subject a banking institution to a variety of enforcement actions by federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

         In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

         Current risk-based capital guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes common stockholders' equity, qualifying perpetual preferred stock (within limits and subject to certain conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: (i) the allowance for loan losses up to 1.25% of risk-weighted assets;
(ii) any qualifying perpetual preferred stock exceeding the amount that may be included in Tier 1 capital; (iii) hybrid capital instruments; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital, less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

         The FDIC has added a market risk component to the capital requirements of nonmember banks and savings banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of other factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors. Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be drawn from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the FDIC, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company.

         The Federal Reserve Board and the FDIC have also established a minimum leverage ratio of 3%. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the Federal Reserve Board and the FDIC expect an additional cushion of at least 100 to 200 basis points. The leverage ratio represents Tier 1 capital as a percentage of total assets, less intangibles. At December 31, 1998, First Security, First Security Bank of Nevada, Comstock and Comstock Bank were in compliance with all regulatory capital requirements.

         In order to resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on (i) its total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio and (ii) certain subjective factors. The categories are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, certain aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take certain specified actions in order to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.

         The following table illustrates the capital and prompt corrective action guidelines applicable to First Security and its banking subsidiaries and to Comstock and Comstock Bank, as well as their total risk-based capital ratios, Tier 1 capital ratios and leverage ratios as of December 31, 1998.

                                                                       MINIMUM         MINIMUM NECESSARY TO
                                                    AT             NECESSARY TO BE               BE
                                             DECEMBER 31, 1998    WELL CAPITALIZED     ADEQUATELY CAPITALIZED
                                             -----------------    ----------------     ----------------------
FIRST SECURITY CORPORATION
AND SUBSIDIARIES:
Total Risk-Based Capital Ratio                     11.31%                10.00%                  8.00%
Tier 1 Risk-Based Capital Ratio                     9.10%                 6.00%                  4.00%
Leverage Ratio                                      6.90%                 5.00%                  3.00%

COMSTOCK AND COMSTOCK
BANK:

                                            COMSTOCK
                                              BANK        COMSTOCK
                                            --------      --------
Total Risk-Based Capital Ratio               13.50%         14.78%       10.00%                  8.00%
Tier 1 Risk-Based Capital Ratio              12.44%         13.76%        6.00%                  4.00%
Leverage Ratio                                8.49%          9.72%        5.00%                  3.00%

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         The ability of a bank holding company to obtain funds for the payment of dividends and for other cash requirements is dependent on the amount of dividends that may be declared by its subsidiary banks. A state-chartered bank's ability to pay dividends may be affected both by state banking laws and federal banking agencies' capital adequacy guidelines. Moreover, regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice. Comstock is not subject directly to the Nevada banking statutes that regulate the payment of dividends. However, because the ultimate source of dividends to stockholders of Comstock is dividends received from Comstock Bank, dividends payable to stockholders of Comstock depend on the earnings of Comstock Bank, Comstock Bank's financial condition, Comstock Bank's need for funds and applicable government policies and regulations.

         In general, the directors of a Nevada-chartered bank may declare out of net profits a dividend or distribution in an amount the directors judge expedient, provided that (i) at least 10% of net profit from the prior fiscal year is transferred to surplus and (ii) the bank's surplus equals or exceeds the bank's initial stockholders' equity. A Nevada-chartered bank is prohibited from paying a dividend in excess of its undivided profits unless the bank's stockholders' equity is at least equal to 6% of the bank's total deposit liabilities. Under the general corporation law provisions of the Nevada Revised Statutes (to which both Comstock and Comstock Bank are subject), in no event may a corporation pay dividends if, after giving effect to payment of the dividend, the corporation would be unable to pay its debts as they become due or the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights (if any) upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend distribution.

         Under the Federal Deposit Insurance Act and prompt corrective action regulations of the FDIC, Comstock Bank would be prohibited from making any capital distributions if, after the distribution, Comstock Bank would have (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. Comstock Bank currently satisfies all of its regulatory capital requirements.

         The Federal Reserve Board's policy statement governing payment of cash dividends provides that a bank holding company should not pay cash dividends on common stock unless (i) the organization's net income for the past year is sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. For small bank holding companies (those with less than $150 million in assets), the Federal Reserve Board's position is that such companies should not pay dividends so long as they have a debt-to-equity ratio of 1:1 or greater.

TRANSACTIONS WITH AFFILIATES

         Although Comstock Bank is not a member bank of the Federal Reserve System, under the Federal Deposit Insurance Act it is required to comply with Sections 23A and 23B of the Federal Reserve Act (pertaining to transactions with affiliates) in the same manner and to the same extent as member banks. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes making loans, purchasing assets, issuing a guarantee and other similar types of transactions.

         First Security's subsidiary banks' and Comstock Bank's authority to extend credit to executive officers, directors and greater than 10% stockholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to such persons based, in part, on the bank's capital position, and require certain approval procedures to be followed. Under Section 22(h), loans to an executive officer, director, or greater than 10% stockholder (a "principal stockholder") of a bank, and certain affiliated entities of either, together with all other outstanding loans to such persons and affiliated entities, may not exceed the bank's loans-to-one-borrower limit, which in general terms is 15% of tangible capital but can be higher in certain circumstances. Section 22(h) also prohibits loans in excess of the greater of 5% of capital or $25,000 to directors, executive officers and principal stockholders, and their respective affiliates, unless the loans are approved in advance by a majority of the board of directors, with any "interested" director not participating in the voting. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions.

COMMUNITY REINVESTMENT ACT

         Under the Community Reinvestment Act of 1977 (the "CRA") and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system:
Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

         At the most recent CRA examination of Comstock Bank, dated November 4, 1996, Comstock Bank received a CRA performance rating of "Satisfactory." Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution.

CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the twenty years that the CRA has existed, and particularly in the last decade, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

FEDERAL HOME LOAN BANKS

         The Federal Home Loan Banks serve as credit sources for their members. As a member of the FHLB of San Francisco, Comstock Bank is required to maintain an investment in the capital stock of the FHLB of San Francisco in an amount calculated by reference to the member institution's assets and the amount of loans, or "advances," from the FHLB. Comstock Bank is in compliance, with an investment in FHLB of San Francisco stock of $843,200 at December 31, 1998. Comstock Bank obtains funds on a secured basis from the FHLB of San Francisco pursuant to an "Advances and Security Agreement."

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLB. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers.

NEVADA BANK REGULATION

         Nevada law prescribes the permissible investments and activities of Nevada banks, including the types of loans and investments such institutions may make. The ability of Nevada-chartered banks to engage in state-authorized activities is also subject to oversight and approval by the FDIC. The State of Nevada also has approval authority over establishment of branches and mergers involving or acquisitions of control of Nevada banks, and Nevada may also initiate supervisory or enforcement actions against a Nevada bank. If any of the grounds set forth in Nevada law exists for doing so, the State of Nevada may place a Nevada bank in conservatorship or receivership.

MONETARY POLICY

         The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve Board. An important function of the Federal Reserve System is regulation of aggregate national credit and money supply. The Federal Reserve Board accomplishes these goals with measures such as open market dealings in securities, establishment of the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions' loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government. Federal Reserve Board monetary policy has had a significant effect on the operating results of financial institutions in the past, and it can be expected to influence operating results in the future.

BANK REGULATORY DEVELOPMENTS

         The laws and regulations affecting banks and bank holding companies have changed significantly over recent years. Additional changes can be expected in the future. Like administrations before it, the current administration has considered consolidation of bank regulatory responsibilities now administered by four separate banking agencies. Over the same time period, Congress has proposed additional restrictions on the powers of bank holding companies, thrift holding companies and their affiliates, as well as expanded powers for bank holding companies, thrift holding companies and their affiliates, including securities- and insurance-related powers.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

         Upon consummation of the merger, the Comstock stockholders will become stockholders of First Security whose rights will (i) cease to be defined and governed by Nevada law and will be defined and governed by applicable Delaware law and (ii) cease to be defined and governed by the articles of incorporation and bylaws of Comstock and will be defined and governed by the First Security Certificate of Incorporation and the First Security Bylaws. Certain provisions of the First Security Certificate of Incorporation and the First Security Bylaws alter the rights of stockholders from those that Comstock stockholders presently have and also alter certain powers of management. These provisions are summarized below. This summary is qualified in its entirety by reference to the First Security Certificate of Incorporation, the First Security Bylaws, the Restated Articles of Incorporation of Comstock (the "Comstock Articles"), the Bylaws of Comstock (the "Comstock Bylaws") and applicable law. In addition, First Security could implement certain other changes by amending the First Security Certificate of Incorporation or the First Security Bylaws.

CERTAIN DIFFERENCES BETWEEN NEVADA AND DELAWARE CORPORATE LAWS

         Applicable Delaware law governs the rights of First Security stockholders and will govern the rights of Comstock stockholders who become stockholders of First Security. The Nevada corporate laws and applicable Delaware law differ in many respects. Certain of the significant differences that could materially affect the rights of Comstock stockholders are discussed below.

AUTHORIZED CAPITAL STOCK

         COMSTOCK

         Under Comstock's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 15,000,000 shares of Common Stock, $.01 par value. All shares of Comstock common stock are identical in rights and have one vote. The holders of Comstock common stock are entitled to such dividends as may be declared from time to time by the Comstock Board of Directors from funds available therefor, subject to certain restrictions, and upon liquidation are entitled to receive pro rata all assets of Comstock available for distribution to such holders after provision for liabilities.

         FIRST SECURITY

         Under First Security's Certificate of Incorporation, First Security is authorized to issue 600,000,000 shares of common stock and 400,000 shares of preferred stock. All shares of First Security common stock are identical in rights and have one vote. All shares of preferred stock also have one vote.

         The First Security common stock to be issued in the merger will be newly issued from authorized and unissued First Security common stock. The First Security common stock, when delivered pursuant to the merger agreement, will be duly authorized and validly issued, fully paid and non-assessable, which status will be supported by an opinion of First Security's counsel.

         First Security's Certificate of Incorporation provides that its Board of Directors can issue preferred stock in one or more series and with such terms and at such times and for such consideration as the First Security Board of Directors may determine. The authority of the First Security Board of Directors includes the determination or fixing of the following with respect to shares of any series thereof: (a) the number of shares and designation or title thereof;
(b) rights as to dividends; (c) whether and upon what terms the shares are to be redeemable; (d) rights and preferences of the holders upon the liquidation, dissolution or winding up of First Security; (e) whether the shares are to be subject to a retirement or sinking fund; (f) whether and upon what terms the shares are convertible; (g) the voting rights, if any; (h) whether the issuance of any additional shares of a series shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any other series; and (i) any other preferences, privileges, powers or relative rights specified by the Board of Directors.

         On August 28, 1989, First Security's Board of Directors adopted a Stockholder Rights Plan whereby each First Security stockholder is issued rights to acquire a new class of junior preferred stock, which rights could also be expanded by the First Security Board of Directors to allow the purchase of additional shares of First Security under certain circumstances involving the acquisition of certain amounts of First Security stock by a third party. (See, "Information About First Security--Description of First Security's Capital Stock--Common Stock.").

DIRECTORS

         NUMBER

         Comstock's Bylaws provide that the number of its directors shall be not less than 5 nor more than 20, with the exact number to be set from time to time by the Board of Directors. Currently, Comstock has 9 directors. First Security's Bylaws provide that the number of its directors shall be not less than six nor more than thirty, with the exact number to be established from time to time by resolution of the Board of Directors. Currently, First Security has 20 directors.

         ELECTION

         Both applicable Nevada law and applicable Delaware law provide that members of the board of directors are elected by a plurality vote of the stockholders, with each share being entitled to one vote, unless the articles or certificate of incorporation provide otherwise.

         REMOVAL

         Applicable Nevada law provides that one or more directors of a corporation may be removed with or without cause, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, subject to certain conditions. These conditions include certain voting requirements applicable to corporations having cumulative voting rights and to the removal of a member of a board who is elected by a single class. The Comstock Board of Directors is not classified. Comstock stockholders may not cumulate votes for directors.

         Under applicable Delaware law any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Applicable Delaware law also provides additional requirements for the removal of a member of a board which is classified as to term or elected by a single class or elected by classes possessing cumulative voting rights. However, these additional requirements do not apply to First Security, as the Board of Directors of First Security is not classified and none of First Security's shares of capital stock possesses any cumulative voting rights.

         INDEMNIFICATION

         Both the Nevada and applicable Delaware laws provide that a director, employee, officer or agent of a corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, both the Nevada and applicable Delaware laws provide that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. On the other hand, if he/she prevails, indemnification is mandatory. See the following subsection captioned "Directors' and Officer's Liability" for a discussion of the differences in the standards of liability for Comstock directors compared to First Security directors.

         Both applicable Delaware law and applicable Nevada law provide that the determination of whether an officer or director is entitled to indemnification (that is, whether or not the person has met the statutory standard of conduct required for indemnification) is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding in question, or (2) if such a quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         First Security's Articles of Incorporation, as amended, provide for indemnification of such persons to the full extent allowed by applicable law. Comstock has similar broad indemnification provisions.

         DIRECTOR'S AND OFFICER'S LIABILITY

         The Nevada and Delaware Statutes both allow a corporation to include, in its articles or certificate of incorporation, a provision that limits or eliminates the personal liability of an officer (Nevada only) or a director to the corporation and its stockholders for monetary damages for such person's breach of fiduciary duty, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation (Delaware only); (ii) for acts or omissions not in good faith or involving fraud (Nevada only), intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit (Delaware only).

         These provisions have the effect of protecting a corporation's directors against personal liability from breaches of their duty of care. First Security, with the approval of its stockholders, amended its Certificate of Incorporation to include such provisions in 1989. Comstock's Articles of Incorporation contain a similar provision.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF FIRST SECURITY, FIRST SECURITY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY FIRST SECURITY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, FIRST SECURITY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

         TRANSACTIONS INVOLVING INTERESTED DIRECTORS

         Applicable Delaware law states that a transaction involving an interested director of a Delaware corporation is not void or voidable if (a) the director's interest in the transaction is disclosed to the board and a majority of the disinterested directors approve it, (b) the interest is disclosed to the stockholders and the transaction is approved by a majority of the stockholders, or (c) the transaction is fair to the corporation. Applicable Nevada law contains a similar provision, except that the board of directors may approve the transaction only if the vote is sufficient without counting the vote of the interested directors.

REPURCHASE AND REDEMPTION OF SHARES

         Applicable Delaware law permits a corporation to redeem or repurchase any of its shares for cash, other property or a promissory note except when the capital of the corporation is impaired, or when such repurchase or redemption would impair any capital of the corporation. Applicable Nevada law is silent on this point.

PAYMENT OF DIVIDENDS TO STOCKHOLDERS

         Holders of Comstock common stock are entitled to share ratably in such cash dividends as may be declared from time to time by Comstock's Board of Directors out of funds legally available therefor, subject to certain restrictions. Under applicable Nevada law, Comstock may only declare dividends on its capital stock if the corporation would not be rendered insolvent.

         Applicable Delaware law allows a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends upon its shares of capital stock either out of its surplus (as determined under the statute) or, in the event there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further restrictions on dividends apply in the event a corporation has issued shares possessing a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. First Security's restated Certificate of Incorporation grants to the Board of Directors the power to declare dividends on its Common Stock, subject to any dividend or sinking fund requirements pertaining to its Preferred Stock. First Security is also subject to restrictions on its dividend paying ability under banking laws.

ASSESSMENTS

         All outstanding shares of Comstock and First Security are fully paid and nonassessable.

PREEMPTIVE RIGHTS

         Comstock stockholders do not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares unless provided otherwise in the Articles of Incorporation. Delaware law does not provide for preemptive rights unless expressly provided in the Certificate of Incorporation. First Security's Certificate does not provide for preemptive rights.

AMENDMENTS TO ARTICLES OR CERTIFICATE OF INCORPORATION

         Applicable Delaware law permits the board of directors of a Delaware corporation to adopt a resolution of its own volition setting forth a proposed amendment to the corporation's certificate of incorporation and directing that such proposed amendments be submitted to a vote at a meeting of stockholders. Upon the written request of the holders of not less than 10% of the shares entitled to vote upon a proposed amendment, the board of directors is required to adopt a resolution setting forth the requested amendment and directing that the amendment be submitted to a vote at a meeting of stockholders.

         Applicable Nevada law similarly permits the board of directors of a Nevada corporation to adopt a resolution proposing changes to the corporation's articles of incorporation and directing that such proposed amendments be submitted to a vote at a stockholders meeting.

         The voting requirements for stockholder approval of proposed amendments under applicable Nevada law and applicable Delaware law both generally require a majority vote of the shares entitled to vote on such amendments.

AMENDMENTS TO BYLAWS

         Applicable Nevada law provides that, unless the power to amend a corporation's bylaws is reserved to its stockholders by its articles of incorporation, the bylaws may be amended by the Board of Directors. Comstock has made no such reservation.

         Applicable Delaware law provides that stockholders may amend the bylaws of a corporation, provided that the corporation may, in its articles of incorporation, also confer such power upon the board of directors. First Security's Certificate of Incorporation expressly authorizes its Board of Directors to amend its Bylaws.

STOCKHOLDER APPROVAL OF MERGERS AND OTHER BUSINESS COMBINATIONS

         Applicable Nevada law requires that any proposed exchange, merger or consolidation of a corporation must be approved by the holders of a majority of the outstanding shares entitled to vote.

         Applicable Delaware law provides that a merger, consolidation, sale, lease or exchange of all or substantially all of its assets may be effected upon a vote of the holders of a majority of a corporation's outstanding shares. Delaware law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged or becomes a treasury share of the surviving corporation, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

         In February 1988, applicable Delaware law was amended to prohibit certain business combinations (generally mergers, consolidations and sales of 10% or more of a corporation's assets) between Delaware corporations and "Interested Stockholders." As defined under applicable Delaware law, Interested Stockholders are persons who alone, or together with their affiliates, beneficially own 15% or more of the outstanding stock of a corporation. Applicable Delaware law bars business combinations between an Interested Stockholder and the corporation for a period of three years after any such person or group has become an Interested Stockholder. Applicable Delaware law contains exceptions to the prohibition which allows such combinations if, as a result of the transaction which causes a person to become an Interested Stockholder, such person owns 85% or more of the outstanding voting stock (with certain exceptions). Another provision exempts from the coverage of applicable Delaware law any transaction approved by the corporation's board of directors and two-thirds of the outstanding voting stock not held by the Interested Stockholder. First Security's Certificate of Incorporation provides for super-majority voting requirements in certain cases of non-consensual merger votes.

         Applicable Nevada law similarly prohibits such business combinations between Nevada corporations and interested stockholders for a period of 3 years after the interested stockholder's date of acquiring shares unless the combination or the purchase of the shares, made by the interested stockholder is approved by the board of directors. Applicable Nevada law also prohibits such business combinations after the expiration of 3 years after the interested stockholder's date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 to 78.444 inclusive with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder. Applicable Nevada law defines interested stockholders to include persons who, alone or together with affiliates, beneficially own 10% of the outstanding stock of the corporation. A Nevada corporation may opt-out of the application of these provisions under certain circumstances. Comstock's Articles of Incorporation provide that the Nevada statute governing combinations with interested stockholders shall apply to Comstock.

         Applicable Nevada law also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless such voting rights are approved by a majority of the voting powers of the corporation. A Nevada corporation may opt-out of the application of these provisions under certain circumstances. Comstock has not opted out of the application of this statute. Applicable Delaware law contains no such provision.

         Nevada law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing articles of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

RIGHTS OF DISSENTING STOCKHOLDERS

         Sections 92A.300 to 92A.500 of applicable Nevada law provide statutory appraisal rights to certain stockholders who may dissent from certain corporate reorganizations such as mergers or sales of all or substantially all of the institution's assets. Under applicable Nevada law, stockholders are not entitled to dissenters' rights in the event of a merger if, on the Record Date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger is to be acted on, the shares are listed on a national securities exchange, included in the NASDAQ National Market System, or are held by at least 2,000 stockholders of record, unless an exception applies.

         Applicable Delaware law provides appraisal rights only in the case of a statutory merger, consolidation or sale of substantially all the assets of a corporation, except that such rights are not available in cases in which the corporation is to be the surviving corporation and no vote of its stockholders is required for such transaction or, unless otherwise provided in the certificate of incorporation, in cases in which the consideration for such transaction is shares of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger, consolidation or sale to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are all listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. The Certificate of Incorporation of First Security does not provide for greater appraisal rights than those set forth in applicable Delaware law.

         First Security stockholders are not entitled to dissent from or vote on the merger.

ANNUAL MEETINGS OF STOCKHOLDERS

         Applicable Delaware law authorizes the Delaware Chancery Court to order a Delaware corporation to hold an election of directors upon an application by any stockholder or director if an annual meeting of the stockholders has not been held for 13 months. Applicable Nevada law authorizes a Nevada Court to similarly order the election of directors of a Nevada corporation upon application by a stockholder who holds not less than 15% of the voting power if an annual meeting of stockholders has not been held for 18 months.

SPECIAL MEETINGS OF STOCKHOLDERS

         Applicable Nevada law provides that special meetings of a corporation's stockholders may be called by the board of directors, the holders of at least one-tenth of all the votes entitled to be cast on the subject matter of the meeting, or by such other persons as are designated in the corporation's articles of incorporation or bylaws. Comstock's Bylaws authorize the Chairman and the President to call a special meeting.

         Under applicable Delaware law, special meetings of stockholders of a corporation may be called by the board of directors or by such persons as are authorized by the corporation's certificate of incorporation or bylaws. First Security's Bylaws provide that such meetings may also be called by the President, and shall be called by the President or the Secretary at the written request of stockholders owning not less than a majority of all shares issued and outstanding and entitled to vote on any proposal to be submitted to the meeting. Applicable Nevada law is similar to applicable Delaware law concerning meetings of stockholders in general, although applicable Nevada law is silent as to any distinction between regular and special meetings of stockholders.

STOCKHOLDER CONSENT TO ACTION WITHOUT A MEETING

         Under applicable Nevada law, any action which may be taken at any meeting of stockholders may be taken without a meeting and a vote if a written consent stating the action is signed by a majority of the stockholders entitled to vote with respect to the subject matter thereof, unless the corporation's articles of incorporation provide otherwise. Comstock's articles of incorporation do not restrict this right.

         Applicable Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any meeting of stockholders may be taken without a meeting, prior notice or a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action if the action were taken at a meeting. First Security's Certificate of Incorporation does not prohibit such actions by written consent.

STOCKHOLDER INSPECTION OF RECORDS

         Applicable Delaware law grants every stockholder the right to inspect a Delaware corporation's stockholder register and other books and records. Applicable Nevada law states that any stockholder who holds at least 5% of the outstanding stock or a person who has been a stockholder of record for at least six months immediately preceding his demand is entitled to inspect the corporation's articles of incorporation, bylaws and stock ledger.


                      [This Space Left Blank Intentionally]

                THE 1999 ANNUAL MEETING OF COMSTOCK STOCKHOLDERS

DATE, TIME AND PLACE

         This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Comstock for use at the 1999 Annual Meeting of Comstock stockholders. The Annual Meeting will be held on Wednesday, April 28, 1999, at 4:00 p.m. Pacific Time in the Conference Center on the second floor of Comstock Bank's Administrative Headquarters, 6275 Neil Road, Reno, Nevada.

PURPOSE

         At the Annual Meeting, holders of Comstock common stock, par value $.01 per share, will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of January 12, 1999 by and between First Security, its subsidiary First Security Bank of Nevada, Comstock and its subsidiary Comstock Bank. The Agreement and Plan of Reorganization provides that Comstock will merge with and into First Security, a Delaware corporation, and that First Security will be the surviving corporation.

         Stockholders will also be asked to consider and vote upon election of directors to serve until the 2000 Annual Meeting of Stockholders or until the merger of Comstock with and into First Security is completed. Lastly, stockholders of Comstock will be asked to consider and vote upon ratification of the Board of Directors' appointment of Kafoury, Armstrong & Company to serve as independent auditors of Comstock for the year ending December 31, 1999, or until the merger is completed.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The Record Date for the determination of Comstock stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on March 19, 1999. As of the Record Date, there were approximately 5,113,900 shares of Comstock common stock issued and outstanding. The Comstock common stock was held on that date by approximately 437 stockholders of record. Holders of Comstock common stock on the March 19, 1999 record date are entitled to one vote per share on each matter to be acted upon at the Annual Meeting. Comstock stockholders are not entitled to vote cumulatively in the election or removal of directors or otherwise. Holders of Comstock common stock on the March 19, 1999 record date are entitled to exercise dissenters' rights on the proposal to approve and adopt the merger agreement. See, "Rights Of Dissenting Stockholders."

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of Comstock common stock is required to adopt the merger agreement. Accordingly, the affirmative vote of approximately 2,556,451 shares of Comstock common stock is required to adopt the merger agreement. Failure to vote is equivalent to voting against the merger agreement. Of the 5,113,900 shares of Comstock common stock issued and outstanding on the March 19, 1999 record date, directors and executive officers are entitled to vote 794,156 shares, representing approximately 15.5% of the Comstock common stock. See, " - Voting Securities and Principal Holders Thereof."

         Directors of Comstock are elected by plurality vote, meaning the nominees receiving the greatest number of votes are elected. Therefore, abstentions will have no effect on the election of directors.

VOTING AND REVOCATION OF PROXIES

         Comstock stockholders are requested to complete, date and sign the accompanying proxy and return it promptly in the accompanying postage-prepaid envelope.

         Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the instructions noted thereon. If no instructions are given, proxies will be voted FOR adoption of the merger agreement, FOR election of nominees identified herein to serve as directors and FOR ratification of the Board of Directors' appointment of Kafoury, Armstrong & Company to serve as independent auditors. Proxies solicited hereby may be used at the Annual Meeting only and will not be used for any other meeting.

         Unless revoked, the shares represented by proxies will be voted at the Annual Meeting. Stockholders who execute proxies retain the right to revoke them at any time before completion of the meeting, but revocation will not affect a vote previously taken. The presence of a stockholder at the meeting will not automatically revoke such stockholder's proxy. A stockholder may revoke a proxy at any time prior to its exercise by

         - delivering to the Secretary of Comstock a written notice of revocation prior to the meeting;

         - delivering to the Secretary prior to the meeting a duly executed proxy bearing a later date; or

         - attending the meeting and filing a written notice of revocation with the Secretary.

Any written notice revoking a proxy should be delivered to Mr. Larry A. Platz, President and Secretary of Comstock, P.O. Box 7610, Reno, Nevada 89510-7610 (by mail, or to Mr. Platz at Comstock, 6275 Neil Road, Reno, Nevada 89511 if by overnight courier).

QUORUM; BROKER NON-VOTES

         The required quorum for the transaction of business at the meeting is a majority of the shares of Comstock common stock issued and outstanding on the March 19, 1999 Record Date and entitled to vote, whether represented in person or by proxy. If a quorum is not obtained, or if fewer shares of Comstock common stock than the number required are voted in favor of the merger agreement, the Annual Meeting may be postponed or adjourned to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

         Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Comstock common stock, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Directors of Comstock are elected by plurality vote. Therefore, abstentions will have no effect on the election of directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On the date the merger agreement was executed, each of the directors of Comstock entered into a Stockholder Voting Agreement with First Security as an inducement for First Security to enter into the merger agreement. The Stockholder Voting Agreement provides that each of the directors executing the Stockholder Voting Agreement:

         - is required to vote his Comstock common stock in favor of the merger;

         - may not sell, agree to sell or grant a proxy to vote any Comstock common stock owned by him or thereafter acquired by him, except for a proxy in favor of First Security or in favor of the merger; and

         - may not solicit or encourage a competing acquisition proposal or furnish information to or cooperate with a competing bidder for Comstock.

However, the Stockholder Voting Agreement provides that the directors executing the Stockholder Voting Agreement are not required to take any action that would, in the reasonable opinion of their legal counsel, violate any duties imposed by law. The obligations represented by the Stockholder Voting Agreement terminate on the earlier to occur of termination of the merger agreement or consummation of the merger contemplated thereby.

         Together, the directors who executed the Stockholder Voting Agreement own or exercise voting power over approximately 794,156 shares of Comstock common stock outstanding on the March 19, 1999 record date, or 15.5% of the voting power.

         The following tables indicate the beneficial ownership of common stock as of February 28, 1999 (i) by directors and executive officers of Comstock,
(ii) by each person who is known by Comstock to own beneficially more than 5% of the outstanding shares of Comstock common stock (showing the owner's address as well), and (iii) by all directors and executive officers of Comstock as a group. Information concerning the number of shares of common stock beneficially owned by the persons identified in the table under the caption "Certain Stockholders" is derived from Schedules 13D filed by such persons with the Securities and Exchange Commission for the purpose of reporting their beneficial ownership of common stock. For purposes of the following tables, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire such beneficial ownership within 60 days.

                                            SHARES OF           PERCENT OF
CERTAIN STOCKHOLDERS                       COMMON STOCK           CLASS
--------------------                       ------------         ----------
Lee Deitrich                                 400,000               7.83%
7090 Morley Road
Painesville, Ohio 44077

Umberto Fedeli                               420,000               8.22%
5005 Rockside Road, 5th Floor
Independence, Ohio 44131

Lawrence G. Loxterman                        370,460               7.25%
270 Barrington Ridge Road
Painesville, Ohio 44077

William H. Loxterman                         348,460               6.82%
10100 Hoose Road
Mentor, Ohio 44060

Resource Management, Inc.                    385,000(1)            7.54%
Dba Gelfand/Maxus Asset Management
1301 East Ninth Street, Suite 3600
Cleveland, Ohio 44114


                   [See also the table on the following page]

                                                                       SHARES
                                                                     ACQUIRABLE
                                                                      WITHIN 60
          DIRECTORS, NOMINEES                          SHARES OF      DAYS UPON        PERCENT
                 AND                                    COMMON       EXERCISE OF          OF
          EXECUTIVE OFFICERS                            STOCK          OPTIONS          CLASS
          ------------------                          ----------     ------------      --------
Edward E. Allison ..............................         4,730          12,400            (2)

Robert N. Barone ...............................       400,068(3)            0          7.83%
6275 Neil Road
Reno, Nevada 89511

Stephen C. Benna ...............................           400           4,600            (2)

John A. Coombs .................................        24,598               0            (2)

Michael W. Dyer ................................        65,374               0          1.28%

Mervyn J. Matorian .............................        20,642               0            (2)
                                                                                          (2)
Samuel P. McMullen .............................           590          11,000

Larry A. Platz .................................       277,254               0          5.43%
6275 Neil Road
Reno, Nevada 89511

Ronald R. Zideck ...............................           500               0            (2)

Directors (inc. nominees)and Executive
Officers as a group (9 persons).................       794,156          28,000          16.01%

         NOTES TO PREVIOUS TABLES:

(1) Mr. Richard A. Barone is the controlling stockholder and President of Resource Management, Inc. doing business under the name "Gelfand/Maxus Asset Management." Resource Management, Inc. is a privately owned money management firm headquartered in Cleveland, Ohio. Mr. Richard A. Barone may be deemed to own beneficially the shares owned by Resource Management, Inc. Richard A. Barone is the brother of Robert N. Barone. Mr. Robert N. Barone owns a 15% minority interest in Resource Management, Inc.

(2) Less than one percent(1%).

(3) All of Mr. Barone's shares are held by The Barone Family 1988 Trust, of which Mr. Barone and his spouse are trustees. Mr. Barone also owns a 15% minority interest in Resource Management, Inc., which owns 385,000 shares of Comstock common stock (approximately 7.54%). See Note (1). On December 28, 1998, Mr. Barone exercised all of the stock options he held on that date. Mr. Barone acquired 271,700 shares for an aggregate option exercise price of approximately $646,985. Funds for payment by Mr. Barone of the exercise price and associated taxes were obtained by him from personal funds and from borrowings from one or more individuals or firms, including Mr. Umberto Fedeli and Resource Management, Inc., owners of more than 5% of Comstock's common stock, or from one or more securities firms including Prudential Securities and the Pershing Division of Donaldson, Lufkin & Jenrette. Mr. Barone's borrowings from Mr. Fedeli have been retired by subsequent borrowings, including margin debt held by one or more securities firms and financing provided by First Security Bank of Nevada. Hovde Acquisition, L.L.C., an entity controlled by the principals of Hovde Financial, Inc., which is acting as financial advisor to Comstock, also provided financing to Mr. Barone in the approximate amount of $500,000. Effective March 16, 1999, First Security Bank of Nevada provided a stock-secured loan to Mr. Barone and his spouse in the amount of $2.1 million, the proceeds of which were used to pay off Pershing, Prudential Securities, Hovde Acquisition, L.L.C. and Umberto Fedeli. The First Security Bank of Nevada loan is a variable rate demand note payable in full no later than June 5, 1999.

         Unless otherwise indicated, voting power and investment power are exercised solely by the person named in the table or shared with members of his household. For the purpose of determining beneficial ownership with respect to the named persons, common stock includes all issued and outstanding common stock, as well as common stock acquirable through the exercise or conversion of any option, warrant or security within 60 days. Under the 1992 Incentive Plan and 1992 Non-Employee Directors' Stock Option Plan, options to acquire approximately 72,000 shares of common stock are outstanding and are currently exercisable.

         Under Section 3.3 of the merger agreement, Comstock and First Security have agreed that all outstanding vested options shall be exercised immediately before completion of the merger. The exercise will take the form of a "cashless exercise," meaning option holders will not have to pay the option exercise price in cash. Instead, option holders will be deemed to have received a number of shares of Comstock common stock with an aggregate value equal to (i) the difference between the per share value of Comstock common stock and the option exercise price per share, (ii) multiplied by the number of shares acquirable upon exercise of the option. Option holders will not have to take any action to accomplish the cashless exercise.

         The 1992 Non-Employee Directors' Stock Option Plan was adopted in 1992 and assumed by Comstock in connection with the 1997 holding company reorganization of Comstock Bank. At the meeting of the Board of Directors immediately following each annual meeting of stockholders, each non-employee director has received automatically a grant on the following terms:

         (1) from the shares reserved for issuance under the 1992 Non-Employee Directors' Stock Option Plan, each non-employee director is granted the right to purchase up to 5,500 shares at the fair market value on that date, which right may be exercised by the director by delivering a written notice of exercise at the Board of Directors' meeting at which the right is granted;

         (2) without further action by the Board of Directors or the Options Committee, each non-employee director is granted on such date a ten-year option to purchase 2,200 shares at fair market value on the date of grant; and

         (3) for each share a director purchases under paragraph (1) above, he is granted on the same date an additional ten-year option to purchase an equal number of shares at the same price.

To be eligible for this grant, a director (i) must have been a director for at least three full months during the preceding fiscal year, (ii) must not have been an employee or officer of Comstock or any of its affiliates during the 12 months preceding such date and (iii) must not have been eligible during the preceding twelve months to receive any award of stock, options or stock appreciation rights under any other benefit plan of Comstock or affiliates. No director may be granted rights to purchase shares and options to purchase shares in the aggregate of more than 110,000 shares under the 1992 Non-Employee Directors' Stock Option Plan. The aggregate number of shares of common stock reserved for issuance under the 1992 Non-Employee Directors' Stock Option Plan is 270,000 shares. The 1992 Non-Employee Directors' Stock Option Plan has a term of ten years, but termination of the 1992 Non-Employee Directors' Stock Option Plan would not affect any outstanding options granted under the 1992 Non-Employee Directors' Stock Option Plan. Options granted under the 1992 Non-Employee Directors' Stock Option Plan may be exercised at any time from the date of grant and for a period of ten years thereafter.

         In connection with the merger, Comstock has agreed that it will not issue any additional options under the 1992 Non-Employee Directors' Stock Option Plan. No options or other benefits will be granted to directors under the 1992 Non-Employee Directors' Stock Option Plan following the Annual Meeting or thereafter.

                       ELECTION OF DIRECTORS (PROPOSAL 2)

         Under Comstock's Bylaws, the Board of Directors may consist of no fewer than five and no more than 20 directors, the precise number being fixed within that range by resolution adopted by the Board of Directors or by stockholders at an annual meeting. The Board of Directors has fixed the number of directors at nine. Under the Bylaws, a majority of the directors may fill vacancies and newly created directorships resulting from any increase in the authorized number of directors. All directors of Comstock are elected annually and hold office until the following annual meeting or until their successors are elected and qualified. The Board of Directors of Comstock and the Board of Directors of Comstock Bank are comprised of the same individuals, serving identical terms as directors of Comstock and Comstock Bank. If elected by stockholders at the Annual Meeting, the individuals identified herein as nominees will serve as directors until the merger is consummated. If the merger is not consummated, the nominees will serve as directors until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified. The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees identified herein.

INFORMATION WITH RESPECT TO NOMINEES

         For each nominee as director, the table below sets forth his name, age and period of service as a director. The holding company reorganization approved by stockholders at Comstock Bank's 1997 Annual Meeting became effective in June 1997. As a result of the holding company reorganization, stockholders of Comstock Bank became stockholders of Comstock, and Comstock Bank became a wholly owned subsidiary of Comstock. In connection with the holding company reorganization, the individuals serving as directors of Comstock Bank served also as the initial Board of Directors of Comstock, and they have continued to serve as members of the Board of Directors of each of Comstock and Comstock Bank since that time. Except for Mr. Zideck, the individuals identified in the table above have served as directors of Comstock since its inception. Accordingly, the table below indicates the period of service of these individuals as directors of Comstock Bank.

                                                                            BUSINESS EXPERIENCE DURING
        NOMINEES      AGE     DIRECTOR SINCE     TITLE                             PAST 5 YEARS
        --------      ---     --------------     -----                      ---------------------------
Edward E. Allison     59    November 1993        Director             Self-employed government relations and
                                                                      investment consultant

Robert N. Barone      54    March 1984           Chairman, Chief      Chairman, Chief Executive Officer and
                                                 Executive Officer,   Treasurer of Comstock and Comstock
                                                 Treasurer and        Bank; also a director of the Federal
                                                 Director             Home Loan Bank of San Francisco since
                                                                      1996, serving as Vice Chairman since
                                                                      February 1998

Stephen C. Benna      46    June 1996            Director             President, Chief Executive Officer and
                                                                      General Manager of CB Concrete
                                                                      Company, and General Manager of
                                                                      Capitol City Concrete Company,
                                                                      concrete manufacturing

John A. Coombs        53    April 1982           Director             Orthodontist; private practice

Michael W. Dyer       51    December 1984        Director and         Partner in law firm of Dyer, Lawrence,
                                                 General Counsel      Cooney & Penrose, Carson City

Mervyn J. Matorian    54    March 1983           Director             State Farm insurance agent

Samuel P. McMullen    49    September 1993       Director             President of The McMullen Strategic
                                                                      Group, a governmental and public
                                                                      relations and political strategy
                                                                      consulting and communications firm;
                                                                      Partner in law firm of Avansino,
                                                                      Melarkey, Knobel, McMullen & Mulligan,
                                                                      Reno

Larry A. Platz        60    March 1984           President,           President and Secretary of Comstock
                                                 Secretary and        and Comstock Bank
                                                 Director

Ronald R. Zideck      61    December 1997        Director             Retired Managing Partner of Reno
                                                                      office of Grant Thornton, LLP,
                                                                      international accounting and
                                                                      consulting firm; also a Director of
                                                                      Harveys Casino Resorts

         Except as may be noted herein, there are no family relationships among any of the directors or executive officers. None of such persons was selected or serves as director pursuant to any arrangement or understanding with any other person. Directors are elected at each annual meeting of the stockholders of Comstock. Each officer serves at the discretion of the Board of Directors. Except as may be disclosed herein, none of the directors and executive officers of Comstock serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940. None of the directors or executive officers of Comstock has been involved in any legal proceedings concerning bankruptcy, either individually or in respect of any businesses with which they have been involved, nor have any of such persons been convicted of any crime, excluding traffic violations and similar minor offenses.

BOARD COMMITTEES

         The Board of Directors, which is responsible for the overall affairs of Comstock, conducts its business through meetings of the Board. The Board of Directors held 12 regular meetings and one special meeting in 1998. Comstock has no Board committees other than the Options Committee. The Board of Directors of Comstock Bank held twelve (12) regular and no special meetings in 1998. Committees of the Board of Directors of Comstock Bank include, among others, a CRA/Audit/Compliance Committee and a Personnel/Compensation Committee. The entire Board of Directors of Comstock acts as a nominating committee for selecting nominees for election as directors.

         CRA/AUDIT/COMPLIANCE COMMITTEE (COMSTOCK BANK)

         This committee met twice in 1998. The CRA/Audit/Compliance Committee consists solely of directors who are not also executive officers of Comstock or Comstock Bank. It currently consists of four members: Messrs. Allison, Benna, Dyer and Zideck. The Community Reinvestment Act ("CRA") function of the Committee is to consider Comstock Bank's CRA efforts, performance and areas of improvement. The CRA/Audit/Compliance Committee receives reports from Comstock Bank's CRA Officer about Comstock Bank's CRA efforts and Comstock Bank's opportunities to offer products and services that are responsive to the needs of Comstock Bank's community. The audit function of the CRA/Audit/Compliance Committee is to review the findings of the outside auditor and any internal control findings. The compliance function of the CRA/Audit/Compliance Committee is to review the findings of any regulatory examination involving compliance.

         PERSONNEL/COMPENSATION COMMITTEE (COMSTOCK BANK)

         This committee met once in 1998. Its function is to review the compensation of Comstock Bank's senior executives and all vice presidents. It has five members: Messrs. Allison, Barone, Benna, Matorian and Platz.

         OPTIONS COMMITTEE (COMSTOCK)

         The Options Committee is the only committee of the Board of Directors of Comstock. It met twice in 1998. The Option Committee's function is to administer the stock option plans, including but not limited to review of officer and employee performance for the purpose of making awards of stock, options or other benefits under the 1992 Incentive Plan (adopted by Comstock Bank in 1992 and assumed by Comstock in connection with the 1997 holding company reorganization of Comstock Bank). The Option Committee consists of five members:
Messrs. Allison, Benna, Coombs, McMullen and Zideck.

         In 1998, no director attended fewer than 75% of the aggregate number of meetings of Comstock Bank's Board of Directors and committee(s) on which he served. Likewise, in 1998 no director attended fewer than 75% of the aggregate number of meetings of Comstock's Board of Directors and committee on which he served.

REMUNERATION OF DIRECTORS

         Directors do not receive separate cash compensation for their service as Comstock directors in addition to compensation they receive for their service as Comstock Bank directors. In 1998, directors received the sum of $700 for each regular meeting of the Board of Directors of Comstock Bank attended. In addition, each committee meeting attended entitled the non-employee director to compensation of $100, except the Loan Committee, which set compensation of $250 for attending non-employee directors.

         Consistent with the terms of the 1992 Non-Employee Directors' Stock Option Plan discussed in " - Voting Securities and Principal Holders Thereof," following the 1998 Annual Meeting of Stockholders six eligible non-employee directors received automatically options to acquire 2,200 shares of common stock, exercisable for a ten-year period at the fair market value of the common stock on such date ($10.00 per share). Mr. Zideck was not eligible because he did not serve on the Board for three months in fiscal 1997. In addition, Messrs. Allison, Benna, Coombs and Dyer exercised the right under the 1992 Non-Employee Directors' Stock Option Plan to acquire shares of common stock at the fair market value on such date, receiving for each share so acquired a companion option to acquire a share of common stock, exercisable for the same period, at the same price and on the same terms as the automatic grant of options to acquire 2,200 shares. The number of shares acquired by these non-employee directors (and the number of shares acquirable upon exercise of accompanying options received as a result thereof) following the 1998 Annual Meeting of Stockholders was as follows: Mr. Allison, 200 shares; Dr. Coombs, 500 shares; Mr. Dyer, 500 shares; and Mr. Matorian, 500 shares.

         In connection with the merger, Comstock has agreed that it will not issue any additional options under the 1992 Non-Employee Directors' Stock Option Plan. No options or other benefits will be granted to directors under the 1992 Non-Employee Directors' Stock Option Plan following the Annual Meeting or thereafter.

         Comstock Bank has implemented a deferred fee arrangement for directors. Upon execution of a Deferred Fee Agreement, each director is eligible to defer part or all of the fees to which he is entitled for service as a director. As of the date hereof, all directors other than Directors Barone, Matorian, McMullen and Zideck have entered into Deferred Fee Agreements. Under the Deferred Fee Agreements, deferred director fees are retained by Comstock Bank, which makes a matching contribution of up to 25% of the first $12,000 in compensation deferred by a director. Each director earns interest on deferred fees and matching contributions at a rate established annually by the Board of Directors, which rate may not exceed the prime lending rate of Comstock Bank plus 2%. Upon retirement, disability or death, deferred director fees, matching contributions and interest thereon will be paid in cash to the director or his or her beneficiary(ies) in equal monthly installments over a 13-year period (or in a lump sum if the director has previously elected a lump sum distribution). If a director's service is terminated in connection with a change in control, however, the benefits payable under the Deferred Fee Agreements would be payable in a lump sum within 90 days. Because of the proposed merger with First Security, each director who is a party to a Deferred Fee Agreement will receive a lump sum payment of his deferred benefits within 90 days after completion of the merger.

         Director Platz has entered into a Deferred Fee Agreement relating to his compensation as a director, and a separate Key Employee Deferred Compensation Agreement relating to his compensation as an executive officer. See, " - Executive Compensation."

EXECUTIVE COMPENSATION

         Since the formation of Comstock and completion of the holding company reorganization of Comstock Bank in June 1997, Comstock's executive officers have received remuneration from Comstock. Comstock's two executive officers no longer receive compensation from Comstock Bank, although Comstock does have an agreement with Comstock Bank whereby Comstock Bank reimburses Comstock for a portion of the executives' time spent on Comstock Bank matters. The following table shows the annual compensation for services in all capacities to Comstock Bank (and Comstock during the latter half of 1997) for the fiscal years ended December 31, 1998, 1997 and 1996 for the Chief Executive Officer and the President of Comstock Bank and Comstock. No other executive officer received compensation in excess of $100,000 during 1998.


                          [See table on following page]

                                                                              LONG-TERM COMPENSATION
                                                                        ----------------------------------
                                             ANNUAL COMPENSATION               AWARDS              PAYOUTS
                                            -----------------------     ----------------------     -------
                                                                           ($)         (#)
                                                           ($)          RESTRICTED  SECURITIES      ($)             ($)
       NAME AND                    ($)        ($)      OTHER ANNUAL       STOCK     UNDERLYING      LTIP         ALL OTHER
  PRINCIPAL POSITION    YEAR     SALARY(1)   BONUS     COMPENSATION       AWARDS      OPTIONS      PAYOUTS     COMPENSATION
  ------------------    ----     ---------  -------    ------------     ---------   ----------     -------     ------------
Robert N. Barone,       1998     198,000    290,164         (2)             0             0            0         25,137 (3)
Chairman of the         1997     186,000    125,526         (2)             0             0            0         36,913 (3)
Board of Directors,     1996     174,000     96,308         (2)             0             0            0         17,487 (3)
Chief Executive
Officer and
Treasurer

Larry A. Platz,         1998     198,000    260,164         (2)             0             0            0         24,992 (4)
President and           1997     186,000     95,526         (2)             0             0            0         47,297 (4)
Secretary               1996     174,000    116,308         (2)             0             0            0         17,885 (4)

 FOOTNOTES TO PREVIOUS TABLE:

(1) Includes amounts deferred at the election of the named executive officers pursuant to the 401(k) Plan of Comstock Bank and pursuant to the Key Employee Deferred Compensation Agreements. See, "Key Employee Deferred Compensation Agreements" hereinafter.

(2) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(3) Includes (i) the dollar amount of contributions by Comstock Bank to vested and unvested 401(k) Plan account(s) of Mr. Barone, (ii) the dollar amount of matching contributions to the Key Employee Deferred Compensation Agreement account of Mr. Barone, together with interest thereon calculated at the rate provided for in the Key Employee Deferred Compensation Agreement, (iii) the dollar value of the benefit realized or realizable by Mr. Barone by reason of Comstock Bank's payment of the premiums on split-dollar life insurance and a supplemental retirement insurance annuity, (iv) board fees and (v) premiums paid on Mr. Barone's custom disability plan ($2,738 in each of 1998, 1997 and 1996). See, " Employment Agreements." The dollar value of the split-dollar premium benefit is calculated on an actuarial basis for the period between payment of the premium by Comstock Bank and the anticipated date of repayment to Comstock Bank of premiums previously paid for the split-dollar life insurance. Matching contributions to the 401(k) Plan account(s) of Mr. Barone were $5,000 in 1998, $4,750 in 1997 and $4,500 in 1996. Matching contributions to the Key Employee Deferred Compensation Agreement account of Mr. Barone totaled $4,050 in 1998, with interest of $333, and $2,000 in 1997, with interest of $53. The Key Employee Deferred Compensation Agreements were approved by Comstock Bank in December 1996, but no matching contributions were made prior to 1997.

(4) Includes (i) the dollar amount of contributions by Comstock Bank to vested and unvested 401(k) Plan account(s) of Mr. Platz, (ii) the dollar amount of matching contributions to the Key Employee Deferred Compensation Agreement account of Mr. Platz, together with interest thereon calculated at the rate provided for in the Key Employee Deferred Compensation Agreement, (iii) the dollar value of the benefit realized or realizable by Mr. Platz by reason of Comstock Bank's payment of the premiums on split-dollar life insurance and a supplemental retirement insurance annuity, (iv) board fees (including deferred board fees, board fee matching contributions and interest thereon) and (v) premiums paid on Mr. Platz's custom disability plan ($3,238 in each of 1998 and 1997 and $3,136 in 1996). See, " - Employment Agreements." The dollar value of the split-dollar premium benefit is calculated on an actuarial basis for the period between payment of the premium by Comstock Bank and the anticipated date of repayment to Comstock Bank of premiums previously paid for the split-dollar life insurance. Matching contributions to the 401(k) Plan account(s) of Mr. Platz were $5,000 in 1998, $4,750 in 1997 and $4,500 in 1996. Matching
contributions to the Key Employee Deferred Compensation Agreement account and the (Director) Deferred Fee Agreement account (see, "Remuneration of Directors") of Mr. Platz aggregated $3,000 in 1998, with interest of $296, and $2,000 in 1997, with interest of $54. The Key Employee Deferred Compensation Agreements and (Director) Deferred Fee Agreements were approved by Comstock Bank in December 1996, but no matching contributions were made prior to 1997.

         In 1998, neither Mr. Barone nor Mr. Platz received any grants of stock options or other awards under the Company's 1992 Incentive Plan or otherwise. In 1998 both Mr. Barone and Mr. Platz exercised all previously granted stock options.

         The following table shows the number of shares of Common Stock acquirable upon exercise of options by the individuals named in the Summary Compensation Table above. The table also indicates the extent to which such options were exercisable at December 31, 1998, as well as the approximate value of such options based on the fair market value of the Common Stock at December 31, 1998.

                          [See table on following page]

                                                             SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-
                                                         UNEXERCISED OPTIONS AT FISCAL            MONEY OPTIONS
                         SHARES                                   YEAR END(#)                 AT FISCAL YEAR END($)
                      ACQUIRED ON                        ------------------------------   ----------------------------
     NAME              EXERCISE(#)    VALUE REALIZED     EXERCISABLE      UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
     ----             ------------    --------------     -----------      -------------   -----------    -------------
Robert N. Barone         271,700        $1,934,021            0                 0              $0              $0
Larry A. Platz           271,700        $1,942,966            0                 0              $0              $0

         EMPLOYMENT AGREEMENTS

         Comstock Bank entered into substantially similar employment agreements dated as of December 14, 1992 with each of Messrs. Robert Barone and Larry Platz (the "Employment Agreements"). In connection with the holding company reorganization of Comstock Bank, Comstock succeeded to those contracts on June 16, 1997. The initial term of the Employment Agreements is for a period ending October 30, 2009, unless terminated for cause (as defined therein). The term of each Employment Agreement is automatically extended for one additional year on each anniversary date of the Employment Agreement, unless the Board of Directors gives 30 days' prior written notice that the term will not be extended.

         The Employment Agreements provide that each of Messrs. Barone and Platz is entitled to an annual base salary of $132,000, plus an annual bonus of 6% of after-tax profits, unless economic conditions or the financial condition of Comstock Bank dictate that the bonus be suspended. The annual base salary is subject to renegotiation every six months, but changes, if any, may result only in an increase in the annual base salary, not a decrease. The Employment Agreements also provide that Mr. Barone and Mr. Platz are entitled to participate in all benefit plans and programs available to executives and salaried employees.

         Each Employment Agreement provides that, following a change of control, Comstock may terminate the Employment Agreement. If the Employment Agreement is terminated following a change in control, Comstock would nevertheless continue to be obligated for a period of four years from the date of termination to pay Mr. Barone or Mr. Platz, as the case may be, his then current annual base salary.

         The merger will constitute a change in control for purposes of Messrs. Barone's and Platz's Employment Agreements. In connection with the proposed merger, Messrs. Barone and Platz have entered into Agreements for Change-in-Control Severance Benefits with Comstock and Comstock Bank. The Agreements for Change-in-Control Severance Benefits provide to Messrs. Barone and Platz severance benefits in amounts consistent with the benefits that would have been payable under the severance provisions of their Employment Agreements, which are superseded by the Agreements for Change-in-Control Severance Benefits to that extent. Under the Agreements for Change-in-Control Severance Benefits, Messrs. Barone and Platz will each be entitled to a severance payment of $760,000 as a result of the merger. Messrs. Barone and Platz will also receive cash compensation in connection with the merger for accrued but unused vacation. The payment for accrued but unused vacation will be approximately $70,000 for Mr. Barone and approximately $28,000 for Mr. Platz.

         SALARY CONTINUATION AGREEMENTS

         Each of Messrs. Barone and Platz entered into a Salary Continuation Agreement with Comstock Bank effective April 30, 1997, which agreements were assumed by Comstock following the holding company reorganization in June 1997. The Salary Continuation Agreements are intended to supplement the income of Messrs. Barone and Platz following their retirement, death, disability or termination following a change in control.

         Comstock is obligated to continue to pay Mr. Barone or his designated beneficiary(ies) for a period of 15 years following Mr. Barone's retirement, death or disability or following a change in control of Comstock.
The salary continuation benefit for Mr. Barone would be

         - NORMAL RETIREMENT (AGE 65): $66,900 annually upon Mr. Barone's retirement on or after reaching age 65 or upon his death;

         - EARLY RETIREMENT: an annual amount ranging from a low of $7,753 annually, had Mr. Barone retired in the plan year ending April 30, 1999, or $14,947 annually for early retirement in the third plan year (ending April 30, 2000), to a high of $66,900 for early retirement at age 64, at the end of the final plan year 2010. This early retirement benefit would be payable to Mr. Barone after he reaches normal retirement age of 65. Alternatively, the Salary Continuation Agreement provides that the Board of Directors may elect to pay (1) an immediate annual benefit ranging from $3,161, had Mr. Barone retired in the plan year ending April 30, 1999, to $66,900 had he retired in the final plan year or (2) a lump sum payment for the years credited at the time of his retirement, ranging from a lump sum of $28,414 for retirement in the plan year ending April 30, 1999, or $59,034 for early retirement in the plan year beginning May 1, 1999, to $601,394 for retirement in the final plan year;

         - DISABILITY: an amount equal to the immediate annual benefit for early retirement if Mr. Barone is terminated due to disability; or

         - CHANGE IN CONTROL: an amount equal to the early retirement lump sum benefit if a change in control of Comstock occurs.

         Comstock is obligated to continue to pay Mr. Platz or his designated beneficiary(ies) for a period of 15 years following Mr. Platz's retirement, death or disability or following a change in control of Comstock. The salary continuation benefit for Mr. Platz would be

         - NORMAL RETIREMENT (AGE 65): $44,700 annually upon Mr. Platz's retirement on or after reaching age 65 or upon his death;

         - EARLY RETIREMENT: an annual amount ranging from a low of $7,903 annually, had Mr. Platz retired in the plan year ended April 30, 1999, $15,236 annually for early retirement in the third plan year (ending April 30, 2000), to a high of $44,700 for early retirement at age 64, at the end of the seventh plan year. This early retirement benefit would be payable to Mr. Platz after he reaches normal retirement age of 65. Alternatively, the Salary Continuation Agreement provides that the Board of Directors may elect to pay (1) an immediate annual benefit ranging from $5,046, had Mr. Platz retired in the plan year ending April 30, 1999, to $44,700 had he retired after the seventh plan year or (2) a lump sum payment for the years credited at the time of his retirement, ranging from a lump sum of $45,361 for retirement in the plan year ending April 30, 1999, or $94,244 for early retirement in the plan year beginning May 1, 1999, to $401,829 for retirement after the seventh plan year;

         - DISABILITY: an amount equal to the immediate annual benefit for early retirement if Mr. Platz is terminated due to disability; or

         - CHANGE IN CONTROL: an amount equal to the lump sum payment for early retirement if a change in control of Comstock occurs.

         Neither Comstock nor Comstock Bank would be obligated under the Salary Continuation Agreement to pay any benefit to Messrs. Barone or Platz or his beneficiary(ies) if he is terminated for cause.

         The merger agreement provides in Section 11.1 that the change in control of Comstock shall be deemed to have occurred in the plan year beginning May 1, 1999, entitling Messrs. Barone and Platz to the lump sum change-in-control benefits calculated under the Salary Continuation Agreements for the plan year ending April 30, 1999. As a consequence of the proposed merger, Mr. Barone expects to receive approximately $59,634 as a lump-sum payment under his Salary Continuation Agreement, and Mr. Platz expects to receive approximately $94,244 as a lump-sum payment under his Salary Continuation Agreement.

         SPLIT-DOLLAR LIFE INSURANCE

         The Employment Agreements also provide for a split-dollar life insurance arrangement. Comstock Bank pays the premiums for two $2,300,000 split-dollar life insurance policies insuring the lives of Larry Platz and Robert Barone (individually, a "Policy" and, together, the "Policies"). One Policy is owned by Mr. Platz and the other is owned by Mr. Barone. Annual premiums of approximately $163,000 for each Policy were paid by Comstock Bank for a period of five years from October 1992, with nominal annual premium payments for a period of two years thereafter. The total amount of premiums paid by Comstock Bank for each Policy are $845,565 for Mr. Barone and $841,730 for Mr. Platz. Comstock Bank will be entitled to repayment of premium payments made on each Policy no later than (i) the death of Mr. Barone or the death of Mr. Platz, or (ii) the seventeenth anniversary date of the Policies. Moreover, Comstock Bank will be entitled to early repayment (i) if the split-dollar insurance agreement is terminated by written notice from Mr. Barone or Mr. Platz, as the case may be, or by mutual consent of the parties or (ii) if Mr. Barone or Mr. Platz, as the case may be, terminates employment under certain specified circumstances. The amount of any early repayment would not exceed the cash surrender value of the relevant Policy at such time. The Policies have been assigned to Comstock Bank as collateral security for repayment of the premiums paid by Comstock Bank.

         The Employment Agreements entered into by Messrs. Barone and Platz with First Security Bank of Nevada provide that Messrs. Barone and Platz will not be obligated to repay premiums paid by Comstock Bank on their split-dollar life insurance policies until October 2009. See, "Terms Of The Merger - Interests of Directors and Officers in the merger that Differ From Your Interests."

         KEY EMPLOYEE DEFERRED COMPENSATION AGREEMENTS

         Similar to the Deferred Fee Agreement described in "Remuneration of Directors" above, on April 30, 1997 Comstock Bank entered into Key Employee Deferred Compensation Agreements with Messrs. Barone and Platz. Pursuant to the Key Employee Deferred Compensation Agreements, Messrs. Barone and Platz have elected to defer part of their annual base salary. Comstock Bank makes a matching contribution of up to 25% of the first $12,000 of compensation deferred by Mr. Barone and by Mr. Platz. Matching contributions made are subject to potential reduction or elimination in certain events, as described hereinafter. The amount of salary deferred may be modified annually with approval of the Board of Directors. Each of Messrs. Barone and Platz earns interest on deferred compensation and matching contributions at a rate established annually by the Board of Directors, which rate may not exceed the prime lending rate of Comstock Bank plus 2%. The Key Employee Deferred Compensation Agreements with Messrs. Barone and Platz and the obligations of Comstock Bank thereunder were assumed by Comstock in connection with the holding company reorganization of Comstock Bank.

         Upon their retirement, disability or death or upon a change in control of Comstock, deferred compensation, matching contributions and interest thereon will be paid in cash to Messrs. Barone and Platz or their designated beneficiary(ies) in equal monthly installments over a 13-year period (or in a lump sum to the extent that a lump sum distribution has previously been elected). Upon termination of employment in connection with a change in control, however, the benefits payable under the Key Employee Deferred Compensation Agreements would be payable in a lump sum within 90 days. As a result of the proposed merger between Comstock and First Security, Mr. Barone expects as of January 31, 1999 to receive approximately $34,062 as a lump-sum payment under his Key Employee Deferred Compensation Agreement. Mr. Platz expects as of January 31, 1999 to receive approximately $9,751 as a lump-sum payment under his Key Employee Deferred Compensation Agreement, and $18,407 under his (Director) Deferred Fee Agreement.

         Mr. Platz has entered into a similar deferred director fee arrangement with respect to fees to which he is entitled in his capacity as director. See, "
- Remuneration of Directors."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Some of the directors and officers of Comstock, as well as their affiliates, are and have been customers of Comstock Bank and as such have had banking transactions with Comstock Bank in 1998. Loan transactions with these persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with others, and did not present more than a normal risk of collectability or other unfavorable features.

         In 1998 Comstock Bank paid to the law firm of Dyer, Lawrence, Cooney & Penrose, a firm in which Mr. Dyer, a director of Comstock Bank and Comstock, is a partner, the sum of $85,760 for legal services rendered. In 1998 Comstock Bank paid State Farm Insurance the sum of $340 for insurance. Mr. Matorian, a director, is the State Farm agent through whom the insurance was placed.

         Beginning in 1997, Resource Management, Inc., which owns 385,000 shares (7.62%) of Comstock's common stock, has provided investor relations services to Comstock for a monthly fee of $3,500. Mr. Richard A. Barone, the brother of Comstock's Chairman and Chief Executive Officer, is the controlling stockholder and President of Resource Management, Inc. Chairman and Chief Executive Officer Robert N. Barone owns a 15% minority interest in Resource Management, Inc.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

                RATIFICATION OF INDEPENDENT AUDITOR (PROPOSAL 3)

         Comstock's independent auditor for the fiscal year ended December 31, 1998 was Kafoury, Armstrong & Company. The Board of Directors has selected Kafoury, Armstrong & Company to be its independent auditor for the fiscal year ending December 31, 1999. This appointment is being presented to the stockholders for ratification.

         One or more members of the firm of Kafoury, Armstrong & Company are expected to be present at the Annual Meeting. The representative(s) of the independent auditor will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KAFOURY, ARMSTRONG & COMPANY AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

EXPENSES; SOLICITATION OF PROXIES

         The cost of solicitation of proxies will be borne by Comstock. In addition to solicitation by mail, directors, officers and employees of Comstock and Comstock Bank may solicit proxies for the Annual Meeting personally or by telephone without additional remuneration therefor. Brokerage houses, nominees, fiduciaries and other custodians are requested to forward soliciting materials to beneficial owners. Comstock will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Comstock common stock.

         Stockholders may authorize another person or persons to act for them as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the Secretary of Comstock, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies, including matters relating to the conduct of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Due to administrative oversight, Director Coombs was late in filing a Form 4 reporting his purchase of Comstock stock.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         If the merger agreement is not approved or the acquisition contemplated thereby is not consummated before the 2000 Annual Meeting, Comstock plans to hold its 2000 Annual Meeting of Stockholders on May 31, 2000. In order for a stockholder proposal to be included in next year's proxy statement, it must be received by the Secretary at Comstock's office at 6275 Neil Road, Reno, Nevada 89511 (mailing address P.O. Box 7610, Reno, NV 80510-7610) by November 29, 1999.

         If a stockholder intends to present a proposal at the 2000 Annual Meeting of Stockholders without seeking to include the proposal in Comstock's proxy materials for that meeting (assuming the merger is not completed by that time and, therefore, that Comstock holds an annual meeting in the year 2000), Comstock's management proxies will be entitled to use the discretionary voting authority that will be contained in the proxies for the 2000 Annual Meeting of Stockholders to vote on the stockholder's proposal at the 2000 Annual Meeting of Stockholders, unless prior notice of the proposal is given to Comstock. Prior notice must be given to Comstock at least 45 days before the anticipated April 20, 2000 proxy mailing date for the 2000 Annual Meeting of Stockholders. Accordingly, a stockholder who desires to present a proposal at the 2000 Annual Meeting of Stockholders without seeking to include the proposal in Comstock's proxy materials for that meeting should provide notice of the proposal to Comstock no later than March 6, 2000. If the stockholder fails to do so, Comstock's management proxies for the 2000 Annual Meeting of Stockholders will be entitled to use their discretionary voting authority on that proposal, without any discussion of the matter in Comstock's proxy materials.

                                  LEGAL MATTERS

         Ray, Quinney & Nebeker, P.C, Salt Lake City, Utah, will pass upon certain other matters with respect to the merger for First Security and First Security Bank of Nevada, including the legality of the First Security common stock to be issued in the merger. As of March 19, 1999, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of no more than 4% of the total outstanding First Security common stock and held no Comstock shares. A stockholder of Ray, Quinney & Nebeker is the daughter of the Chairman and Chief Executive Officer of First Security. Another stockholder acts as Assistant Secretary of First Security.

         The law firm of Grady & Associates, Cleveland, Ohio, will pass upon certain matters in connection with the merger for Comstock.

                                     EXPERTS

         The consolidated financial statements of First Security incorporated in this Prospectus/Proxy Statement by reference from the First Security Current Report on Form 8-K dated October 1, 1998, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and included explanatory language describing the restatement of the financial statements to give effect to the California State Bank acquisition, which was accounted for as a pooling of interests), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Comstock as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated in this Prospectus/Proxy Statement by reference from Comstock's Annual Report on Form 10-KSB have been audited by Kafoury, Armstrong & Company, independent auditors, as set forth in their report thereon. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

         Representatives of Kafoury, Armstrong & Company are expected to be present at the Comstock Annual Meeting of Stockholders. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                       WHERE YOU CAN FIND MORE INFORMATION

         First Security has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933. The Form S-4 Registration Statement registers the distribution of First Security securities to be issued to Comstock stockholders in the merger. The Form S-4 Registration Statement, including attached exhibits and schedules, contains additional relevant information about First Security common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Form S-4 Registration Statement from this Prospectus/Proxy Statement.

         In addition, First Security and Comstock file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the following locations of the Securities and Exchange Commission:

Public Reference Room       New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
Room 1024                   Suite 1300                    500 West Madison Street
Washington, D.C. 20549      New York, New York  10048     Suite 1400
                                                          Chicago, Illinois  60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy and proxy statements and other information regarding issuers that, like First Security and Comstock, file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

         The Securities and Exchange Commission allows First Security and Comstock to "incorporate by reference" information into this Prospectus/Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Prospectus/Proxy Statement, except for any information that is superseded by information that is included directly in this document.

INCORPORATION OF DOCUMENTS BY REFERENCE

         This Prospectus/Proxy Statement incorporates by reference the documents listed below that First Security and Comstock have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their financial affairs.

         FIRST SECURITY (Securities and Exchange Commission File No. 1-6906):

         (a)      Annual Report on Form 10-K for the year ended December 31,
                  1997;

         (b)      Proxy Statement dated March 15, 1999;

         (c) Current Reports on Form 8-K dated October 1, 1998, November 2, 1998, November 18, 1998, January 22, 1999, January 29, 1999
                  and February 9, 1999; and

         (d) Description of First Security Common Stock, included in First Security's Registration Statement on Form S-3, filed with the Commission on September 13, 1991 (Commission File Number 33-42784).

         COMSTOCK (Securities and Exchange Commission File No. 000-22391):

         (a)      Annual Report on Form 10-KSB for the year ended December 31,
                  1998;

         (b)      Current Report on Form 8-K dated January 15, 1999; and

         (c) Description of Comstock common stock, included in Comstock's Registration Statement on Form S-4, filed with the Commission on March 25, 1997 (Commission File Number 333-23923), under the captions "Description of the Reorganization" and "Description of Comstock Capital Stock."

         All documents filed by First Security and Comstock under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus/Proxy Statement and prior to the date of the Comstock Annual Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing such documents. These documents include periodic reports, such as Annual Reports on Forms 10-K or 10-KSB, Quarterly Reports on Forms 10-Q or 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement. The information relating to First Security and Comstock contained in this Prospectus/Proxy Statement should be read together with the information in the documents incorporated by reference.

         Copies of any First Security documents, other than exhibits to such documents, that are incorporated by reference but not presented herein or delivered herewith are available without charge to any person to whom this Prospectus/Proxy Statement is delivered upon written or oral request to First Security, Attention: Brad D. Hardy, Executive Vice President and Chief Financial Officer, Suite 200, 79 South Main Street, Salt Lake City, Utah 84111, telephone number (801) 246-6000. In order to ensure timely delivery of such documents prior to the Annual Meeting of Comstock, any request should be received on or before April 14, 1999. Copies of such documents will also be available upon request thereafter until the effective time of the merger.

         Copies of any Comstock documents, other than exhibits to such documents, that are incorporated by reference but not presented herein or delivered herewith are available without charge to any person to whom this Prospectus/Proxy Statement is delivered upon written or oral request to Comstock, Attention: Mr. Larry A. Platz, President and Secretary, P.O. Box 7610, Reno, Nevada 89510-7610 (by mail, or to Mr. Platz at Comstock, 6275 Neil Road, Reno, Nevada 89511 if by overnight courier), telephone number (775) 824-7100. To ensure timely delivery of such documents prior to the Annual Meeting of Comstock, any request should be received on or before April 20, 1999. Copies of such documents will also be available upon request thereafter until the effective time of the merger.

         A copy of Comstock's Summary Annual Report to Shareholders is attached as Appendix D to this Prospectus/Proxy Statement.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST SECURITY OR COMSTOCK. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST SECURITY OR COMSTOCK OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

         ALL INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO FIRST SECURITY WAS SUPPLIED BY FIRST SECURITY. ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO COMSTOCK WAS SUPPLIED BY COMSTOCK. ALTHOUGH NEITHER FIRST SECURITY NOR COMSTOCK KNOWS OF ANY INFORMATION INDICATING THAT ANY STATEMENTS OR INFORMATION HEREIN RELATING TO THE OTHER PARTY ARE INACCURATE OR INCOMPLETE, NEITHER FIRST SECURITY NOR COMSTOCK CAN WARRANT THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS OR INFORMATION AS THEY RELATE TO THE OTHER PARTY.

                                   APPENDIX A

                                MERGER AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF THE 12TH DAY OF JANUARY, 1999 (THIS "AGREEMENT"), IS MADE AND ENTERED INTO BY AND AMONG FIRST SECURITY CORPORATION, A DELAWARE CORPORATION ("FSC"), FIRST SECURITY BANK OF NEVADA, A BANK ORGANIZED UNDER THE LAWS OF NEVADA ("FSB"), COMSTOCK BANCORP, A NEVADA CORPORATION ("COMSTOCK"), AND COMSTOCK BANK, A BANK ORGANIZED UNDER THE LAWS OF NEVADA ("BANK").

                                R E C I T A L S:

            A. FSC is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located in Salt Lake City, Utah. FSC is authorized by its Articles of Incorporation, as amended, to issue (i) 400,000 shares of preferred stock, each of no par value ("FSC Preferred Stock"), 18,052 of which are designated as Class A Preferred Stock, of which 9,361 were issued and outstanding on November 30, 1998, and (ii) 600,000,000 shares of common stock, each of $1.25 par value ("FSC Common Stock"), of which as of November 30, 1998, there were 188,440,989 (net of Treasury) shares issued and outstanding ("Basic Shares").

            B. FSB is a bank duly organized under the laws of the State of Nevada, with its principal place of business located in Las Vegas, Nevada. FSB is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, each of $1.00 par value ("FSB Common Stock"), of which as of the date of this Agreement there were 4,329,161 shares issued and outstanding. FSC owns beneficially and of record all of the issued and outstanding shares of FSB Common Stock.

            C. Comstock is a corporation duly organized and existing under the laws of the State of Nevada, with its principal place of business located in Reno, Nevada. Comstock is authorized by its Articles of Incorporation to issue 15,000,000 shares of common stock, $.01 par value ("Comstock Common Stock"), of which, as of November 30, 1998, there were (i) 4,481,368 shares issued and outstanding, (ii) options outstanding for 651,732 shares as of such date (the "Options") and (iii) warrants outstanding for 52,800 shares (the "Warrants").

            D. Bank is a bank incorporated under the laws of the State of Nevada, having its principal place of business located in Reno, Nevada. Bank is authorized by its Articles of Incorporation to issue 6,000,000 shares of common stock, each of $.50 par value ("Bank Common Stock"), of which as of the date of this Agreement there were 2,210,834 shares issued and outstanding. Comstock owns beneficially and of record all of the issued and outstanding shares of Bank Common Stock.

            E. The parties hereto desire that Comstock be merged with and into FSC (the "Merger") pursuant to this Agreement and that certain Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") and that immediately after the Merger, Bank be merged with and into FSB (the "Bank Merger") pursuant to this Agreement and those certain Articles of Merger attached hereto as Exhibit B (the "Bank Articles of Merger").

                               A G R E E M E N T:

      NOW, THEREFORE, in consideration of foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1 The Merger.

            (a) Pursuant to the laws of the States of Delaware and Nevada, and subject to the terms and conditions of this Agreement, at the effective time of the Certificate of Merger (the "Effective Time"), FSC and Comstock (sometimes referred to herein as the "Merging Entities") shall consummate the Merger pursuant to which (a) Comstock shall be merged with and into FSC, and the separate corporate existence of Comstock shall thereupon cease; (b) FSC shall be the successor or surviving corporation in the Merger and shall continue to be governed by


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
the laws of the State of Delaware (the "Surviving Corporation"); and (c) the separate corporate existence of FSC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I. FSC, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Entities; and all property, real, personal and mixed and all debts due to the Merging Entities on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Entities shall be taken and deemed to be vested in FSC without further act or deed. FSC shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Entities and may be prosecuted to judgment as if the Merger had not taken place, or FSC may be substituted in place of the Merging Entities and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Merger.

            (b) As of the Effective Time, the certificate of incorporation of FSC as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation. As of the Effective Time, the bylaws of FSC as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

      1.2 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation at the Effective Time shall be the directors and officers of FSC as of immediately prior to the Effective Time, and shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

      1.3 Subsequent Actions. If, at any time after the Merger, FSC shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSC its right, title, or interest in, to, or under any of the rights, properties, or assets of Comstock acquired or to be acquired by FSC as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of FSC shall be authorized to execute and deliver, in the name and on behalf of Comstock or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Comstock or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSC or otherwise to carry out this Agreement.

                                   ARTICLE II
                                 THE BANK MERGER

      2.1 The Bank Merger.

            (a) Immediately after but essentially concurrently with the Merger, and pursuant to the laws of the State of Nevada, and subject to the terms and conditions of this Agreement, at the time that the Bank Articles of Merger become effective, FSB and Bank (sometimes collectively referred to herein as the "Merging Banks") shall consummate the Bank Merger pursuant to which (a) the Bank shall be merged with and into FSB, immediately after but essentially concurrently with the Merger, and the separate corporate existence of Bank shall thereupon cease; (b) FSB shall be the successor or surviving bank in the Merger and shall continue to be governed by the laws of the State of Nevada (sometimes referred to herein as the "Surviving Bank"); and (c) the separate corporate existence of FSB with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger, except as set forth in this Article II. FSB, as the Surviving Bank, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Banks, and all property, real, personal and mixed and all debts due to the Merging Banks on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Banks shall be taken and deemed to be vested in FSB without further act or deed. FSB shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Banks and may be prosecuted to judgment as if the Bank Merger had not taken place, or FSB may be substituted in place of the Merging Banks and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Bank Merger.

            (b) As of the effective time of the Bank Merger, the articles of incorporation of FSB as in effect immediately prior to the Bank Merger shall be the articles of incorporation of the Surviving Bank without amendment until thereafter amended as provided by law and such articles of incorporation. As of the effective time of the Bank Merger, the bylaws of FSB as in effect immediately prior to the Bank Merger shall be the bylaws of the Surviving Bank without amendment until thereafter amended as provided by law and such bylaws.

      2.2 Directors and Officers of the Surviving Bank. The directors of the Surviving Bank shall be as set forth on Schedule 2.2 attached hereto and such individuals shall serve for a twelve month period from and after the Closing Date or until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Bank. The officers of the Surviving Bank at the effective time of the Bank Merger shall be the officers of FSB as of immediately prior to the Bank Merger and shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Bank.

      2.3 Subsequent Actions. If, at any time after the Bank Merger, FSB shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSB its right, title, or interest in, to, or under any of the rights, properties, or assets of Bank acquired or to be acquired by FSB as a result of or in connection with the Bank Merger, or otherwise to carry out this Agreement, the officers and directors of FSB shall be authorized to execute and deliver, in the name and on behalf of Bank or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSB or otherwise to carry out this Agreement.

      2.4 Conversion of Shares. The manner and basis of converting the shares of the Merging Banks shall be as set forth in Article III, below.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

      3.1 Conversion of Common Stock of Merging Entities.

            (a) Conversion of Comstock Common Stock. In accordance with this Agreement, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of Comstock Common Stock, each issued and outstanding share of Comstock Common Stock (of which there shall be no more than 5,185,900 shares fully diluted and assuming all Options and Warrants shall have been exercised or terminated) other than shares as to which dissenters' rights are perfected ("Dissenting Shares"), and all rights in respect thereof, shall be converted, ipso facto, into the right to receive the Merger Consideration.

      AS OF THE EFFECTIVE TIME, ALL SUCH SHARES OF COMSTOCK COMMON STOCK, INCLUDING ALL OPTION AND WARRANT SHARES, SHALL NO LONGER BE OUTSTANDING AND SHALL AUTOMATICALLY BE CANCELED AND RETIRED AND SHALL CEASE TO EXIST. EACH HOLDER OF A CERTIFICATE REPRESENTING ANY SHARES OF COMSTOCK COMMON STOCK SHALL CEASE TO HAVE ANY RIGHTS WITH RESPECT THERETO, EXCEPT THE RIGHT TO RECEIVE, UPON THE SURRENDER OF ANY SUCH CERTIFICATES, THE MERGER CONSIDERATION UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN.

      (b) Certain Definitions

            "Average FSC Share Price" shall mean the average of the last sales prices per share of FSC Common Stock on the Nasdaq National Market for the ten (10) consecutive trading days preceding the Closing Date (such period referred to herein as the "Closing Calculation Period"); subject to the following:

                        (i) if the Average FSC Share Price is greater than or
                  equal to $24.05, the Average FSC Share Price shall be $24.05; and

                        (ii) if the Average FSC Share Price is less than or
                  equal to $18.70, the Average FSC Share Price shall be $18.70.

            "Comstock Share Price" shall mean, subject to adjustment pursuant to
            Section 8.2(g) below, $65,000,000 divided by (i) the total number of issued and outstanding shares of Comstock

            Common Stock, plus (ii) the total number of shares of Comstock Common Stock subject to all Vested Options, plus (iii) the total number of shares of Comstock Common Stock subject to all Warrants.

            "Exchange Ratio" shall mean (in each case, rounded to four digits to the right of the decimal point) that number of shares of FSC Common Stock (rounded to the nearest one thousandth) determined as follows:

                              Comstock Share Price
                              --------------------
                             Average FSC Share Price

            "Merger Consideration" for each share of Comstock Common Stock being converted into shares of FSC Common Stock shall mean that number of duly authorized, validly issued, fully paid and nonassessable shares of FSC Common Stock equal to the Exchange Ratio; provided, however, if, prior to the Effective Time, FSC should split, reclassify or combine the FSC Common Stock, or pay a stock dividend or other stock distribution in FSC Common Stock, as of a record date prior to the Effective Time, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Exchange Ratio and the total number of shares of FSC Common Stock to be issued in the transaction so as to maintain the proportional interest in FSC Common Stock which the shareholders of Comstock would otherwise have received.

            (c) FSC Stock. All shares of FSC Common Stock which are outstanding immediately prior to the Merger shall continue to be outstanding after the Merger.

      3.2 The Merging Banks.

            (a) FSB Common Stock. All shares of FSB Common Stock which are outstanding immediately prior to the Bank Merger shall continue to be outstanding immediately after the Bank Merger

            (b) Bank Common Stock. As of the Effective Time, each issued and outstanding share of Bank Common Stock and all rights in respect thereof shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no FSB Common Stock or FSC Common Stock shall be delivered in exchange therefore.

            3.3 Options Immediately prior to the Effective Time, each then outstanding Option issued under each stock option plan, program, agreement or arrangement of Comstock (each a "Comstock Stock Plan") that has previously vested prior to the Merger (a "Vested Option") shall be exercised pursuant to a cashless exercise procedure whereby each holder of a Vested Option shall be entitled to receive on a net basis that number of shares of Comstock Common Stock equal to X in the following formula:

                                  X = A(B - C)
                                  ------------
                                        B

Where A equals the number of shares of Comstock Common Stock subject to such Vested Option, B equals the Comstock Share Price and C equals the strike price of such Vested Option. The aggregate number of shares so issuable with respect to all Vested Options shall be referred to herein as the "Comstock Option Shares." At the Effective Time, each Comstock Option Share shall be converted into shares of FSC Common Stock pursuant to Sections 3.1 and 3.5 for the account of the holder of such Vested Option.

      3.4 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by the NGCL.

            (b) Notwithstanding the provisions of Section 3.4. (a) above, if any holder of shares of Comstock Common Stock who demands appraisal of such holder's shares of Comstock Common Stock under the NGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the

Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Comstock Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 3.1. hereof, without interest, upon surrender of the certificate or certificates representing such shares of Comstock Common Stock pursuant to
Section 3.5 hereof.

            (c) Comstock shall give FSC (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Comstock Common Stock, withdrawals of such demands, and any other instruments served on the Comstock pursuant to the NGCL. Except with the prior written consent to FSC, Comstock shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

      3.5 Exchange of Shares and Certificates.

            (a) Exchange Agent. As of the Effective Time, FSC shall deposit with First Chicago Trust Company of New York or such other bank or trust company as may be designated by FSC (the "Exchange Agent"), for the benefit of the holders of shares of Comstock Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, (i) cash in an amount sufficient to pay cash in lieu of fractional shares, and (ii) certificates representing the shares of FSC Common Stock issuable pursuant to Section 3.1. hereof in exchange for outstanding shares of Comstock Common Stock (the "Exchange Fund").

            (b) Exchange Procedures; Transfer of Shares. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Comstock Common Stock (the "Certificates") whose shares were converted into the right to receive shares of FSC Common Stock pursuant to Section 3.1. hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FSC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FSC Common Stock, and cash in lieu of fractional shares of FSC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FSC, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that whole number of shares which such holder has the right to receive pursuant to the provisions of this Article III and (ii) cash in lieu of any fractional number of shares as contemplated by this Section 3.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Comstock Common Stock which is not registered in the transfer records of Comstock, a certificate representing the proper number of shares of FSC Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of FSC Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of FSC that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional shares of FSC Common Stock as contemplated by this Section 3.5. No interest shall be paid or accrue on any cash payable in lieu of any fractional shares of FSC Common Stock.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to FSC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FSC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5(e) hereof, until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be applied to the holder of the certificate representing whole shares of FSC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FSC Common Stock to which such holder is entitled pursuant to Section 3.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FSC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of FSC Common Stock.

            (d) No Further Ownership Rights in Comstock Common Stock; No Transfer Following the Closing Date. All shares of FSC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
Article III (including any cash paid pursuant to Section 3.5(e) hereof) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Comstock Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Comstock Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

            (e) Fractional Shares.

                        (i) No certificates representing fractional shares of
                  FSC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FSC.

                        (ii) Notwithstanding any other provision of this
                  Agreement, each holder of shares of Comstock Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FSC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to (A) such fraction multiplied by (B) the Average FSC Share Price.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to FSC, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to FSC for payment of their Comstock Common Stock, any cash in lieu of fractional shares of FSC Common Stock and any dividends or distributions with respect to FSC Common Stock.

            (g) No Liability. None of FSC, FSB, Comstock, Bank or the Exchange Agent shall be liable to any person in respect of any shares of FSC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of FSC Common Stock, any cash in lieu of fractional shares of FSC Common Stock, or any dividends or distributions with respect to FSC Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by FSC, on a daily basis. Any interest and other income resulting from such investments shall be paid to FSC.

                                   ARTICLE IV
                          COVENANTS OF BANCORP AND BANK

      4.1 Conduct of Business Pending the Closing. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, each of Comstock and Bank shall conduct its respective operations and business in the usual and ordinary course of business and consistent with past practice and use their commercially reasonable efforts to retain for the benefit of FSC and FSB the continuing services of the present officers and employees of Bank and Comstock, to preserve the goodwill of customers and others having business relations with Bank and Comstock, to preserve the deposit levels of Bank, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect. Without limiting the generality of the foregoing, and except as otherwise specifically permitted by this Agreement, during the period from the date hereof to the Effective Time, neither Bank nor Comstock shall, without the prior written authorization of the Chairman, President or Chief Financial Officer of FSC:

            (a) Change in Capital Stock; Issuance of Shares. Make any change in their authorized capital stock, or issue, agree to issue or permit Bank or Comstock to become obligated to issue any shares of their capital stock, or securities convertible into their capital stock, except that Comstock may issue shares of Comstock Common Stock upon the exercise of outstanding Options or Warrants described in Schedule 5.3;

            (b) Options, Warrants, and Rights. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of their capital stock, or securities convertible into their capital stock (except for the Options and Warrants outstanding as of the date hereof described in Schedule 5.3, Comstock and Bank hereby represent and warrant that no options, warrants, stock appreciation rights or other rights to purchase shares of their capital stock are outstanding on the date hereof);

            (c) Dividends. Declare or pay any dividends or other distributions on any shares of their capital stock; provided, however, that Bank may declare dividends to Comstock in accordance with normal practices and to cover expenses associated with the transactions hereunder in an amount not to exceed $3,530,278 (see lines 11 and 20 on Schedule 8.2(g) attached hereto);

            (d) Purchase of Shares. Purchase or otherwise acquire, or agree to acquire, any shares of their stock, other than in a fiduciary capacity;

            (e) Benefit Plans. Except as required by law, or, with the consent of FSC, to terminate the employee benefit plans identified in Section 5.16 incident to the integration of Bank's employees into the employee benefit plans offered by FSC or FSB, enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan (other than the cafeteria plan identified in Schedule 5.16) in respect of any of their directors, officers or other employees;

            (f) Conduct of Business. Except as contemplated by this Agreement, take or omit to take any action which (i) causes Comstock or Bank not to conduct their respective businesses in a manner consistent with normal business practices, including with respect to the securities or asset portfolios of Bank,
(ii) has a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations of Comstock and Bank (the parties hereto recognize that the operation of Comstock and Bank until the Effective Time is the responsibility of Comstock and Bank and their respective Boards of Directors and officers; nevertheless, Comstock and Bank shall keep FSC advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of Comstock and Bank);

            (g) Acquisitions and Mergers. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company;

            (h) Liens; Indebtedness; Increase in Compensation, etc. Except in the ordinary course of business, (i) mortgage, pledge or subject to a lien or any other encumbrance any of their respective assets, dispose of any of their respective assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $20,000.00, other than the pending property purchase and the parking lot renovation at 6275 Neil Road, Reno, Nevada identified in Schedule 5.14 or (ii) except for the two Agreements for Change-in-Control Severance Benefits set forth in Schedule 5.16 hereto, increase any compensation or benefits payable to their respective officers or employees, except to pay routine merit increases in accordance with past practices and costs associated with the transactions contemplated under this Agreement (the parties hereto recognize that Bank has in the ordinary course of business routinely pledged up to $45,000,000 of mortgage loan assets and U.S. government and agency securities as collateral for borrowings from the Federal Home Loan Bank of San Francisco and that Bank may continue to pledge residential mortgage loans and U.S. government and agency securities to the Federal Home Loan Bank of San Francisco to secure borrowings in an aggregate amount up to $35,000,000 through the Closing Date). Notwithstanding the restrictions contained in this section, Comstock or Bank may grant individual annual increases to officers and employees for 1999 in accordance with past practices up to a maximum aggregate total of 6% of the total annual compensation of all officers and employees, which amount shall not in any event exceed $378,902, and continue during 1999 incentive compensation arrangements in accordance with past practices.

            (i) Amendments to Charter, etc. Amend their respective Articles of Incorporation or make any material amendments to their respective Bylaws which would interfere in any manner with the transactions contemplated by this Agreement.

      4.2 Investigation; Access. Each of Comstock and Bank shall diligently endeavor to (i) take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSC and FSB to that end, including, without limitation, providing to FSC and FSB, and their respective employees, accountants and counsel, access to Comstock's and Bank's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; provided, however, that such investigation to be conducted by FSC and FSB shall be performed in such a manner which will not unreasonably interfere with the normal operations, or customer or employee relations, of Comstock and Bank and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VIII.

      Comstock and Bank have delivered to FSC, as Schedule 4.2, (i) a list setting forth all of the classified, criticized and non-performing assets of Bank ("Classified Assets") as identified by Bank or by the most recent examination by Bank's federal or state bank examiner, along with an explanation of management's response for dealing with such assets, (ii) a list of all loans which are more than thirty (30) days past due ("Past Due Loans"), and (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items (i) and (ii).

      From execution of the Agreement until Closing, Comstock and Bank shall deliver to FSC (i) monthly reports which summarize the loan and lease and the deposit activity of Bank for the previous month, and (ii) a report detailing any changes to the Classified Assets or Past Due Loans.

      FSC covenants and agrees that FSC and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Comstock and Bank received from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement/Prospectus, the Registration Statement on Form S-4 to be filed by FSC pursuant to Section 6.10, or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Comstock.

      4.3 Regulatory Approvals. Comstock and Bank shall (i) use their best efforts in good faith to assist FSC in obtaining all necessary regulatory approvals and taking or causing to be taken all other action required under this Agreement on its or their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSB to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article VIII. Comstock and Bank shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein. Comstock and Bank know of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities.

      4.4 Termination of Employee Benefit Plans. On or before the Effective Time, Comstock and FSC shall determine whether it is in the best interests of the parties hereto and the employees of Comstock and Bank to terminate the employee benefit plans (as described in Section 5.16) or to merge such plans into an appropriate FSC benefit plan. FSC will cooperate in such determination to either freeze the Plans or transfer such benefits under the Plans (in a plan-to-plan transfer) into an existing benefit plan maintained by FSC as to which such benefits may be transferred without necessity of material amendment to, or adverse effect on qualification of, such FSC plan and provided further that FSC incurs no expense or other adverse result in allowing such rollover of benefits.

      4.5 Information for Proxy Statement. Upon request by FSC, Comstock and Bank shall timely prepare and deliver to FSC, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Registration Statement contemplated by Section 6.10 of this Agreement.

      4.6 Environmental Reports. Within twenty (20) days of execution of this Agreement, Comstock and Bank shall cause to be prepared, by firms reasonably acceptable to FSC, Phase I Environmental Reports with respect to real property owned by Comstock and Bank, including Bank's branch facilities. In the event a Phase I report indicates that Comstock or Bank may be a potentially liable party for remedial action under any environmental laws

(as such term is defined in Section 5.7 below), then Comstock and Bank shall cause Phase II Environmental Reports to be prepared detailing any possible exposure under such laws. The cost of said Phases I and II Environmental Reports and the cost of any remedial action determined to be necessary by such reports shall be borne by Comstock and Bank. Bank shall make available to FSC any Phase I Environmental Reports which it has obtained on real property-secured loans.

      4.7 Notification of Actions. Comstock and Bank covenant and agree to immediately notify FSC and FSB in the event of any action which materially affects any of the covenants set forth in this Article IV.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

      As an inducement to FSC and FSB to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, Comstock and Bank jointly and severally represent and warrant to and agree with FSC and FSB as of the date of this Agreement and as of the Closing Date as follows:

      5.1 Organization, Conduct of Business, etc. Each of Comstock and Bank (i) is duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted,
(iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect, as defined in Section 11.17, below, on Comstock or Bank or their respective businesses, operations, properties, assets or condition (financial or otherwise), and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Comstock or Bank or their respective businesses, operations, properties, assets or condition (financial or otherwise). Other than Comstock's ownership of Bank and except as set forth in Schedule 5.1, neither Comstock nor Bank owns any equity interest in any other business organization and neither Comstock nor Bank is a party to any joint venture or similar enterprise.

      5.2 Capitalization. The authorized capital stock of Bank consists solely of 6,000,000 shares of Bank Common Stock. As of the date hereof, there are 2,210,834 shares of Bank Common Stock issued and outstanding. Comstock owns, beneficially and of record, all of the issued and outstanding shares of Bank Stock. The authorized capital stock of Comstock consists solely of 15,000,000 shares of Comstock Common Stock. As of the date hereof, there are 5,035,500 shares of Comstock Common Stock issued and outstanding, net of 8,000 shares of treasury stock. The outstanding shares of Comstock Common Stock and the holders of record thereof are identified on Schedule 5.2 hereto. All of the outstanding shares of capital stock of each of Bank and Comstock have been duly authorized and are validly issued, fully paid and nonassessable.

      5.3 Options, SARs, Warrants, etc. Schedule 5.3 identifies (i) the holders of each of the Options, the number of Options held by each holder of Options and the Option exercise price with respect thereto and (ii) the holders of each of the Warrants, the number of Warrants held by each holder of Warrants and the Warrant exercise price with respect thereto. Except for the Options and the Warrants, there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bank or Comstock. Except for the stock option plans disclosed on Schedule 5.16, neither Comstock nor Bank maintain a plan relating to the issuance, sale, purchase or redemption of capital stock of Comstock or Bank.

      5.4 Authorization; Validity of Agreement. Each of Comstock and Bank has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of Comstock and Bank, has been duly executed and delivered on behalf of Comstock and Bank, and, subject to approval by the shareholders of Comstock, constitutes a valid and binding agreement of Comstock and Bank, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

      5.5 Comstock and Bank Reports. Since January 1, 1995, each of Comstock and Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"),

Federal Deposit Insurance Corporation (the "FDIC") and the Nevada Financial Institutions Division (the "Division"). All such reports and statements filed by Comstock or Bank with the Federal Reserve Board, the FDIC, the Division and other applicable state securities or banking authorities are collectively referred to herein as the "Bank Reports." As of their respective dates, the Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and as of the date hereof do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as set forth on Schedule 5.5, since January 1, 1995, no regulatory agency, including the Federal Reserve Board, the FDIC and the Division, has criticized, in any significant manner, the management or operation of Comstock or Bank, cited Comstock or Bank for a violation of law, or imposed any mandatory action by Comstock or Bank to bring such party in compliance with applicable rules and regulations.

      5.6 Comstock and Bank Financial Statements; No Undisclosed Liabilities. Comstock's audited Balance Sheets as of December 31, 1996 and December 31, 1997, and its audited Statements of Income and Statements of Cash Flow for the years ended December 31, 1996 and December 31, 1997, and Comstock's unaudited interim Balance Sheet for the period ended September 30, 1998, heretofore delivered to FSC (hereinafter the "Financial Statements"), were prepared in accordance with generally accepted accounting principles consistently applied (except for such interim statement which requires year-end adjustments) and present fairly Comstock's and Bank's financial condition, results of operations and changes in cash flow as of such dates.

      Comstock and Bank will provide to FSC on a monthly basis prior to the Effective Time all interim financial statements relating to Comstock and Bank customarily prepared by Comstock or Bank.

      Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to this Section 5.6 and in Schedule 5.6, and except for those liabilities incurred in the normal course of Comstock's or Bank's business or as contemplated by this Agreement, neither Comstock nor Bank has any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Except as set forth on Schedule 5.6, there are no suits, actions or proceedings pending or, to the knowledge of Comstock or Bank or any of their directors or officers, threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director or officer of Comstock or Bank or his or her heirs, executors or administrators, as against Comstock or Bank or any successor to the business of Comstock or Bank.

      5.7 Environmental Matters. For purposes of this Section 5.7, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. Sections 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Sections 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.A. Sections 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. Sections 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.A. Sections 2601, et seq. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of an office of a financial institution as long as such products are used in accordance with label instructions.

      Except as set forth in Schedule 5.7, to the best knowledge of Comstock and Bank after due inquiry, neither Comstock or Bank, nor any property of Comstock or Bank, is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by Comstock and Bank (including other real estate), to the best knowledge of Comstock and Bank after due inquiry:

            (a) No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

            (b) No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

            (c) Neither Comstock, Bank nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

            (d) To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to FSC in writing.

            (e) No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

      5.8 Loan Loss Reserves. The reserves for possible loan losses and net loan charge-offs of Bank as established from time to time by Bank are adequate under generally accepted accounting principles. Such reserves comply in all material respects with all loan loss requirements or guidelines applied to Bank by any governmental authorities having jurisdiction with respect thereto.

      5.9 Title to Properties. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 5.6, and except as set forth on
Schedule 5.9, Comstock and Bank own, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date. Except as set forth in Schedule 5.9, neither Comstock nor Bank has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties. To Bank's knowledge, there are no such violations of material nature and all buildings and structures used by Comstock and Bank substantially conform with all applicable ordinances, codes and regulations. Except as set forth in
Schedule 5.9 hereto, in Comstock's and Bank's opinion, all such properties which are material to the business or operations of Comstock and Bank are in a good state of maintenance and repair and are adequate for its current uses and purposes. During each of the past three calendar years, Comstock and Bank and their properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof. Comstock and Bank have delivered to FSC true and correct copies of all deeds, title insurance policies and surveys each has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

      5.10 Absence of Defaults. The execution of this Agreement and the Bank Articles of Merger does not and performance of the transactions contemplated by them will not (assuming Comstock shareholder approval and applicable regulatory approval) (a) violate the provisions of the Articles of Incorporation or Bylaws of either Comstock or Bank, or (b), except as set forth in Schedule 5.10, violate the provisions of or place either Comstock or Bank in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which either Comstock or Bank is subject, to which any property of either Comstock or Bank is subject, or to which either Comstock or Bank is a party, which violations or defaults would in the aggregate have a Material Adverse Effect on the business, operations, properties, assets, or condition (financial or otherwise) of either Comstock or Bank.

      5.11 Absence of Material Adverse Changes. Except as set forth on Schedule 5.11, since December 31, 1997, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Comstock and Bank that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on Comstock or Bank. Since December 31, 1997, Comstock and Bank have conducted their respective businesses only in the ordinary course and consistent with past banking standards.

      5.12 Actions, Proceedings and Investigations. Set forth in Schedule 5.12 hereto is a complete and accurate listing of all litigation, administrative or other proceeding to which Comstock or Bank is a party, except for such proceedings in which Bank is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Bank. There are no actions, proceedings or investigations pending, or, to the knowledge of the executive officers of Bank and Comstock, threatened or contemplated against or relating to Comstock or Bank or any of their respective properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Comstock or Bank, or the ability of Comstock or Bank to consummate the Merger and Bank Merger contemplated hereby.

      5.13 Absence of Brokerage Commissions, etc. Except for Comstock's agreement with Hovde Financial, Inc., the details of which have been disclosed to FSC in Schedule 5.13, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Comstock and Bank directly with FSC and FSB without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Comstock and Bank in such a manner as to give rise to any valid claim against Comstock or Bank, or FSC or FSB, for a brokerage commission, finder's fee or like payment.

      5.14 Material Contracts Except for those documents listed on Schedule 5.14 hereto, copies of which documents have been provided by Comstock and Bank to FSC, each of Comstock and Bank is not a party to or bound by any commitment, agreement or other instrument which (i) is material to the business, operations, properties, assets or financial condition of Comstock or Bank; (ii) limits the freedom of Comstock or Bank to compete in any line of business or with any person; or (iii) requires Bank to transfer funds (other than in the ordinary course of business) to, make an investment in or guarantee the debt of any entity. Except as set forth in Schedule 5.14, neither Comstock or Bank is a party to any contract or agreement, including but not limited to any lease, service contract or employment agreement which (i) provides for a remaining term in excess of two (2) years from and after the date hereof, and (ii) provides for a total payment thereunder in excess of $20,000.00. Neither Comstock or Bank is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute such a default, in any respect which has or may have a Material Adverse Effect on the business, operations, properties, assets or financial condition of Comstock or Bank under any of the agreements or other instruments referred to in this Section 5.14.

      5.15 Compliance With Laws; Documentation.

            (a) Except as set forth on Schedule 5.15, to the best knowledge of Comstock and Bank, after due inquiry: the conduct by Comstock and Bank of their respective businesses does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of Comstock or Bank; and Comstock and Bank each has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Comstock and Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, and in particular Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974.

            (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements of Bank as held in its portfolio, or as sold into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, each is based on a valid, binding and enforceable contract(s) or commitment(s), each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in full compliance with all applicable federal, state or local laws or regulations. Except as set forth on Schedule 5.15, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

            (c) To the best knowledge of Comstock and Bank, all loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

            (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Comstock and Bank, has been or will be suffered or incurred by Comstock and Bank.

            (e) To the best knowledge of Comstock and Bank, Bank is not in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or as to which Bank has sold to other investors, the effect of which violation, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or other) of Bank, and with respect to such mortgage loans Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or (vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, to the material detriment of Bank.

            (f) Bank is not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

      5.16 Employee Benefits.

            (a) Schedule 5.16 contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Comstock or Bank (the "Plans"). Neither Comstock nor Bank has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Comstock or Bank.

            (b) Except as set forth in Schedule 5.16, there are no employment agreements entered into by Comstock or Bank and no other deferred compensation or salary continuation agreements or commitments maintained or agreed to by Comstock or Bank.

            (c) With respect to each of the Plans, Comstock and Bank have heretofore delivered to FSC true and complete copies of each of the following documents: (i) each Plan and related trust, if any (including all amendments thereto); (ii) annual report and actuarial report, if required to be filed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the last two (2) years and the latest financial statement, if any, for each such Plan; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"); and (v) information which identifies (x) all asserted or unasserted claims arising under any Plan,
(y) all claims presently outstanding against any Plan, (z) a description of any future compliance action required with respect to any Plan under ERISA, or federal or state law.

            (d) All required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements. Except as disclosed on Schedule 5.16, each trust associated with the Plans, if any, is fully funded as of the date of this Agreement. Schedule 5.16 sets forth the amount of monthly payments due and owing for each month that the 401(k) Plan, Bank Payroll Stock Deduction Purchase Plan, Deferred Compensation Plan and two Salary Continuation Agreements for Robert N. Barone ("Mr. Barone") and Larry A. Platz ("Mr. Platz") are continued and the amount of liability for claims if Comstock or Bank were to terminate the Plans and the costs involved in any such termination. Except as disclosed in Schedule 5.16, there are no other material liabilities that would be incurred in connection with the termination of the Plans.

            (e) Except as disclosed on Schedule 5.16, each of the Plans has been operated and administered since inception in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Plans are legally valid and binding and in full force and effect.

            (f) All amendments required under the Code have been made by Comstock or Bank and approved by the IRS with respect to each Plan on or prior to the date of this Agreement.

            (g) Except as set forth in Schedule 5.16, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of Comstock or Bank, or (D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

            (h) There are no pending or, to Comstock's or Bank's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

            (i) Except as set forth in Schedule 5.16, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of Comstock or Bank to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

            (j) Neither Comstock nor Bank has ever had liabilities to the Pension Benefit Guaranty Corporation ("PBGC"). No material liability to the PBGC has been or will be incurred by Bank or other trade or business under "common control" with Comstock or Bank (as determined under Section 414(c) of the Code) (each a "Common Control Entity") on account of any termination of a Plan subject to Title IV of ERISA. On and after September 2, 1974, no filing has been made by Comstock or Bank (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by Bank (or any Common Control Entity). Neither Comstock, Bank nor any Common Control Entity, has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Plan subject to Section 4064(a) of ERISA to which Comstock or Bank (or any Common Control Entity) made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

      5.17 Repurchase Agreements. Bank has, as of the date hereof, and as of the Closing Date will have, valid and perfected first position security interests in all government securities subject to repurchase agreements, and, to the knowledge of Comstock and Bank, as of the date hereof, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

      5.18 Taxes and Tax Returns. Comstock and Bank each has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all tax returns filed for the years ending 1995, 1996, and 1997. Comstock and Bank have filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Except as set forth in Schedule 5.18, to the best knowledge of Comstock and Bank, after due inquiry, Bank has timely filed all currency transaction reports required by the Bank Secrecy Act, as amended, has timely filed all information returns required by Sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of
the Code; and has exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999. Where payment of such taxes is not required to be made as of the date hereof, Comstock and Bank have set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

      5.19 Consents and Approvals Except for (i) the filing of applications and notices, as applicable, with the State of Nevada, the FDIC and/or the Federal Reserve Board and approval of such applications, (ii) the filing of the Bank Articles of Merger with the Nevada Secretary of State and the filing of the Certificate of Merger with the respective Secretaries of State of Delaware and Nevada, (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Comstock's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), and (iv) the consents and approvals set forth in Schedule 5.19, no consents or approvals of, or filings or registration with, any governmental entity or with any third party are necessary in connection with (A) the execution and delivery by Comstock and Bank of this Agreement or (B) the consummation by Comstock and Bank of the transactions contemplated by this Agreement.

      5.20 Insurance. Schedule 5.20 contains a true, complete and correct description of all material policies of fire, liability, production, completion bond, errors and omissions, workmen's compensation and other forms of insurance owned or held by Comstock and Bank, copies of which have previously been delivered to FSC. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. During the last three years neither Comstock nor Bank has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

      5.21 Section 280G. No payment received by any person as a result of the transactions contemplated hereby shall constitute an "excess parachute payment" within the meaning of section 280G of the Code.

      5.22 Disclosure. No representation or warranty by Comstock or Bank contained in this Agreement, nor any statement or certificate furnished or to be furnished by Comstock or Bank to FSC or FSB or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of Comstock and Bank with adequate information as to Comstock and Bank and their condition (financial or otherwise), properties, assets, liabilities, business and prospects, and Comstock and Bank have disclosed to FSC and FSB in writing all material adverse facts known to them relating to same.

                                   ARTICLE VI
            COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB

      As an inducement to Comstock and Bank to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, FSC and FSB jointly and severally covenant, represent and warrant to and agree with Comstock and Bank as of the date of this Agreement and as of the Closing Date as follows:

      6.1 Organization, Conduct of Business, etc. FSC and FSB (i) are each duly organized and validly existing and in good standing under the laws of Delaware (in the case of FSC), or the State of Nevada (in the case of FSB), (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a Material Adverse Effect on FSC and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FSC and its consolidated subsidiaries.

      6.2 Authorization and Validity of Agreement. FSC and FSB each have the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Executive Committee of the Board of Directors of FSC and the Board of Directors of FSB, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of FSC and FSB, enforceable in accordance with its terms, subject to approval of the sole shareholder of FSB and ratification by the Board of Directors of FSC.

      6.3 FSC Reports. Since January 1, 1995, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "OCC"), (iv) the FDIC, and (v) other applicable state securities or banking authorities. All such reports and statements filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, to the best knowledge of the officers of FSC, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue


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
statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      6.4 FSC Financial Statements; Tax Returns. FSC's Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to Comstock and Bank, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC will provide a copy of its Consolidated Balance Sheet and its Consolidated Statement of Income and Consolidated Statement of Cash Flow as of December 31, 1998 when available. FSC has filed all federal, state and local tax returns and forms (including but not limited to Forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FSC has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

      Except as and to the extent stated in the FSC Financial Statements provided by FSC to Comstock and Bank and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective businesses, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

      6.5 Absence of Material Adverse Changes. Since December 31, 1997, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on FSC and its consolidated subsidiaries.

      6.6 Absence of Defaults Under Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSB's respective Articles of Incorporation, Bylaws, or any agreement to which FSC or FSB is a party or by which either of them is bound or to which any of their respective properties is subject, or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities and of the shareholders of FSB and Bank.

      6.7 Actions, Proceedings, and Investigations. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FSC, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries, or the ability of FSC or FSB to consummate the Merger contemplated hereby.

      6.8 Regulatory Approvals. FSC and FSB shall (i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Comstock and Bank to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in
Article VIII. FSC knows of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities. FSC shall give Comstock prompt notice of receipt of the regulatory approvals referred to in
Section 8.1(a) and shall provide Comstock with copies of any written comments by any regulatory authorities regarding or relating to the non-confidential portions of the regulatory applications filed in connection with the transactions contemplated hereby.

      6.9 FSC Common Stock. All of the outstanding FSC Common Stock is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable.

      6.10 Registration of Shares. FSC will use its best efforts to cause a Registration Statement on Form S-4 or other appropriate form (the "Registration Statement") to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 Rules"), and the FSC Common Stock to be issued by FSC in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws in those states in which Comstock has informed FSC that its shareholders reside. FSC will furnish to Comstock, its counsel, investment banker and accountants drafts of Registration Statement filings sufficiently in advance of filing so as to afford a reasonable opportunity for review and comment.

      6.11 Notification of Actions. FSC and FSB covenant and agree to immediately notify Comstock and Bank in the event of the breach of any of the covenants set forth in this Article VI.

      6.12 NASDAQ/NMS Listing. FSC shall take all actions necessary to assure that the shares of FSC Common Stock to be issued in the Merger will be approved for listing on the National Association of Security Dealers Automatic Quotation, National Market System ("NASDAQ/NMS") prior to the Closing Date.

      6.13 Indemnification. FSC agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Comstock and Bank as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall, to the greatest extent permitted by Delaware law and the organizational documents of FSC as in effect, survive the Merger and shall continue in full force and effect for a period of three (3) years. If FSC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, FSC shall use its commercially reasonable efforts to cause such successor and assigns of FSC to assume the obligations set forth in this Section 6.13

      FSC shall use its commercially reasonable efforts to cause the persons serving as officers and directors of Comstock and Bank immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the current policies of directors' and officers' liability insurance maintained by Bank with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (provided that FSC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors); provided, however, that FSC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Bank for such insurance.

      6.14 Ongoing Credit Review. With respect to its ongoing credit review of Bank between the date hereof and the Effective Time, FSC covenants and agrees that it shall apply the same credit review procedures and credit standards it used in the initial credit review and that in its ongoing credit review it will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a Material Adverse Effect.

      6.15 Limitations on FSC's Conduct Prior to the Effective Time. Between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, FSC shall not, without prior written consent of Comstock, take any action which would or is reasonably likely to (i) adversely affect the ability of FSC to obtain any necessary approvals of any governmental entity required for the transactions contemplated hereby; (ii) adversely affect FSC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of FSC's obligations hereunder not being satisfied.

      6.16 Access to Information. Upon reasonable request by Comstock, Brad D. Hardy, Executive Vice President & Chief Financial Officer, or Jay S. Bachman, Senior Vice President, Corporate Development, shall be available in Salt Lake City, Utah, to Comstock and its representatives, counsel, accountants and agents to discuss FSC's operations, and FSC shall provide to Comstock and its representatives, at their request, copies of all filings made with the SEC between the date hereof and the Closing. Comstock covenants and agrees that it and its representatives, counsel, accountants and agents will hold in strict confidence all documents and information concerning FSC or any of its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Form S-4 or any of the public information of any application required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to FSC.

      6.17 FSB Board Position. FSC hereby agrees to elect Robert N. Barone to serve as a member of the Board of Directors of FSB for a term of one (1) year from and after the Effective Time. FSC further agrees to take no action to remove Mr. Barone as a director during such period unless such removal is for cause or results from Mr. Barone's inability to serve by reason of his physical or mental illness or incapacity.

      6.18 Federal Home Loan Bank Membership. FSC hereby agrees to maintain Bank's membership, or obtain on behalf of FSB a membership, in the San Francisco Federal Home Loan Bank for one (1) year from and after the Effective Time; provided, however, that such membership may be terminated at any time during such period in the event that the Management Committee of First Security Bank, N.A. determines that there exist compelling business reasons to do so (such that FSB's continued membership and investment in the FHLB exposes FSB to unacceptable financial risk).

                                  ARTICLE VII
                     PROXY STATEMENT; SHAREHOLDER MEETINGS

      7.1 Proxy Statement. FSC (with the assistance of Comstock and Bank) shall prepare the Registration Statement, as provided in Paragraph 6.10 above, which Registration Statement will include a Proxy Statement to be used with respect to providing the shareholders of Comstock with notice of the shareholder meeting for Comstock. Comstock and Bank represent and warrant that the information they provide for use in the Proxy Statement will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 Act") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 Rules"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Comstock and Bank make no representation with respect to information furnished by FSC or FSB expressly for inclusion in the Proxy Statement. FSC and FSB represent and warrant that the Proxy Statement will comply in all material respects with the requirements of the 1934 Act and the applicable 1934 Rules, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC and FSB make no representation with respect to information furnished in writing by Comstock and Bank expressly for inclusion in the Proxy Statement.

      7.2 Comstock Meeting. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Comstock at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement and in no event later than the expiration of forty-five (45) days, or in the event of an SEC comment period, the expiration of such SEC comment period, if applicable, without the filing of any post-effective amendment to the Registration Statement to be filed by FSC pursuant to Paragraph 6.10, following the effectiveness of said Registration Statement. Comstock will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders. Consistent with the exercise of their fiduciary duties to shareholders, the Board of Directors of Comstock shall recommend to the shareholders that the shareholders approve the Agreement and the transactions contemplated therein.

      7.3 Bank and FSB Action By Unanimous Written Consent. This Agreement shall be submitted to the sole shareholder of each of Bank and FSB for approval, ratification and confirmation pursuant to an Action by Unanimous Written Consent in accordance with the applicable provisions of law as promptly as practicable after the execution of this Agreement, and in no event later than the expiration of forty-five (45) days without the filing of any post-effective amendment to the Registration Statement to be filed by FSC pursuant to Paragraph 6.10, following the effectiveness of said Registration Statement. FSC owns beneficially and of record all of the issued and outstanding shares of FSB Common Stock and will vote all of such shares in favor of this Agreement. Comstock owns all of the issued and outstanding shares of Bank Common Stock and will vote all of such shares in favor of this Agreement.

                                  ARTICLE VIII
                              CONDITIONS OF CLOSING

      8.1 Conditions of Closing For All Parties.

      The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

            (a) Regulatory Approval. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to the consents, approvals and permissions of all applicable regulatory authorities which are necessary to the carrying out of the Bank Merger and Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subparagraph (a) shall not have imposed any significant conditions which FSC and FSB on the one hand, or Comstock and Bank, on the other, reasonably deem to be materially disadvantageous or burdensome. An approval shall be deemed to be materially disadvantageous or burdensome if the approval includes a condition which, in the reasonable opinion of the Board of Directors of FSC, would have a Material Adverse Effect on the anticipated economic and business benefits to FSC of the transactions contemplated by this Agreement.

            (b) Registration Statement, etc. The FSC Common Stock to be issued by FSC hereunder shall be the subject of the Registration Statement and to qualification or exemption under state securities laws as appropriate. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order. Such FSC Common Stock shall have been included for listing in the NASDAQ/NMS subject to official notice of issuance.

            (c) No Injunction, etc. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

            (d) Tax Opinions. FSC and Comstock shall have received from Ray, Quinney & Nebeker, counsel to FSC, an opinion reasonably satisfactory to FSC and Comstock in the form of Schedule 8.1(d), respectively, to the general effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes by Comstock or FSC, nor shall the issuance of the FSC Common Stock result in the recognition of gain or loss by the holders of Comstock Common Stock who receive such stock in connection with the Merger. The opinion shall be dated prior to the date the Prospectus is first mailed to the shareholders of Comstock and such opinion shall not have been withdrawn or modified in any material respect.

            (e) Section 280G. There shall have been no payments received by any person as a result of the transactions contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

      8.2 Conditions of Closing For FSC and FSB. The obligation of FSC and FSB, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

            (a) Shareholder Approval. A majority of the shareholders of Comstock shall have approved this Agreement and the Merger contemplated hereby (unless a higher percentage of the outstanding shares of Comstock must approve the transaction under the Articles of Incorporation or Bylaws of Comstock). Comstock, as the sole shareholder of Bank, shall approve the Agreement and the Bank Merger.

            (b) Comstock and Bank Resolutions; Corporate Documents. Each of Comstock and Bank shall have delivered to FSC and FSB (i) a copy of its Articles of Incorporation as certified by the Nevada Secretary of State; (ii) a copy of its bylaws certified by its corporate secretary, (iii) a certificate of good standing dated as of the Closing Date, issued by the appropriate governmental agency, (iv) certified copies of resolutions duly adopted by its Board of Directors approving this Agreement and, in the case of the Board of Directors of Comstock, directing the submission thereof to a vote of the shareholders of Comstock, and (v) certified copies of resolutions duly adopted by the shareholders of Comstock (owning the outstanding shares as required by subparagraph (a) above) approving this Agreement and the Merger, all as contemplated hereby.

            (c) Comstock and Bank Representations and Warranties. Unless waived in writing by FSB and FSC, the representations and warranties of Comstock and Bank contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Comstock and Bank shall each have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it. FSC and FSB shall have received at the Closing a certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Comstock and Bank by one of their duly authorized executive officers.

            (d) Comfort Letters. FSC shall have received letters from Kafoury, Armstrong & Co., dated (i) the effective date of the Registration Statement and
(ii) shortly prior to the Effective Time, in form and substance satisfactory to FSC, with respect to Comstock's and Bank's financial condition, which letters shall be based upon customary specified procedures undertaken by such firm. The "comfort letters" contemplated hereby shall include, but not be limited to, those matters identified in Schedule 8.2(d) attached hereto.

            (e) Opinion of Comstock and Bank Counsel. Unless waived in writing by FSC and FSB, FSC and FSB shall have received at the Closing from Grady & Associates, special counsel to Comstock and Bank, and other counsel to Comstock and Bank acceptable to FSC, written opinions, dated the Closing Date, substantially in the form of Schedule 8.2(e) hereto.

            (f) Affiliate's Letter. Unless waived in writing by FSC, FSC shall have received a letter from each person who, in the opinion of Comstock and its counsel (who shall be entitled to rely on written certificates of such persons), is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Comstock in the form attached hereto as Schedule 8.2(f). Such "affiliate's" letter shall include covenants with respect to compliance with the rules and regulations of the SEC for any public reoffering or sale of the FSC Common Stock to be issued under the terms of this Agreement to such affiliate.

            (g) Condition of Bank. FSB shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted prior to the execution of this Agreement and updated as of the Closing Date, as provided below, that (i) the assets, books, records and operations of Bank are in reasonably satisfactory condition and will not adversely impact FSB after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of Bank by FSC, there are no liabilities (existing, threatened or contingent) which FSC, in its discretion, determines to be unacceptable, as determined by reference to Articles IV and V of this Agreement;
(iii) the methodology for determining and the allowance for loan and lease losses of Bank as determined by the grading of Bank loans and leases by FSC, is adequate in all material respects; (iv) the net earnings after taxes for the years ended 1995, 1996, 1997 and 1998 are as reported in the Financial Statements delivered to FSC pursuant to Section 5.6; and (v) as of the Closing Date, the net worth of Comstock and Bank, calculated in accordance with generally accepted accounting principles and as more specifically set forth in
Schedule 8.2(g) attached hereto, will exceed $16,658,575, exclusive of unrealized securities gains or losses pursuant to FASB 115 (see line 23 on Schedule 8.2(g)). The net worth test shall be calculated after accrual or payment of the expenses incurred by Comstock and Bank with respect to the Bank Merger and Merger, including but not limited to investment banker's, auditor's and attorney's fees and expenses incurred with respect to employee severance payments and/or termination or freezing of any employee Plan, as defined in
Section 5.16 (provided that all of such expenses collectively shall not exceed an aggregate total of $2,782,183 after tax (see lines 11 and 22 on Schedule 8.2(g) attached hereto)), but before pay-in of the exercise strike price, including any tax effects of such exercise, for the Options and Warrants, all of which shall inure to the benefit of FSC in addition to the equity target stated herein, as more specifically set forth in Schedule 8.2(g). Such net worth target assumes a Closing Date of March 31, 1999 and shall be increased by $190,000 per month (on a pro-rated basis) if the Closing Date were to occur after March 31, 1999. In the event that Comstock and Bank incur costs as a result of Phase II remediation related to the Carson City, Nevada, property of Five Hundred Thousand Dollars ($500,000) or less, the parties agree that the purchase price shall be decreased on a dollar-for-dollar (after-tax) basis. Should the remediation costs exceed $500,000, the parties shall have the right to renegotiate the terms of this transaction.

      In the event FSB determines, and Bank agrees, that certain loans or assets should be written down or charged off or that additions to the provision for loan losses should be made, as contemplated by subparagraphs (ii) and (iii) of this Section 8.2(g), Bank agrees to take such actions as are appropriate under the circumstances and the net worth requirement set forth in this paragraph as a condition to Closing shall be determined after the taking of such actions.

      Any charge-offs, other asset write-downs or additions to the allowance for loan loss or other financial adjustments at or prior to the Closing made at the request, in writing, of FSC or FSB, for the convenience of FSC or FSB, and not required by said subparagraphs (ii) and (iii) of this 8.2(g), which charge-offs or additions Bank agrees to make, shall not reduce net worth for purposes of satisfaction of the net worth condition set forth in this Section 8.2(g).

      With respect to the credit review to be conducted by FSC and FSB hereunder, FSC and FSB covenant and agree that the update credit review of Bank by FSC and FSB shall be conducted approximately fifteen (15) business days prior to the Closing Date. In conducting the update credit review, FSC and FSB agree that they shall apply the same credit review procedures and credit standards they used in the initial credit review and that in their update review they will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a material adverse event. A demonstrable adverse change or a material adverse event shall be defined by reference to the term Material Adverse Effect.

            (h) Employment Agreements. Each of Mr. Barone and Mr. Platz shall have executed and delivered an Employment Agreement in the form set forth as Schedules 8.2(h-1) and 8.2(h-2), respectively, attached hereto and incorporated herein.

            (i) Condition of Properties. FSC shall have determined, based on the Phase I and Phase II Environmental Reports, as provided in Section 4.6 above, that there are no liabilities (existing, threatened or outright) associated with the real properties owned by Comstock or Bank which are unacceptable. Such determination shall be made by FSC within forty-five (45) days of receipt of such Phase I and Phase II Environmental Reports delivered to FSC under Section 4.6, above.

            (j) Options and Warrants. All Options and Warrants shall have been exercised or cancelled (and no additional Options or Warrants shall have been issued as of the Closing Date) and each of the Comstock Stock Option Plans and agreements related thereto and the warrants covered by the Warrant Agreement provided under cover of Schedule 5.3 shall have been redeemed.

            (k) Cafeteria Plan Issues. Bank shall have (i) caused a Cafeteria Plan document under Section 125 of the Code to be in place; (ii) caused Forms 5500-C/Rs for the years 1993 through 1997 to be filed with the Department of Labor and the Internal Revenue Service under the Delinquent Filer Voluntary Compliance Program ("DVCP"), and (iii) paid all penalties associated with such DVCP filings. Payment of the penalties in connection with such filings shall have no impact on the net worth test set forth in Section 8.2(g).

      8.3 Conditions of Closing For Comstock and Bank. The obligation of Comstock and Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following:

            (a) FSC and FSB Representations and Warranties. Unless waived in writing by Comstock and Bank, the representations and warranties of FSC and FSB contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, FSC and FSB shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Comstock and Bank shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of FSC and FSB by one of their duly authorized executive officers.

            (b) Opinion of FSC Counsel. Unless waived in writing by Comstock and Bank, Comstock and Bank shall have received at the Closing from Ray, Quinney & Nebeker, a written opinion, dated the Closing Date, substantially in the form of
Schedule 8.3(b) hereto.

            (c) FSC Resolutions; Corporate Documents. FSC shall have delivered to Comstock a certified copy of resolutions duly adopted by the Board of Directors of FSC approving this Agreement, the Merger and the Bank Merger, all as contemplated hereby. FSC shall deliver to Comstock (i) a copy certified by the Delaware Secretary of State's Office of FSC's Certificate of Incorporation;
(ii) a copy of FSC's Bylaws certified by the Corporate Secretary, and (iii) a certificate of good standing dated as of a recent date, issued by the Delaware Secretary of State's office.

            (d) Shareholder Approval. Under the Delaware General Corporation Law, FSC shareholder approval is not required for the Merger. FSC, as the sole shareholder of FSB, shall approve the Agreement and the Bank Merger. A majority of the shareholders of Comstock shall have approved this Agreement and the Merger.

            (e) Fairness Opinion. Comstock shall have previously received a letter from Hovde Financial, Inc. dated as of a date within five (5) days of the mailing of the Comstock Proxy Statement to the shareholders of Comstock, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Comstock.

                                   ARTICLE IX
                                CLOSING OF MERGER

      9.1 Closing. Unless the Agreement is earlier terminated in accordance with
Article X, below, the closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the fifth business day after satisfaction or waiver of all of the conditions precedent set forth in Article VIII and the expiration of the required waiting period following approval of FSC's application to the Federal Reserve Bank of San Francisco and the Nevada Financial Institutions Division, if any, relating to the Merger and the Bank Merger but in no event later than thirty (30) days after the expiration of such period (the "Closing Date"), at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Salt Lake City, Utah 84111.

      9.2 Filing of Certificate of Merger and Articles of Merger.

            (a) Comstock and FSC shall execute a Certificate of Merger and Articles of Merger in substantially the forms attached hereto as Exhibits A-1 and A-2 and shall cause such Certificate of Merger and Articles of Merger to be filed with the Delaware Secretary of State's Office and the Nevada Secretary of State's Office, respectively, on the Closing Date or as soon thereafter as practicable. The Effective Time of the Merger shall be on such date as the Delaware Secretary of State and the Nevada Secretary of State, under their respective rules and regulations, deem the Merger effective.

            (b) Bank and FSB shall execute articles of merger in substantially the form attached hereto as Exhibit B and shall cause such articles of merger to be approved by the Nevada Financial Institutions Division and filed with the Nevada Secretary of State's office, on the Closing Date or as soon thereafter as practicable. The Bank Merger shall take effect on such date as the Nevada Secretary of State, under rules and regulations governing such office, deems the Bank Merger effective, but in any event shall be effective after the Effective Time of the Merger.

                                   ARTICLE X
                                   TERMINATION

      10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a) by mutual consent of the Executive Committee and Board of Directors of FSC and FSB, respectively, and the Boards of Directors of Comstock and Bank; or

            (b) by the Boards of Directors of FSC and FSB, respectively, or the Boards of Directors of Comstock and Bank at any time after the expiration of nine (9) months from the date hereof, if the Bank Merger and Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

            (b) by Comstock and Bank, upon written notice to FSC and FSB at any time if any representation or warranty of FSC and FSB contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC or FSB fail to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

            (c) by FSC and FSB upon written notice to Comstock and Bank at any time if any representation or warranty of Comstock and Bank contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Comstock and Bank fail to comply with any of their covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

            (d) by FSC and FSB, upon written notice to Comstock and Bank at any time if a majority of Comstock's shareholders (or such higher level mandated by the Articles of Incorporation or Bylaws of Comstock) does not approve the Merger contemplated hereby, or if such Merger is disapproved by any governmental authority whose approval is necessary; or

            (e) by either Comstock or FSC, if Comstock shall have failed to act or refrain from doing any act as required under this Agreement pursuant to
Section 11.9.

      10.2 Effect of Termination. In the event of termination and abandonment hereof pursuant to the provisions of Section 10.1, this Agreement shall become void and have no force or effect, except that Sections 10.2, 11.2, 11.9 and
11.11 shall survive the termination. Such termination shall not relieve any party of any liability for damages arising out of its willful breach of any provision of this Agreement for any default prior to such termination.

                                   ARTICLE XI
                              ADDITIONAL COVENANTS

      11.1 Employee Matters. FSC shall use its best efforts to effect a conversion of Comstock/Bank employees who become FSB employees to FSC benefit plans within twelve (12) months of the Effective Date (the "Conversion Period"). During the Conversion Period, FSC shall continue only the following Plans described in Section 5.16, for the benefit of the employees of Comstock/Bank who become FSB employees pending termination or merger of the Plans into FSC benefit plans:

            (a) The Bank 401(k) plan; and

            (b) The Bank Welfare Benefit Plans listed as or in items 4(a), (b),
(c), (d), (e), (f), (g), (h), and (j) of Schedule 5.16 hereto.

      Upon conversion to FSC benefit plans, Comstock/Bank employees who are still employed at such time shall cease participation in the Plans described in
Section 5.16 and shall be entitled to participate in such FSC benefit plans in accordance with the terms thereof and in accordance with FSC policy. For purposes of determining each such Comstock/Bank employee's eligibility and vesting under such FSC benefit plans, FSC shall recognize such Comstock/Bank employee's service with Bank beginning on the date such Bank employee commenced employment with Bank; provided, however, that with respect to the FSC 401(k) plan, prior service credit shall be given only for such period as Bank's 401(k) plan has been in existence; and, provided further that prior service credit shall not be given for purposes of accrual of benefits under the FSC retirement plan.

      FSC also covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Comstock or Bank employees or their covered dependents who are covered under similar Comstock or Bank health plans on the Closing Date and who elect coverage under FSC's health plans at the time such Comstock or Bank employees are first given the option to enroll in FSC's health plans.

      FSC will use its best efforts to either freeze the Plans or transfer such benefits under the Plans (in a plan-to-plan transfer) into an existing benefit plan maintained by FSC as to which such benefits may be transferred without cost to FSC, or necessity of material amendment to, or adverse effect on qualifications of, such FSC plan; provided, however, that no accounts shall be permitted to roll-over to FSC's 401(k) plan without the express written consent of the trustee and sponsor of FSC's 401(k) plan, in its sole discretion, to such roll-over, which approval shall not be given in any event without receipt of such documentation from Comstock and Bank as may be requested by FSC prior to Closing, including, without limitation, an Internal Revenue Service ruling obtained by Comstock approving the roll-over and ensuring the qualification of the FSC 401(k) plan if the FSC 401(k) plan accepts such roll-overs.

            Each of Mr. Barone and Mr. Platz have entered into a Salary Continuation Agreement dated April 30, 1997 with Comstock (the "SERP Agreement") which provides for certain payments to each of Mr. Barone and Mr. Platz, respectively, upon a change in control of Bank as set forth therein. FSC agrees that, notwithstanding the date of the Effective Time, each of Mr. Barone and Mr. Platz shall be entitled to the April 30, 1999 benefit under the SERP Agreement.

            No provision of this Agreement shall be construed to prohibit FSC from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate after the Closing Date any employee benefit plan established, maintained or contributed to by FSC or its subsidiaries.

      11.2 Costs. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by either Comstock and Bank, on the one hand, or FSC and FSB, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Bank Merger and Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for damages for an amount not to exceed $2,500,000; provided, further, that in the event of a termination of this Agreement under Section 10.1(f), above, Comstock shall pay to FSC a termination fee of $2,000,000. Either party may elect to forego the recovery of damages and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

      11.3 Instruments of Transfer, etc. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

      11.4 Notices. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("fax"), with a copy to follow by first class mail, or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, as confirmed by the fax activity report generated upon transmission of such fax.

(a)     If to FSC and FSB, to:

                      First Security Bank of Nevada
                      530 Las Vegas Blvd. S
                      Las Vegas, Nevada  89101
                      Attn:  David J. Smith, President
                             and Chief Executive Officer
                      Fax Number (702) 385-8705

                      With a copy to:

                      First Security Corporation
                      79 South Main Street
                      Salt Lake City, Nevada  84111
                      Attn:  Brad D. Hardy, Esq.
                             Executive Vice-President & General Counsel
                      Fax Number:  (801) 359-6928

                      With a copy to:

                      Sylvia I. Iannucci, Esq.
                      Ray, Quinney & Nebeker
                      400 Deseret Building
                      79 South Main Street
                      Salt Lake City, Utah  84111
                      Fax Number:  (801) 532-7543

(b)     If to Comstock and Bank, to:

                      Comstock Bank
                      6275 Neil Road
                      Reno, Nevada  89511
                      Attn: Robert N. Barone, Chief Executive Officer Fax Number: (775) 828-0377

                      With a copy to:

                      Comstock Bancorp
                      6275 Neil Road
                      Reno, Nevada  89511
                      Attn: Robert N. Barone, Chief Executive Officer Fax Number: (775) 828-0377

                      With a copy to:

                      Francis X. Grady, Esq.
                      Grady & Associates
                      20800 Center Ridge Road, Suite 116
                      Rocky River, Ohio  44116-4306
                      Fax Number:  (440) 356-7254

Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VIII hereof. Between the date of this Agreement and the Closing Date, each party hereto will advise the other of the satisfaction of such conditions as they occur.

      11.5 Amendments. Prior to the Effective Time, any provision of this Agreement, except for Section 3.1 which establishes the Exchange Ratio, may be amended or modified at any time, either before or after its approval, if any, by the shareholders of any party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

      11.6 Entire Agreement. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

      11.7 Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

      11.8 Counterparts. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

      11.9 Exclusive Merger Agreement. Comstock, Bank, and the Board of Directors of Comstock covenant and agree that, between the date hereof and the date of the meeting of the shareholders of Comstock described in Article VII hereof, they will not, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of Comstock or Bank with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the merger or acquisition of Comstock or Bank with or by any such third party, and such persons further agree to use his or her best efforts to obtain the approval of the Merger by the shareholders of Comstock. Notwithstanding the foregoing, neither Comstock, Bank nor any of their respective officers or directors shall be required by this Section 11.9 to take or refrain from taking any action if to do so would, in the written opinion of Comstock's legal counsel, violate the duties imposed by law on the Comstock directors or officers to the Comstock shareholders.

      11.10 Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 11.10 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 11.10 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with (i) regulatory agencies as to which regulatory approvals are contemplated by this Agreement or (ii) the SEC consistent with Comstock's obligations as a company whose shares are registered pursuant to the Securities Exchange Act of 1934.
11.11 Confidentiality. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall, upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

      11.12 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreements or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.1(a), 3.4, 3.5, 6.10, 6.13, 6.17, 6.18, 11.1, 11.10 and 11.11, the Employment Agreements in the form of Schedules 8.2(h-1) and 8.2(h-2), and the agreements of the Affiliates contained in the letters referred to in Section 8.2(f).

      11.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the parties may mutually agree to revise the structure of the Bank Merger and the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the holders of Comstock Common Stock, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and
(iii) not otherwise be prejudicial to the interest of the stockholders of Comstock. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

      11.14 Third Parties. Except with respect to Article III, Sections 6.13, 6.17, 6.18 and 11.1 which are intended to benefit the shareholders, employees, officers and directors of Comstock, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement, the term "parties" shall refer only to FSC, FSB, Comstock or Bank as the context may require.

      11.15 Severability. Except to the extent that application of this Section
11.15 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

      11.16 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

      11.17 Definition of "Material Adverse Effect". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally, (iii) any action or omission of FSC or Comstock or any subsidiary of either of them taken with the prior written consent of FSC or Comstock, as applicable, or permitted by this Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                    FIRST SECURITY CORPORATION

                                    By  /s/ Morgan J. Evans
                                        ----------------------------------------
                                        Morgan J. Evans, President and
                                        Chief Operating Officer


                                    FIRST SECURITY BANK OF NEVADA

                                    By  /s/ David J. Smith
                                        ----------------------------------------
                                        David J. Smith, President and
                                        Chief Executive Officer


                                    COMSTOCK BANCORP

                                    By  /s/ Robert N. Barone
                                        ----------------------------------------
                                        Robert N. Barone, Chairman and
                                        Chief Executive Officer


                                    COMSTOCK BANK

                                    By  /s/ Robert N. Barone
                                        ----------------------------------------
                                        Robert N. Barone, Chairman and
                                        Chief Executive Officer

                                   APPENDIX B

                        OPINION OF HOVDE FINANCIAL, INC.

                                 March 22, 1999


Board of Directors
Comstock Bancorp
6275 Neil Road
Reno, NV  89511

Members of the Board:

        We have reviewed the Agreement and Plan of Reorganization (the "Agreement") and related exhibits and schedules dated as of the date hereof by and among First Security Corporation ("FSC"), First Security Bank of Nevada ("FSB"), Comstock Bancorp ("Comstock") and Comstock Bank ("Bank"), pursuant to which, among other things, Comstock will be merged with and into FSC (the "Merger"). As is set forth in the Agreement, all of the issued and outstanding shares of Comstock Common Stock, including all Option and Warrant shares shall be converted into the right to receive $65 million in FSC Common Stock, subject to adjustment as provided for in the Agreement (the "Merger Consideration"). Capitalized terms used herein shall have the same meaning as in the Agreement, unless specifically stated otherwise.

        Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated September 11, 1998, between Comstock and Hovde, Hovde was engaged to assist Comstock in exploring various strategic options, including a potential affiliation of Comstock with a larger financial institution. Therefore, we are familiar with Comstock having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

        During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Comstock and FSC, and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning Comstock and FSC, including consolidated financial statements for each of the three years ended December 31, 1997, respectively, as well as subsequent quarterly statements for the periods ended September 30, 1998 for Comstock and FSC, respectively; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; historical and current market data for the common stock of Comstock and FSC; and financial and other publicly available information provided to us by the managements of Comstock and FSC.

        In addition, we have conducted meetings with members of the senior management of Comstock and FSC for the purpose of reviewing the future prospects of both companies. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our overall knowledge of the banking industry and our general experience in securities valuations.

        We have acted as financial advisor to Comstock with respect to the proposed Merger and have received a fee from Comstock for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with Comstock. In the ordinary course of their businesses, affiliates of Hovde may actively trade the debt and equity securities of FSC for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

        In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by Comstock and FSC, and in the discussions with management of Comstock and FSC.

        Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Comstock in connection with the Merger as described in the Agreement is fair to such shareholders from a financial point of view.

                                            Sincerely,


                                            HOVDE FINANCIAL, INC.

                                   APPENDIX C

                      EXTRACTS FROM NEVADA LAWS CONCERNING
                  DISSENTERS' RIGHTS OF COMSTOCK STOCKHOLDERS

                        QUALIFICATIONS OF AND PROCEDURES
                           FOR DISSENTING STOCKHOLDERS
                       NEVADA REVISED STATUTES SECTION 92A

        92A.300 DEFINITIONS. As used in Nevada Revised Statutes ("NRS") 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

        92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

        92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

        92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

        1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

        1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

        (a) Consummation of a plan of merger to which the domestic corporation is a party:

               (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

               (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

        (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

        (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

        2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

        92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

        1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

               (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                      (I)    The surviving or acquiring entity; or

                      (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

               (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

        2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

        1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

        (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

        (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        92A.410  NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

        1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

        92A.420  PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

        1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

        (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b)    Must not vote his shares in favor of the proposed action.

        2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

        92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

        1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

        2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

        (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited:

        (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

        (e)    Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

        1. A stockholder to whom a dissenter's notice is sent must:

        (a)    Demand payment;

        (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

        (c) Deposit his certificates, if any, in accordance with the terms of the notice.

        2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

        3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

        92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

        1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

        92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

        1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

        (a) Of the county where the corporation's registered office is located; or

        (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2. The payment must be accompanied by:

        (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any:

        (b) A statement of the subject corporation's estimate of the fair value of the shares;

        (c)    An explanation of how the interest was calculated;

        (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

        (e)    A copy of NRS 92A.300 to 92A.500, inclusive.

        92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

        1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

        92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

        1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

        92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

        1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

        1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

        (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                   APPENDIX D

                    SUMMARY ANNUAL REPORT OF COMSTOCK BANCORP

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                      Year Ended December 31,
                                                    -------------------------------------------------------------
                                                      1998          1997         1996         1995         1994
                                                    --------      --------     --------     --------     --------
                                                                            (in thousands)
SUMMARY OF OPERATIONS:
Interest Income                                     $ 20,496      $ 15,517     $ 14,868     $ 12,814     $  9,134
Interest Expense                                       7,320         5,623        4,434        3,811        2,296
Net Interest Income                                   13,176         9,894       10,434        9,003        6,838
Provision for Possible Loan Losses                       620           270          250          270          105
Noninterest Income                                       868           541          414          278          407
Noninterest Expenses                                   9,219         7,653        7,603        6,637        5,724
Income Before Taxes                                    4,205         2,512        2,995        2,374        1,416
Applicable Income Taxes                                 (254)          676          903          769          422
Net Income                                             4,459         1,836        2,092        1,605          994

PER COMMON SHARE DATA:
Earnings Per Share-Basic                            $   0.99      $   0.42     $   0.49     $   0.43     $   0.29
Earnings Per Share-Diluted                              0.91          0.39         0.46         0.38         0.26
Cash Dividends Declared                                   --            --           --           --         0.47
Book Value per Common Share                             4.29          3.53         3.07         2.58         2.07

BALANCE SHEET ITEMS-PERIOD END:
Loans, Net of Unearned Income                       $141,822      $136,181     $ 96,524     $ 86,743     $ 69,999
Reserve for Possible Loan Losses                       1,598         1,076          857          665          428
Total Assets                                         225,147       194,698      144,980      122,805      103,073
Deposits                                             196,246       179,101      131,303      111,169       93,006
Long-Term Debt
Shareholders' Equity                                  21,589        15,598       13,009       10,884        7,531

PROFITABILITY RATIOS:
Return on Average Assets                                2.13%         1.12%        1.56%        1.41%        1.14%
Return on Average Stockholders'
   Equity                                              25.50         12.90        17.70        18.60        14.70
Net Interest Margin, FTE (2)                            4.81          4.87         4.98         4.94         4.36
Net Interest Spread, FTE (2)                            4.63          4.47         4.44         4.13         3.70
Operating Expense Ratio (3)                            69.00         74.50        71.50        73.00        65.80
Productivity Ratio (4)                                  4.41          4.66         5.69         5.83         6.54

CAPITAL RATIOS:
Shareholders' Equity to Assets                          9.59%         8.01%        8.97%        8.86%        7.31%
Tangible Common Equity Ratio                            9.59%         8.01%        8.97%        8.86%        7.31%

ASSET QUALITY RATIOS:
Reserve for Loan Losses at End of Period to:
   Total Loans                                          1.13%         0.79%        0.89%        0.77%        0.62%
Nonaccruing and Renegotiated Loans                    264.57         41.61        26.92       325.98       251.76
Nonperforming Assets at End of Period to:
   Total Loans and Other Real Estate                    0.01          0.02         0.04         0.00         0.01
   Total Assets                                         0.00          0.01         0.02         0.00         0.01
   Total Equity                                         0.03          0.17         0.28         0.01         0.10
   Total Equity + Loan Loss Reserve                     0.03          0.16         0.26         0.01         0.10
Net Loans Charged Off to Avg Loans                      0.00          0.00         0.00         0.00         0.00

RATIO OF EARNINGS TO FIXED CHARGES: (5)
Excluding Interest on Deposits                          2.27x         2.08x        1.98x        1.93x        1.65x

Including Interest on Deposits                          1.48x         1.34x        1.40x        1.36x        1.25x


NOTES:

(1) Historical data has been restated where appropriate to reflect a 10% stock dividend in February 1995 and for a Conversion to Comstock Bancorp stock, two for one in June 1997.

(2) Fully Taxable Equivalent: an adjustment made to interest income to facilitate comparison of interest income earned on tax-exempt or tax-favored loans, leases and securities with interest earned subject to full taxation.

(3)  Noninterest expenses/FTE net interest income plus noninterest income.

(4)  Noninterest expenses/average assets.

(5) For purposes of computing the consolidated ratio of earnings to combined fixed charges, earnings represent net Income plus income taxes and fixed charges. Fixed charges, including interest on deposits, include interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

        The following discussion reviews and analyzes the consolidated operating results and financial condition of the Company. This discussion should be read in conjunction with the consolidated financial statements and the other financial data presented elsewhere herein.

Overview

        The Company's total assets and deposits continued to grow in 1998. Management believes that asset and deposit totals have increased for the last five years as a result of an aggressive diversified lending posture on the part of the Company's wholly owned bank subsidiary, the expansion of the branch network, and economic growth in northern Nevada. In addition, management believes that assets and deposits grew because of consolidation of local institutions with large out of state banks.

        Net income for the year ended December 31,1998 was $4,459,000 ($.99 per share; $.91 per share fully diluted). Excluding tax benefits associated with the exercise of stock options, operating profits approximated $3,300,000 ($.74 per share: $.68 per share fully diluted) compared to $1,836,000 ($.42 per share; $.39 fully diluted) in 1997, $2,092,000 ($.49 per share; $.46 fully diluted) in 1996; $1,605,000 ($.43 per share; $.38 fully diluted) in 1995; and $994,000
($.29 per share; $.27 fully diluted) in 1994.

Capitalization

        As of December 31, 1995, the Company's wholly owned bank subsidiary's (the "Bank") Leverage Ratio was 8.57%. As of December 31, 1996, the Leverage Ratio rose to 9.16%. For the year ending December 31, 1997, the Bank's Leverage Ratio decreased to 8.52% due an increase in the loan portfolio. As of December 31, 1998 the Company's capital structure was as follows (excluding outstanding options and warrants to purchase Common Stock):

        Shares outstanding............................................... 5,035,500
        Stockholder equity . . . . . ...................................$21,589,933
        Book value/share (stockholder equity).................................$4.29
        Leverage Ratio ...................................................... 8.49%

        If all of the currently outstanding options and warrants were exercised, the pro forma capital structure would be, as of December 31, 1998:

        Shares Outstanding ...............................................5,185,900

                                                          Aggregate             Per
                                                            Amount              Share
                                                          -----------           -----
        Stockholder equity                                $22,403,751           $4.45

Capital Expenditures

        The Company completed construction on the new corporate headquarters building located on 2.2 acres in the Sierra Executive Center in November, 1995 at a cost of approximately $3.7 million for the land and structure and $1.7 million for the furniture, fixtures and equipment. The building is approximately 26,000 square feet and houses the Bank's main branch office, the Company's executive and administrative offices and the real estate and commercial lending functions. The Company exercised its option to purchase a one acre adjacent parcel for $174,240 in March, 1995 to facilitate future expansion of the corporate headquarters facility, but has since determined that such expansion would be too costly and the property was sold in 1998 for $340,000. In November, 1996, the Company signed a lease on approximately 7,130 square feet of office/warehouse space approximately one mile from the administrative headquarters to house a computer facility and other back office administrative functions. The Company made the decision to bring the main frame data processing operations in-house upon receipt of notification of cancellation by its data processing service provider. Facility renovations of and department relocations to the new leased property were completed in March, 1997 at a cost of $214,000 (plus $51,000 for furniture, fixtures and equipment). This facility also houses a full data processing center, which became operational in October, 1997 at a cost of $542,000. In addition, removal of the back-office functions from the head office facility allowed for the expansion of the commercial and residential lending origination functions within the headquarters facility. Those facility renovations and department relocations within the administrative office to expand the commercial and residential lending departments were completed in May, 1997, at a cost of $56,000 (plus $77,000 for furniture, fixtures and equipment).

        In January, 1996, the Company signed a lease for a branch site located in south Reno. The branch opened in February, 1997 at a cost of $139,000 for leasehold improvements and $263,000 for furniture, fixtures and equipment.

         In January, 1997, the Company signed a lease for a branch site located in north Sparks. The branch opened in July, 1997 at a cost of $28,000 for the leasehold improvements and $260,000 for the furniture, fixtures, and equipment.

        In March, 1997, the Company purchased a one acre corner parcel located in a rapidly developing commercial/industrial area at a cost (including grading) of $466,000.

        In February, 1999, the Company closed escrow on a pad in northwest Reno. The pad is located in a shopping center bordered by both established and developing residential and retail areas. The site cost approximated $538,000.

        The cash to finance the above described capital expenditures came from existing liquid assets.

Operations and Liquidity

        Total post-tax profits for 1998 were $4,459,000, an increase of 142.8% from the $1,836,000 earned in 1997. The following table shows the overall reasons for the change in the Bank's profitability.

                                  1998              1997          %Change
                              ------------       -----------      --------
Total loan income             $ 14,077,117       $10,996,028          28.0
Total fee income                 3,914,049         2,646,867          47.9
Overnight and investment
   income                        2,504,967         1,874,244          33.7
Service charges and
   non-interest income             702,573           539,621          14.8
                              ------------       -----------      --------
                                21,198,706        16,056,760          32.0

Total interest expense           7,319,554         5,623,352          30.2
Salaries and benefits
  (excluding management
   bonus)                        4,683,318         3,879,940          20.7
Occupancy expenses                 857,443           753,876          13.7

Furniture, fixtures and
   equipment                       720,188           584,839          18.8
Other operating expenses         2,136,412         2,062,543           3.6
                              ------------       -----------      --------
                                15,716,915        12,904,550          21.8

Loan loss provision                620,000           270,000         129.6
                              ------------       -----------      --------
Income from bank
   operations                    4,861,791         2,228,210         118.4

Management bonus accrual           822,346           371,461         121.4
Taxes                             (254,413)          675,615        (137.7)
Other income                       164,867               926      17,704.2
                              ------------       -----------      --------
Net income                    $  4,458,725       $ 1,836,060         142.8

The table shows that net income increased by 142.8% ($2,623,000) over 1997. The largest contributing factor, in management's opinion, to the increase in income was the exercise of employee and director options and the sale of tax favorable municipal bonds, that resulted in a tax benefit of approximately $1,385,000 Interest income on loans grew 28%, and, again in 1998, was augmented by the receipt of "additional" interest from a development loan in the Company's portfolio for which the Company collects monthly interest payments plus an additional $2,100 for each lot the developer sells. In 1998, 440 lots were sold increasing interest income by $815,900. In 1997, 139 lots were sold and closed giving the Company "additional" interest income of $292,000. In 1996, 128 lots were sold and closed which added $268,800 in "additional" interest to Company revenue. Of the total 811 lots, 102 remained to be sold as of December 31, 1998. The Company expects lot sales to continue in 1999, but such sales are subject to current market conditions including, but not limited to, the general health of the economy, interest rates, and competition.

        The $2,622,665 increase in pre-tax income reported was attributable to the following:

        +$3,081,089           increase in interest income
        + 1,267,182           increase in fee income
        +   630,723           increase in investment income
        +   162,952           increase in non-interest income
        - 1,696,202           increase in interest paid on deposits and funds borrowed
        -   803,378           increase in salary and benefit costs
        -   238,916           increase in occupancy and furniture & equipment expense
        -    73,869           increase in other operating expenses
        -   636,944           change in bonus, loan loss provision and other
        -----------
        +$1,692,637           change in pre-tax income
        +   930,028           decrease in taxes
        -----------
        +$2,622,665           increase in post-tax income

        The increase in interest income (in addition to the interest from the development loan discussed above) was due to a larger portfolio of held to maturity loans. As of December 31, 1998, the Company's held $141 million in its loan portfolios compared to $135 million, a year earlier. On an average basis, the Company held $142 million in its loan portfolios in 1998 compared to $114 million in 1997, a 24.6% increase, similar to the 28.0% increase in loan income recorded. The 33.7% increase in investment income came primarily from the increase in investment holdings, which rose from $27.1 million at the end of 1997 to $39.8 million at the end of 1998. Investments in overnight funds increased from $9.9 million to $17.2 million. The 30.2% increase in interest paid on deposits and other borrowed funds resulted mainly from a 31.3% increase in deposits, on average, between 1998 and 1997. The loan loss provision was increased by $350,000 or 129.6% over 1997 to meet the risks traditionally associated with the increase in commercial loan portfolios and to meet a level more consistent with current economic conditions and expectations.

        In 1993, the Company originated $206 million in residential real estate mortgage loans and sold $176 million of this product in the secondary market. Due to rapidly rising rates in 1994, the market for mortgage refinancing all but disappeared. This phenomenon, accompanied by a re-emergence of competition from the larger financial institutions, caused residential real estate loan originations to fall by 19.6% to $165 million, and secondary market sales to fall to $147 million. In 1995, the Company originated $160 million in real estate loans and sold $153 million in the secondary market, a decrease of 3.0% in loans originated and an increase of 4.1% in loans sold. In 1996, the Company originated $170 million in residential real estate loans and sold $139 million in the secondary market, representing an increase of 6.3% and a decrease of 10.1%, from 1995, respectively. In 1997, the Company originated $140 million of residential real estate mortgage loans and sold $114 million in the secondary market representing a decrease of 17.6% in originations and 18.0% in secondary market sales. There were two major reasons for the lower real estate mortgage loan volume in 1997. First, the floods in Reno in early January, 1997 severely depressed mortgage loan demand in the first quarter in Northern Nevada. Second, the Company closed its Las Vegas mortgage loan origination office in April, 1997. Northern Nevada mortgage originations were $138 million in 1997 compared to $141 million in 1996, a 2% decrease. In 1998, the Company originated $193 million of residential real estate mortgage loans and sold $160 million in the secondary market, representing an increase of 37.9 in originations and 40.4% in secondary market sales.

        In 1998, existing home sales rose 9.1% in Washoe County, a major segment of the Company's market area. During that same time period, permits for new housing units, including multi-family, rose 36%. Local housing experts cited low interest rates, low inflation, and rising personal income as factors leading to the improved sales. The growth in the Company's real estate origination business was similar to the growth in the general market.

        The Company's liquidity ratio, defined as the value of marketable assets divided by volatile liabilities, stood at 31% as of December 31, 1998 as compared to 26% as of December 31, 1997. As of December 31, 1998, the Company had $17.2 million in overnight funds, $39.8 million in time deposits and marketable securities which were available for sale, and borrowing capacity at the Federal Home Loan Bank of San Francisco in excess of $67 million (30% of its assets). Such borrowing capacity is subject to quarterly review and must be collateralized. As of December 31, 1998, the Company had borrowed $6,000,000 and had pledged approximately $33 million in loans and securities to the Federal Home Loan Bank of San Francisco as collateral for the borrowing line.

        In order to generate its relatively high lending volumes, the Company has higher personnel and overhead expenses than most in its peer group because residential real estate lending requires extensive back office operations including loan underwriters, loan processors, a loan servicing and shipping staff, secondary market sales personnel, and compliance personnel. Construction lending requires a builders' control staff and inspectors. Finally, acquisition and development lending typically requires close monitoring by lending staff, thus requiring additional staff for other types of lending. At the beginning of 1993, the Company had approximately 50 full time equivalent ("FTE") employees. By the end of 1993, with the expansion of lending to Las Vegas and the gear up for the planned growth in commercial lending, the Company employed 97 FTE employees. At the end of 1994 and 1995 FTE employees numbered 108. And, at the end of 1996 the Company employed 118 FTE employees. The increase included the addition of a Compliance Officer, expansion of the commercial lending functions and partial staffing for the additional branch office that opened in February, 1997. At the end of 1997, FTE were 121. In 1997, two branches were opened and the Company expanded its commercial lending operation and its Management Information Department. It also closed its Las Vegas mortgage loan origination facility. By the end of 1998, the Company had an FTE of 119.5.

        According to data publicly available on first mortgage filings, the Company believes that it is in the top ten of first mortgage lenders in Washoe County, and the in the top two of first mortgage lenders in Carson City. The income generated from the Company's high volume of lending activity usually places the Company's and the Bank's net interest margin in the top 10% of peer group analysis. Because of the personnel and expense generated in the mortgage operation which are not found in peer group comparative numbers, management does not rely on peer group analysis of its specific overhead expense ratios or its net interest margins when analyzing performance. Rather, management relies on other productivity measures such as analysis of loan representative lending volumes and on overall profitability measures including return on assets and return on stockholders' equity.

3Impact of Changing Interest Rates - Interest Rate Risk

        The impact of changing interest rates (and inflation) on banks differs from the impact on other companies. As financial intermediaries, banks have assets and liabilities that may move in concert with interest rates. This is especially true for banks with a high percentage of rate sensitive interest earning assets and interest bearing liabilities. A bank can reduce the impact of changing interest rates on its interest margin if it can manage its interest rate sensitivity gap (the "gap") (also known as "Interest Rate Risk"). The gap for any period is the volume difference between the assets and the liabilities which reprice to market conditions in that period. Management's goal is to adjust the gap so that the impact of falling or rising interest rates has a neutral impact on the Company's interest margin. To do this, it is necessary for management to anticipate the general movement of interest rates. Thus, there is no guarantee that the Company will always be able to maintain its current interest margins.

        The table below shows changes in income and expenses due to changes in interest rates and business volumes. Since the interest yields on loans was substantially unchanged at 9.45% in 1998 versus 1997, the lion's share of total income change of $2.774 million was due to volume increases ($2.757 million). For the Company's overnight investments in Fed Funds and bank qualified overnight mutual funds, the yield fell 20 basis points as the Federal Reserve lowered short-term interest rates in the second half of 1998. Of the $172,772 positive change in income, $196,321 was due to higher investment levels and -$16,359 was due to lower yields (with -$7,190 due to the combination of rate and volume).

        Investment securities had significantly higher volume levels and slightly lower yields, again due to falling national interest rates. Of the $429,356 rise in income in investments, $454,597 was due to volume and -$18,746 was due to lower yields (with -$6,496 due to the combination of rate and volume). Total interest income grew by $3,363 million with yields 9 basis points lower in 1998 than in 1997. Of the $3.363 million, $3.511 million was due to increased volume and -$127,407 was due to lower yields (with $35,412 due to the combination of rate and volume).

        Deposit volumes also rose in 1998 with interest costs on transaction accounts rising by $385,042. The yield cost of transactions accounts fell by seven basis points due to lower national interest rates. Thus, of the $385,042 of increased costs, $425,517 was volume related while the Company saved $31,720 directly from lower yield costs (and $8,755 from the combination of rate and volume). The cost of time and savings deposits rose by $1.040 million due to increases in both yield costs and volumes. Volume was responsible for $966,836 of the costs and yields for %59,088 (a rise of eight basis points). The yield costs rose here due to the timing of the national rate declines and competition in the local time certificate market. Borrowed funds (from FHLB) rose $270,897 in 1998 versus 1997. Of this amount, $268,053 was due to higher average volume of borrowings and $762 due to higher yield costs (with $2,082 due to the rate/volume combination).

        As a result of the components, the Company's net interest income rose $1.667 million. Of that amount, $1.895 million was due to increases in the volume of business. However, a shrinking interest margin (14 basis points) cost the Company $189,371.

                                COMSTOCK BANCORP
                       INTEREST RATE SENSITIVITY ANALYSIS
             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 AND 1997

                              (Unaudited)                                                                                  Rate/
                                Dec. 31,     Yield/   (Unaudited)     Yield/      Total         Volume          Rate       Volume
YEAR-TO-DATE ENDED:              1998         Rate    Dec. 30, 1997   Rate        Change       Variance       Variance    Variance
                              -----------    -----     -----------    -----     -----------   -----------     ---------   --------
LOANS:
Loan Income                   $13,539,860     9.45%    $10,765,926     9.45%    $ 2,773,934   $ 2,756,662     $   4,671   $  1,195
Loan Fees and
  Servicing Income              4,498,394                2,916,512                1,581,882            --            --         --
                              -----------              -----------              -----------   -----------     ---------   --------
Total Loan, Servicing,
    and Fee Income             18,038,254    12.59%     13,682,437    12.01%      4,355,817            --            --         --

INVESTMENTS:
Fed Funds and Mutual
  Fund Income                     619,481     5.27%        446,710     5.47%        172,772   $   196,321     $ (16,359)  $ (7,190)
Income from
  Investment Securities         1,741,207     5.66%      1,311,851     5.74%        429,356   $   454,597     $ (18,746)  $ (6,496)
Interest-Bearing
  Deposit Income                   81,202     6.61%         94,043     6.51%        (12,841)  $   (14,065)    $   1,440   $   (215)
                              -----------              -----------              -----------   -----------     ---------   --------

Total Investment Income         2,441,890     5.58%      1,852,604     5.71%        589,286   $   644,447     $ (40,925)  $(14,236)
Trading Account Assets
  and Other Investments            63,077     7.63%         21,640     4.87%         41,437   $    18,585     $  12,293   $ 10,558

EARNING ASSETS:
Total Interest Income         $15,981,750     8.51%    $12,618,530     8.60%    $ 3,363,220   $ 3,511,341     $(127,407)  $(35,412)
Total Interest, Servicing,
Fee, and Trading
    Account Income            $20,543,221    10.94%    $15,556,683    10.59%    $ 4,986,539            --            --         --

DEPOSITS:
Interest on Deposits:
Transaction Accounts          $ 1,926,671     3.21%    $ 1,541,629     3.28%    $   385,042   $   425,517     $ (31,720)  $ (8,755)
Time and Savings Deposits       5,023,941     5.33%      3,983,677     5.25%      1,040,264       966,836        59,088     14,341
                              -----------              -----------              -----------   -----------     ---------   --------
Total Deposit
      Interest Expense          6,950,612     4.51%      5,525,306     4.50%      1,425,306     1,411,446        11,039      2,820
BORROWED FUNDS:
  Other Borrowed Funds            368,942     6.15%    $    98,046     6.10%    $   270,897   $   268,053     $     762   $  2,082
                              -----------              -----------              -----------   -----------     ---------   --------
    Total Interest Expense    $ 7,319,554     4.57%    $ 5,623,352     4.52%    $ 1,696,202   $ 1,616,426     $  61,964   $ 17,812
NET INTEREST
 DIFFERENTIAL                 $ 8,662,196     3.94%    $ 6,995,177     4.08%    $ 1,667,019   $ 1,894,915     $(189,371)  $(53,224)
  (Excludes fee income)
NET INTEREST
 DIFFERENTIAL                 $13,223,667     6.37%    $ 9,933,330     6.08%    $ 3,290,337            --            --         --
  (Includes fee income)

NOTES TO INTEREST RATE SENSITIVITY ANALYSIS TABLE:

[1] The variance analysis above excludes non-interest rate sensitive earning assets.

[2] "Yield/Rate" is the interest income or interest expense, annualized, divided by the average respective outstanding balance for the period.

[3] "Total Change" represents the change in the interest income or interest expense between the respective periods.

[4] "Volume Variance" equals the change in average volumes (balances) between the periods times the previous period interest rate.

[5] "Rate Variance" equals the change in yields or rates between the periods times the previous period average balance.

[6] "Rate/Volume Variance" reflects the change in interest income or interest expense attributable to simultaneous changes in both rate and volumes between the respective time periods.

Interest Margin

        The table below shows the sources of the Company's earnings.

        Loan yields, including the fees, increased slightly between 1997 and 1998, largely due to the "additional" interest earned on the development loan discussed previously. Loan yields declined in 1997 and 1998 from 1996 levels due to a change in accounting for fees and due to increased competition from other lenders. Since 1994, the Company has consistently expanded its commercial lending while leaving the resources devoted to its real estate lending constant. The growth in these portfolios has offset any declining yields resulting from the prime rate reductions. In 1995, originations were $229 million. In 1996, that figure rose to $308 million and then fell to $269 million in 1997. In 1998, the originations rose again to $303 million.

        All other portfolio yields were comparable or slightly higher between 1997 and 1998, mirroring the general movement of national interest rates. Yields on investments rose slightly as the Company increased the duration of the "Available for Sale" portfolio from 1.25 years to 2.61 years.

The cost of funds moved up from 4.52% in 1997 to 4.57% in 1998 partly reflecting the Company's desire to offer competitive rates to established customers and to remain competitive in the volatile CD market.

Overall, the 1998 net interest margin, both including and excluding fees, remained consistent with 1997 levels.


        Net Interest Margin             1998         1997         1996
                                       -----        -----        -----
        Include fees:                    6.6%         6.6%         8.5%
        Exclude fee:                     4.7%         4.8%         4.9%

                                COMSTOCK BANCORP
                          CONSOLIDATED AVERAGE BALANCES
                    INTEREST INCOME/EXPENSE AND YIELDS/RATES
        AS OF DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996
            (DOLLARS IN THOUSANDS - YIELDS ARE TAX EQUIVALENT BASIS)


                                                                        1998                               1997
                                                        -----------------------------------   --------------------------------
                                                        AVERAGE        INCOME/       YIELD/    AVERAGE     INCOME/     YIELD/
                                                        BALANCE        EXPENSE        RATE     BALANCE     EXPENSE      RATE
                                                        --------       --------     -------   ---------    -------    --------
                                                                                     (IN THOUSANDS)
Earning assets:
    Loans, net of unearned income*                       $142,730        $17,991     12.61%    $113,663     $13,677     12.03%
    Investment securities:
    Taxable                                                21,676          1,345      6.21%      18,536       1,112      6.00%
    Tax-exempt                                              9,880            662      6.70%       4,777         321      6.72%
                                                         --------        -------               --------     -------
    Total investment securities                            31,556          2,007      6.36%      23,314       1,433      6.15%
    Trading account securities                                 10              2     23.88%          19           0      0.00%
    Federal funds sold and securities purchased            11,760            619      5.27%       8,170         447      5.47%
    under agreements to resell
    Interest bearing deposits with other banks              1,228             81      6.61%       1,444          94      6.51%
                                                         --------        -------               --------     -------
    Total earning assets                                 $187,284        $20,701     11.05%    $146,609     $15,650     10.67%
    Allowance for loan losses                             (1,312)                                 (948)
    Unrealized gain (loss) on securities available             30                                  (37)
    for sale
    Cash and due from banks                                 8,542                                 6,536
    Other assets                                           14,353                                11,915
                                                         --------                              --------
    Total assets                                         $208,896                              $164,074
                                                         ========                              ========
    Liabilities and Stockholders' Equity:
    Interest bearing liabilities:
    Deposits:
    MMDA & Now                                            $60,001         $1,927      3.21%     $47,022      $1,542      3.28%
    Savings                                                 9,432            239      2.54%       9,844         262      2.66%
    Certificates of deposit less than $100,000 and         55,014          3,106      5.65%      42,778       2,410      5.63%
    other time deposits
    Certificates of deposit of $100,000 or more            29,798          1,679      5.63%      23,215       1,312      5.65%
                                                         --------        -------               --------     -------
    Total interest bearing deposits                      $154,246        $ 6,951      4.51%    $122,860      $5,525      4.50%
    Federal funds purchased                                     0              0         --          75           5      7.10%
    Securities sold under agreements to repurchase              0              0         --           0           0         --
    Other short-term borrowings                                 0              0         --           0           0         --
    FHLB and other borrowings                               6,000            369      6.15%       1,532          93      6.05%
                                                         --------        -------               --------     -------
    Total interest bearing liabilities                   $160,246         $7,320      4.57%    $124,467      $5,623      4.52%
    Non-interest bearing demand deposits                   29,802                                24,675
    Accrued expenses and other liabilities                  1,379                                   705
    Shareholders' equity                                   17,469                                14,227
                                                         --------        -------               --------     -------
    Total liabilities and shareholders' equity           $208,896                              $164,074
                                                         ========                              ========
    Net interest income/net interest spread                               13,381      6.49%                  10,027      6.16%
                                                                                      =====                              =====
    Net yield on earning assets                                                       7.14%                              6.84%
                                                                                      =====                              =====
    Taxable equivalent adjustment:
    Loans                                                                      0                                  0
    Investment securities available for sale                                 205                                 99
                                                                         -------                            -------
    Total taxable equivalent adjustment                                      205                                 99
                                                                         -------                            -------
    Net interest income                                                  $13,176                            $ 9,928
                                                                         =======                            =======

                                                                         1996
                                                           -----------------------------------
                                                           AVERAGE        INCOME/     YIELD/
                                                           BALANCE        EXPENSE      RATE
                                                           -------        ------      --------
                                                                      (IN THOUSANDS)
Earning assets:
    Loans, net of unearned income*                          $88,645       $13,176      14.86%
    Investment securities:
    Taxable                                                  13,287           752       5.66%
    Tax-exempt                                                2,810           180       6.40%
                                                           --------        ------
    Total investment securities                              16,097           932       5.79%
    Trading account securities                                   33             0       0.00%
    Federal funds sold and securities purchased              13,181          $708       5.37%
    under agreements to resell
    Interest bearing deposits with other banks                1,698           109       6.42%
                                                           --------        ------
    Total earning assets                                   $119,654       $14,925      12.47%
    Allowance for loan losses                                 (794)
    Unrealized gain (loss) on securities available             (92)
    for sale
    Cash and due from banks                                   5,606
    Other assets                                              9,263
                                                           --------
    Total assets                                           $133,637
                                                           ========
    Liabilities and Stockholders' Equity:
    Interest bearing liabilities:
    Deposits:
    MMDA & Now                                              $38,678        $1,298       3.36%
    Savings                                                   9,983           268       2.68%
    Certificates of deposit less than $100,000 and           34,325         1,907       5.56%
    other time deposits
    Certificates of deposit of $100,000 or more              16,829           945       5.62%
                                                           --------        ------
    Total interest bearing deposits                         $99,816        $4,418       4.43%
    Federal funds purchased                                       0             0           -
    Securities sold under agreements to repurchase                0             0           -
    Other short-term borrowings                                   0             0           -
    FHLB and other borrowings                                   251            16       6.37%
                                                           --------        ------
    Total interest bearing liabilities                     $100,067        $4,434       4.43%
    Non-interest bearing demand deposits                     21,117
    Accrued expenses and other liabilities                      652
    Shareholders' equity                                     11,801
                                                           --------
    Total liabilities and shareholders' equity             $133,637
                                                           ========
    Net interest income/net interest spread                                10,491       8.04%
                                                                                        =====
    Net yield on earning assets                                                         8.77%
                                                                                        =====
    Taxable equivalent adjustment:
    Loans                                                                       0
    Investment securities available for sale                                   56
                                                                          -------
    Total taxable equivalent adjustment                                        56
                                                                          -------
    Net interest income                                                   $10,435
                                                                          =======

----------

* Loans on non-accrual status have been included in the computation of average balances.

OTHER ASSETS

           In 1997 the Company had one property classified as other real estate owned at a book value of $8,250. The Company had a 15% interest in the property received through judgment (the other 85% belonged to the loan guarantor). As of December 31, 1998, $2,184,478 classified as OREO (previously reported as non-accrual loans) is comprised of two residential development properties. In July, the Company completed the foreclosure on a project in Reno, which contained 13 partially completed homes. Of the 13, two were sold in 1998, two are in escrow, two have offers pending, and the other 7 are on schedule to be completed in March of 1999. In September, the Company foreclosed on a project containing 2 condominiums and 11 finished lots in Boulder, NV, in the Las Vegas area. The Company is marketing this property on a multiple listing service and is in negotiations on an offer for the 11 lots. The Company does not expect significant losses of principal on either of its OREO properties. Management believes that the acquisition of title to these projects and their placement into OREO is a positive step in the resolution of these problem assets.

           The Bank has historically serviced a portfolio of loans for the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Corporation ("FNMA") as well as for others. As of December 31, 1997, the portfolio amounted to $49.0 million. For performing this servicing function, the Company earned a fee of approximately .47% of the aggregate principal balance of the loans in the portfolio. The level of the servicing portfolio has remained steady at about $50 million for the past 3 years due to the fact that, in falling interest rate environments, management believes that the Company is better off with the fees earned in selling the servicing than with the fees earned from directly servicing mortgages that have an incentive to prepay. As a result of the desire to sell all servicing and an analysis of the cost to maintain the existing servicing, the Company made the decision to sell the servicing portfolio in 1998 for a gain of $326,000.

Income & Expense

        The table below shows the major income and expense categories. Several of the categories are discussed and detailed in tables that follow.

                                                     INCOME & EXPENSE
                                                  Years ended December 31
                                           --------------------------------------
                                             1998            1997          1996
                                           --------        --------      --------
                                                  (In thousands of dollars)
Interest income:

 Interest income                           $ 14,077        $ 10,996      $  8,871

 Fee income                                   3,914           2,647         4,305
                                           --------        --------      --------

 Interest and fees on loans                  17,991          13,643        13,176

 Investments and deposits                     1,885           1,427           984

 Interest on fed funds sold                     620             447           708
                                           --------        --------      --------

  Total interest income                    $ 20,496        $ 15,517      $ 14,868
                                           ========        ========      ========

 Provision for credit losses                    620             270           250

Interest expense:

 Interest on deposits                         6,951           5,525         4,418

Interest on other borrowings                    369              98            16
                                           --------        --------      --------

  Total interest expense                   $  7,320        $  5,623      $  4,434
                                           ========        ========      ========

 Non-interest income                            868             541           414

 Non-interest expense                         9,219           7,653         7,603

 Income before income taxes,
   Minority interest, and                     4,205           2,512         2,995
   Extraordinary items

 Provision for taxes                           (254)            676           903
                                           --------        --------      --------
Post-tax income                            $  4,459        $  1,836      $  2,092
                                           ========        ========      ========

Interest Income

        Interest income increased by 28.0% in 1998 ($3,081,000). Loan yields increased by .58% while the average level of the loan portfolio increased by 25.6%. In 1994, as a result of a softening in the single family mortgage lending market, the Company made an effort to increase commercial lending. As a result, interest income increased by 67.4% in 1995, as increased commercial portfolio levels combined with increased rates to produce increased interest income. In 1996 portfolio levels continued to increase while rates remained constant and interest income rose 14.8%. In 1997, loan yields fell slightly while the average level of the loan portfolio grew 28.3% another indication of reduced margins. Fee income fell in 1997 over 1996 levels as a result of an accounting change in fee recognition, but rose again 1998 with increase volumes.

        As a result of growth and the use of some of the Company's liquidity in the investment portfolio, income attributable to investments and overnight deposits with other financial institutions rose 37% in 1998 to $2.7 million from $1.9 million in 1997.

Interest Expense

        In 1995, interest rates began to decline, but the Company's deposit costs, in dollar terms, were up due to increased deposit levels. In 1996, interest rates remained fairly steady, while costs rose due to deposit level increases. In 1997, deposit levels rose significantly, the Company borrowed funds, and deposit costs were up slightly. As a result, Total interest expense increased 30.2% from $5.6 million in 1997 to $7.3 million in 1998 largely due to the increase in deposit balances (28.7%).

Non-Interest Income

        The table below shows non-interest income for the years 1996, 1997, and 1998. Account service charges have increased with the growth in the deposit base.

        The line item "Gain on Sale, Investments and Trading Acct" reflected the impact of marking the trading account to market and the sale of held for sale securities.

        The large increase in "other income" is largely due to a gain of $164,000 realized on the sale of a parcel of land (previously discussed). In accordance with FASB 125, the Company placed a loan service asset on its books (with no liability offset) in the net amount of $34,000 in 1997. This amount was adjusted as new loans were funded, as loans were paid off, and was reversed at the time the servicing portfolio was sold in 1998. The following table summarizes the Bank's non-interest income for 1997, 1996 and 1995:

                                                    Years ended December 31,
                                                -------------------------------
                                                 1998        1997         1996
                                                ------      ------       ------
                                                   (In thousands of dollars)
Account service charges                         $  350      $  288       $  265

Gain on sale, investments,
   And trading account                              86          (9)         (13)

Other income                                       432         262          162
                                                ------      ------       ------
                                                $  868      $  541       $  414
                                                ======      ======       ======

Non-Interest Expenses

        Almost all of the non-interest expenses appear high when compared to the Company's and Bank's peer groups. In order to support its mortgage banking business the Company has a loan center in the headquarters building in Reno which handles real estate loan origination, houses loan representatives and secondary market personnel, loan processing, loan servicing, and a builders' control unit. The Carson City office also houses real estate loan representatives and a real estate loan processing unit. The facilities, equipment and personnel support for the mortgage lending operation make the non-interest expenses much higher than those of most others in the "peer groups" which generally do not have extensive mortgage lending units. The fee income generated from the mortgage lending operations more than offsets the added expenses.

        The following table summarizes non-interest expenses for 1998, 1997 and 1996:

                                                   Years ended December 31,
                                              ----------------------------------
                                               1998          1997          1996
                                              ------        ------        ------
                                                   (In thousands of dollars)
Salaries and benefits                         $5,506        $4,251        $4,781

Occupancy expense                                857           754           528

Furniture and equipment expense                  720           585           464

Other operating expense                        2,136         2,063         1,830
                                              ------        ------        ------
                                              $9,219        $7,653        $7,603
                                              ======        ======        ======

        Salary and benefit expenses reflect full staffing in the new branch and computer operations facilities and an increase in the management incentive plan based on the increase in net income. The comparable salary expense for 1997 was 10.3% higher than that of 1996. Increases in occupancy, furniture, fixtures and equipment expenses, and in other operating expenses occurred as a result of a full year of operations in the two new branches and the operations center (see Capital Expenditures above).

Taxes

        In 1996, the Company's effective tax rate was 30.2%, less than the statutory 34% due to tax benefits derived from tax losses on the sale of certain municipal bonds that were significantly larger than the financial statement losses. In 1997, as a result of similar municipal bond sales and tax losses as in 1996, a larger portfolio of tax exempt securities, and the exercise of stock options by employees for which the Company received a tax deduction as if it had paid the employees compensation, the tax rate dropped to 26.9%. For the year ended December 31, 1998, the activity in municipal bond sales together with a significant increase in stock option exercises resulted in an effective tax rate of -6.05% (the Company is recovering taxes paid in past years.

                             FORWARD LOOK STATEMENTS

        Certain statements herein regarding the Company's financial position, business strategy and the plans and objectives of Company management for future operations are forward-looking statements rather than statements of historical or current fact. When used herein, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to changes in prevailing interest rates, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                         COMSTOCK BANCORP AND SUBSIDIARY
                        DECEMBER 31, 1998, 1997, AND 1996

                                TABLE OF CONTENTS

                                                                              Page No.
                                                                              --------
INDEPENDENT AUDITOR'S REPORT                                                    D-17

FINANCIAL STATEMENTS
  Consolidated Statements of Financial Condition                                D-18
  Consolidated Statements of Income                                             D-19
  Consolidated Statements of Changes in Stockholders' Equity                    D-20
  Consolidated Statements of Cash Flows                                         D-01 to D-22
  Notes to Financial Statements                                                 D-23 to D-43

INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
  of Comstock Bancorp and Subsidiary

        We have audited the accompanying consolidated statements of financial condition of Comstock Bancorp and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comstock Bancorp and Subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Kafoury, Armstorng & Co.
Carson City, Nevada
January 11, 1999

                         COMSTOCK BANCORP AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  Years Ended December 31, 1998, 1997, and 1996


                                                              1998               1997               1996
                                                          ------------       ------------       ------------
Interest income:
     Interest and fees on loans                           $ 17,991,000       $ 13,643,000       $ 13,176,000
     Interest on investment and trading securities:
        Taxable                                              1,348,000          1,112,000            751,000
        Exempt from federal income tax                         457,000            221,000            124,000
     Interest on federal funds sold                            619,000            447,000            708,000
     Interest on deposits with banks                            81,000             94,000            109,000
                                                          ------------       ------------       ------------
                          Total Interest Income             20,496,000         15,517,000         14,868,000
                                                          ------------       ------------       ------------
Interest expense:
     Interest on deposits                                    6,951,000          5,525,000          4,418,000
     Interest on line of credit                                369,000             98,000             16,000
                                                          ------------       ------------       ------------
                          Total Interest Expense             7,320,000          5,623,000          4,434,000
                                                          ------------       ------------       ------------
Net interest income                                         13,176,000          9,894,000         10,434,000
Provision for credit losses                                   (620,000)          (270,000)          (250,000)
                                                          ------------       ------------       ------------
Net interest income after provision for credit
     losses                                                 12,556,000          9,624,000         10,184,000
                                                          ------------       ------------       ------------
Other income:
     Service charges on deposit accounts                       350,000            288,000            265,000
     Gain (loss) on sale of investment securities               88,000              1,000            (19,000)
     Gain (loss) on sale of trading securities                  (2,000)             1,000              6,000
     Other                                                     432,000            251,000            162,000
                                                          ------------       ------------       ------------
                          Total Non-Interest Income            868,000            541,000            414,000
                                                          ------------       ------------       ------------
Other expense:
     Salaries and employee benefits                          5,506,000          4,251,000          4,781,000
     Occupancy expenses                                        857,000            754,000            528,000
     Furniture and equipment expense                           720,000            585,000            464,000
     Other operating expenses                                2,136,000          2,063,000          1,830,000
                                                          ------------       ------------       ------------
                          Total Non-Interest Expense         9,219,000          7,653,000          7,603,000
                                                          ------------       ------------       ------------
Income before income taxes                                   4,205,000          2,512,000          2,995,000
Income tax expense (benefit)                                  (254,000)           676,000            903,000
                                                          ------------       ------------       ------------
Net income                                                $  4,459,000       $  1,836,000       $  2,092,000
                                                          ============       ============       ============
Basic earnings per share                                  $       0.99       $       0.42       $       0.49
                                                          ============       ============       ============
Diluted earnings per share                                $       0.91       $       0.39       $       0.46
                                                          ============       ============       ============

   The accompanying notes are an integral part of these financial statements.

                         COMSTOCK BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1998, 1997, and 1996

                                                              1998               1997               1996
                                                          ------------       ------------       ------------
Interest income:
     Interest and fees on loans                           $ 17,991,000       $ 13,643,000       $ 13,176,000
     Interest on investment and trading securities:
        Taxable                                              1,348,000          1,112,000            751,000
        Exempt from federal income tax                         457,000            221,000            124,000
     Interest on federal funds sold                            619,000            447,000            708,000
     Interest on deposits with banks                            81,000             94,000            109,000
                                                          ------------       ------------       ------------
                          Total Interest Income             20,496,000         15,517,000         14,868,000
                                                          ------------       ------------       ------------
Interest expense:
     Interest on deposits                                    6,951,000          5,525,000          4,418,000
     Interest on line of credit                                369,000             98,000             16,000
                                                          ------------       ------------       ------------
                          Total Interest Expense             7,320,000          5,623,000          4,434,000
                                                          ------------       ------------       ------------
Net interest income                                         13,176,000          9,894,000         10,434,000
Provision for credit losses                                   (620,000)          (270,000)          (250,000)
                                                          ------------       ------------       ------------
Net interest income after provision for credit
     losses                                                 12,556,000          9,624,000         10,184,000
                                                          ------------       ------------       ------------
Other income:
     Service charges on deposit accounts                       350,000            288,000            265,000
     Gain (loss) on sale of investment securities               88,000              1,000            (19,000)
     Gain (loss) on sale of trading securities                  (2,000)             1,000              6,000
     Other                                                     432,000            251,000            162,000
                                                          ------------       ------------       ------------
                          Total Non-Interest Income            868,000            541,000            414,000
                                                          ------------       ------------       ------------
Other expense:
     Salaries and employee benefits                          5,506,000          4,251,000          4,781,000
     Occupancy expenses                                        857,000            754,000            528,000
     Furniture and equipment expense                           720,000            585,000            464,000
     Other operating expenses                                2,136,000          2,063,000          1,830,000
                                                          ------------       ------------       ------------
                          Total Non-Interest Expense         9,219,000          7,653,000          7,603,000
                                                          ------------       ------------       ------------
Income before income taxes                                   4,205,000          2,512,000          2,995,000
Income tax expense (benefit)                                  (254,000)           676,000            903,000
                                                          ============       ============       ============

   The accompanying notes are an integral part of these financial statements.

                         COMSTOCK BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                        Common Stock         Treasury
                                                   ----------------------     Stock         Paid-In        Retained
                                                    Shares        Amount      at Cost       Surplus        Earnings
                                                   ---------     --------    ----------   -----------     -----------
Balances, December 31, 1995                        4,232,000     $ 42,000         $ --    $ 8,164,000     $ 2,700,000

     Net income                                           --           --           --             --       2,092,000
     Net change in unrealized gain (loss)
        on securities available-for-sale,
        net of applicable deferred income
        taxes of $6,000                                   --           --           --             --              --

     Comprehensive income

     Sale of common stock                              4,000           --           --         20,000              --
                                                   ---------     --------    ---------    -----------     -----------
Balances, December 31, 1996                        4,236,000       42,000           --      8,184,000       4,792,000

     Net income                                           --           --           --             --       1,836,000
     Net change in unrealized gain (loss)
        on securities available-for-sale,
        net of applicable deferred income
        taxes of $14,000                                  --           --           --             --              --

     Comprehensive income

     Sale of common stock                            188,000        2,000           --        724,000              --
                                                   ---------     --------    ---------    -----------     -----------
Balances, December 31, 1997                        4,424,000       44,000           --      8,908,000       6,628,000

     Net income                                           --           --           --             --       4,459,000
     Net change in unrealized gain (loss)
        on securities available-for-sale,
        net of applicable deferred income
        taxes of ($1,000)                                 --           --           --             --              --

     Comprehensive income

     Sale of common stock                            620,000        6,000           --      1,593,000              --
     Common stock repurchase                          (8,000)          --      (63,000)            --              --
                                                   ---------     --------    ---------    -----------     -----------
Balances, December 31, 1998                        5,036,000     $ 50,000    $ (63,000)   $10,501,000     $11,087,000
                                                   =========     ========    =========    ===========     ===========

                                                   Accumulated
                                                       Other           Total
                                                   Comprehensive     Stockholders'    Comprehensive
                                                       Income           Equity            Income
                                                   -------------     -------------    -------------
Balances, December 31, 1995                           $(21,000)      $10,885,000

     Net income                                             --         2,092,000       $2,092,000
     Net change in unrealized gain (loss)
        on securities available-for-sale,
        net of applicable deferred income
        taxes of $6,000                                 12,000            12,000           12,000
                                                                                       ----------
     Comprehensive income                                                              $2,104,000
                                                                                       ==========
     Sale of common stock                                   --            20,000
                                                      --------       -----------
Balances, December 31, 1996                             (9,000)       13,009,000

     Net income                                             --         1,836,000       $1,836,000
     Net change in unrealized gain (loss)
        on securities available-for-sale,
        net of applicable deferred income
        taxes of $14,000                                26,000            26,000           26,000
                                                                                       ----------
     Comprehensive income                                                              $1,862,000
                                                                                       ==========
     Sale of common stock                                   --           726,000
                                                      --------       -----------
Balances, December 31, 1997                             17,000        15,597,000

     Net income                                             --         4,459,000       $4,459,000
     Net change in unrealized gain (loss)
        on securities available-for-sale,
        net of applicable deferred income
        taxes of ($1,000)                               (3,000)           (3,000)          (3,000)
                                                                                       ----------

     Comprehensive income                                                              $4,456,000
                                                                                       ==========

     Sale of common stock                                   --         1,599,000
     Common stock repurchase                                --           (63,000)
                                                      --------       -----------
Balances, December 31, 1998                           $ 14,000       $21,589,000
                                                      ========       ============

   The accompanying notes are an integral part of these financial statements.

                         COMSTOCK BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1998, 1997, and 1996
                                  (Page 1 of 2)

                                                                            1998               1997               1996
                                                                        ------------       ------------       ------------
Cash flows from operating activities:
    Net income                                                          $  4,459,000       $  1,836,000       $  2,092,000
    Adjustments to reconcile net income to net
       cash provided by operating activities:
         Provision for credit losses                                         620,000            270,000            250,000
         Depreciation and amortization                                       917,000            573,000            568,000
         Net (gain) loss on sale of assets                                  (160,000)                --                 --
         Net (gain) loss on sales of available for sale securities           (88,000)            (1,000)            19,000
         Net (gain) loss on trading securities                                 4,000             (1,000)            (6,000)
         Increase (decrease) in deferred taxes
            due to change in unrealized loss on
            securities available-for-sale                                     (1,000)            14,000             (6,000)
         Proceeds from sales of trading securities                                --             17,000             13,000
         Net (increase) decrease in:
            Accrued interest receivable                                      (63,000)          (149,000)           (88,000)
            Other assets                                                  (2,231,000)        (1,863,000)          (259,000)
            Loans held for sale                                           (1,142,000)        (6,140,000)         2,777,000
         Net increase (decrease) in:
            Accrued interest payable                                         (40,000)           132,000             27,000
            Accounts payable and accrued expenses                            155,000            398,000            (63,000)
            Income taxes payable                                            (102,000)           102,000            (48,000)
                                                                        ------------       ------------       ------------
                            Net Cash Provided (Used) By
                               Operating Activities                        2,328,000         (4,812,000)         5,276,000
                                                                        ------------       ------------       ------------
Cash flows from investing activities:
    Net change in interest bearing deposits in
       domestic financial institutions                                       701,000              6,000            287,000
    Proceeds from sales of available-for-sale securities                  10,795,000          3,124,000          4,647,000
    Proceeds from maturities of available-for-sale securities             10,751,000          4,958,000          4,029,000
    Purchases of available-for-sale securities                           (35,723,000)       (10,529,000)        (8,768,000)
    Purchases of held-to-maturity securities                                      --         (6,820,000)        (3,157,000)
    Proceeds from maturities of held-to-maturity securities                       --          1,674,000            506,000
    Net change in loans held to maturity                                  (6,779,000)       (33,568,000)       (12,616,000)
    Purchases of premises and equipment, net                                (258,000)        (1,861,000)        (1,052,000)
    Purchase of Federal Home Loan Bank stock                                 (55,000)          (410,000)           (58,000)
                                                                        ------------       ------------       ------------
                            Net Cash Provided (Used) By
                               Investing Activities                      (20,568,000)       (43,426,000)       (16,182,000)
                                                                        ------------       ------------       ------------

   The accompanying notes are an integral part of these financial statements.

                         COMSTOCK BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1998, 1997, and 1996
                                 (Page 2 of 2)

                                                                            1998               1997               1996
                                                                        ------------       ------------       ------------
Cash flows from financing activities:
    Net change in demand deposits, savings,
       money market and NOW accounts                                    $ 14,968,000       $ 15,165,000       $  8,967,000
    Net change in time deposits                                            9,476,000         25,333,000         11,168,000
    Proceeds of line of credit payable                                            --          6,000,000                 --
    Proceeds from sale of common stock, net                                1,599,000            726,000             20,000
    Purchase of treasury stock                                               (63,000)                --                 --
                                                                        ------------       ------------       ------------
                            Net Cash Provided (Used) By
                               Financing Activities                       25,980,000         47,224,000         20,155,000
                                                                        ------------       ------------       ------------
                            Increase (Decrease) In Cash
                               and Cash Equivalents                        7,740,000         (1,014,000)         9,249,000

Cash and cash equivalents:
    Beginning of year                                                     19,317,000         20,331,000         11,082,000
                                                                        ------------       ------------       ------------
    End of Year                                                         $ 27,057,000       $ 19,317,000       $ 20,331,000
                                                                        ============       ============       ============
Supplemental Disclosures:
    Cash paid during the year for:
       Interest                                                         $  7,360,000       $  5,204,000       $  4,407,000
                                                                        ============       ============       ============
       Income Taxes                                                     $  1,560,000       $    797,000       $  1,054,000
                                                                        ============       ============       ============

   The accompanying notes are an integral part of these financial statements.

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

NOTE 1 - Summary of Significant Accounting Policies:

  Principles of Consolidation

               On June 16, 1997, Comstock Bancorp (the "Bancorp") acquired Comstock Bank (the "Bank") in a business combination accounted for as a pooling of interest. Comstock Bank became a wholly owned subsidiary of the Bancorp through the exchange of 4,421,668 shares of the Bancorp's common stock for 100% of the outstanding shares of the Bank. Significant intercompany accounts and transactions have been eliminated in the consolidation. The accompanying financial statements for 1997 are based on the assumption that the companies were combined for the full year, and financial statements of the prior year have been restated to give effect to the combination.

  Nature of Operations

               Comstock Bank is a Nevada State chartered bank. The Bank provides a variety of financial services to individuals and corporate customers through its branches in Nevada. The Bank's primary deposit products are non-interest-bearing and interest-bearing checking accounts, savings, money market, NOW accounts, and certificates of deposit. Its primary lending products are commercial loans related to the development of single family homes and commercial properties, and single family residential loans. Accordingly, its revenues are derived primarily from these products. The accounting and reporting policies of Comstock Bank conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the most significant of these policies.

  Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

               While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

  Securities

               Management adopted Financial Accounting Standards Board (FASB) 115 on January 1, 1994; and, therefore, determines the appropriate classification of securities at the time of purchase. If management has the intent and the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors.

               Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, whereas realized gains and losses are charged to operations. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

  Loans

               Loans, including the unamortized balance of loan origination, commitment, and other fees and costs are stated at the principal amounts outstanding. Loans held for sale are stated at

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

        the lower of cost or market value. Current market value is based on quoted market prices for similar loans.

  Loan Origination Fees

               Loan origination fees, net of certain related costs, are being deferred and amortized over the expected lives of the related loans using methods that approximate the interest method.

  Allowance for Credit Losses

               An allowance for credit losses is provided through charges to operations in the form of a provision for credit losses. Loans which management believes are uncollectible, together with any accrued income, are charged against this account with subsequent recoveries, if any, credited to the account.

               The amount of the current provision for credit losses charged to operations is determined by management's evaluation of the quality and inherent risks in the loan portfolio, economic conditions, and other factors which warrant current recognition.

  Premises and Equipment

               Premises and equipment are stated at cost less accumulated depreciation and amortization, which is determined using the straight line method over estimated useful lives ranging from three to forty years.

  Foreclosed Real Estate

               Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. Typically, such properties are disposed of within one year.

  Income Taxes

               Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income and inclusion of expenses deductible for federal income tax purposes which are not expenses for financial reporting purposes) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.

  Interest Income on Loans

               Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans (including unamortized fees) is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they come due. Upon such discontinuance, all unpaid accrued interest is reversed.

  Dividends

               In accordance with Nevada Revised Statutes, the Bancorp's dividend policy prohibits payments of dividends in excess of its retained earnings.


  Cash Flow Information

               Cash and cash equivalents for purposes of the cash flow statements include cash and due from banks and federal funds sold.

  Prior Years' Reclassification

               The prior years' financial statements have been reclassified where applicable to conform to the current year's

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

        presentation.

NOTE 2 - Loan Contracts Serviced for Others:

               During 1998, the Bank sold its servicing portfolio to an unrelated party. The gain, which is included in interest and fee income on loans, was not material.

               Commercial loans and mortgage contracts with unpaid balances of approximately $0, $55,342,000, and $52,004,000, were being serviced for others at December 31, 1998, 1997, and 1996, respectively.

NOTE 3 - Trading Account Securities:

               Trading account securities consist of U.S. Treasury and hedging securities with varying maturity dates. The investments are carried at market value.

NOTE 4 - Securities:

                During 1998, the Bank adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. On the date of adoption, all securities in the held-to-maturity portfolio were reclassified into the available-for-sale portfolio.

               The carrying amounts of investment securities as shown in the Statements of Financial Condition of the Bancorp and their approximate fair values at December 31 were as follows:

                                                             Available-for-Sale Securities
                                               ----------------------------------------------------------
                                                                  Gross           Gross          Gross
                                                Amortized      Unrealized       Unrealized       Fair
                                                  Cost            Gains           Losses         Value
                                               -----------     ----------       -----------   -----------
December 31, 1998:
  U.S. Treasury and Agency Securities          $ 5,190,000       $ 31,000       $  5,000      $ 5,216,000
  State and Municipal Securities                10,537,000        116,000         91,000       10,562,000
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities              23,322,000         37,000         66,000       23,293,000
  Other Debt Securities ______ -                        --             --             --               --
                                               -----------       --------       --------      -----------
                                               $39,049,000       $184,000       $162,000      $39,071,000
                                               ===========       ========       ========      ===========
December 31, 1997:
  U.S. Treasury and Agency Securities          $ 6,730,000       $  8,000       $  6,000      $ 6,732,000
  State and Municipal Securities                 1,265,000         10,000          2,000        1,273,000
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities               6,197,000         23,000          7,000        6,213,000
  Other Debt Securities ______-                         --             --             --               --
                                               -----------       --------       --------      -----------
                                               $14,192,000       $ 41,000       $ 15,000      $14,218,000
                                               ===========       ========       ========      ===========

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

                                                             Held-to-Maturity Securities
                                            -------------------------------------------------------------
                                                               Gross           Gross             Gross
                                             Amortized      Unrealized      Unrealized           Fair
                                                Cost           Gains           Losses            Value
                                            -----------     ----------      -----------       -----------
December 31, 1998:
  U.S. Treasury and Agency Securities       $        --       $    --       $        --       $        --
  State and Municipal Securities                     --            --                --                --
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities                   --            --                --                --
  Other Debt Securities ______-                      --            --                --                --
                                            -----------       -------       -----------       -----------
                                            $        --       $    --       $        --       $        --
                                            ===========       =======       ===========       ===========
December 31, 1997:
  U.S. Treasury and Agency Securities       $ 2,844,000       $ 9,000       $    51,000       $ 2,802,000
  State and Municipal Securities              3,101,000        56,000            15,000         3,142,000
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities            4,601,000        19,000            18,000         4,602,000
  Other Debt Securities ______-                  90,000            --             4,000            86,000
                                            -----------       -------       -----------       -----------
                                            $10,636,000       $84,000       $    88,000       $10,632,000
                                            ===========       =======       ===========       ===========

               The amortized cost and approximate market value of securities held-to-maturity and available-for-sale at December 31, 1998, by contractual maturity, are shown below.

                                         Held-to-Maturity                 Available-for-Sale
                                     --------------------------       -----------------------------
                                                    Approximate                         Approximate
                                     Amortized        Market          Amortized            Market
                                       Cost            Value             Cost              Value
                                     --------       -----------       -----------       -----------
Due within one year                  $     --       $        --       $ 4,525,000       $ 4,538,000
Due after one year
  through five years                       --                --         4,738,000         4,804,000
Due after five years
  through ten years                        --                --         4,005,000         4,034,000
Due after ten years                        --                --        25,781,000        25,695,000
                                     --------       -----------       -----------       -----------
                                     $      0       $         0       $39,049,000       $39,071,000
                                     ========       ===========       ===========       ===========

               Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from the contractual maturities reported above, because debt security issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

               Securities held-to-maturity with a carrying value of approximately $0 and $7,445,000 and securities available-for-sale with a carrying value of approximately $28,504,000 and $12,928,000 were pledged to FHLB and Federal Reserve Bank at December 31, 1998 and 1997, respectively.

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

        Gross proceeds, gross realized gains, and gross realized losses on sales of available-for-sale securities were:

                                                       1998              1997
                                                   -----------        ----------
Gross proceeds:
  U.S. Treasury and Agency Securities              $        --        $       --
  State and Municipal Securities                     5,304,000         1,445,000
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities                   5,491,000         1,679,000
  Other Debt Securities                                     --                --
                                                   -----------        ----------
                                                   $10,795,000        $3,124,000
                                                   ===========        ==========

Gross realized gains:
  U.S. Treasury and Agency Securities              $        --        $       --
  State and Municipal Securities                        85,000             7,000
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities                      36,000             2,000
  Other Debt Securities                                     --                --
                                                   -----------        ----------
                                                   $   121,000        $    9,000
                                                   ===========        ==========

Gross realized losses:
  U.S. Treasury and Agency Securities              $        --        $       --
  State and Municipal Securities                         6,000             3,000
  Collateralized Mortgage Obligations
    and Mortgage-backed Securities                      10,000             5,000
  Other Debt Securities                                 17,000                --
                                                   -----------        ----------
                                                   $    33,000        $    8,000
                                                   ===========        ==========

               The net realized gains of $88,000 and $1,000 on the sale of securities resulted in an income tax cost of approximately $30,000 and $0 for 1998 and 1997, respectively.

NOTE 5 - Loans:

               Loans held for sale were as follows at December 31:

                                                   1998                  1997
                                               -----------           -----------
Real estate mortgages                          $15,088,000           $13,946,000
                                               ===========           ===========

               The Bank funded and subsequently sold approximately $193,250,000 and $144,392,000 of loans held for sale in 1998 and 1997, respectively. The resulting gain and loss was insignificant in both years.

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

               Major loan classifications were as follows at December 31:

                                                  1998                 1997
                                              -------------       -------------
Commercial and industrial                     $ 103,447,000       $ 101,812,000
Real estate:
  Construction and land development              15,468,000          15,218,000
  Mortgages                                       3,561,000           2,326,000
Installment                                       4,810,000           3,411,000
                                              -------------       -------------
          Subtotal                              127,286,000         122,767,000

Deferred loan fees, net                            (552,000)           (532,000)
Allowance for credit losses                      (1,598,000)         (1,076,000)
                                              -------------       -------------
          Net Loans                           $ 125,136,000       $ 121,159,000
                                              =============       =============

               Loans with a carrying value of approximately $6,528,000 and $8,250,000 at December 31, 1998 and 1997, respectively, were pledged to secure the line of credit with FHLB (see Note 7).

               The Bank's business activity is with customers primarily located within Northern Nevada. The Bank grants commercial, real estate, and installment loans to these customers. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay the loans is dependent upon the economic health of commercial and residential real estate development. Generally, the loans are secured by real estate. The loans are expected to be repaid from cash flow or proceeds from the sale of the real estate of the borrower. The Bank's policy is generally to require adequate collateral for all commercial and residential real estate development credit extended. The bank may be required to take legal action to enforce its rights to pledged collateral.

               A summary of the changes in the allowance for credit losses for the years ended December 31 is as follows:

                                         1998              1997             1996
                                     -----------       -----------       ---------
Beginning balance                    $ 1,076,000       $   857,000       $ 665,000

Loans charged off                       (102,000)          (79,000)        (61,000)
Loan recoveries                            4,000            28,000           3,000
                                     -----------       -----------       ---------
              Net Recoveries
                (Charge-Offs)            (98,000)          (51,000)        (58,000)

Provision charged to operations          620,000           270,000         250,000
                                     -----------       -----------       ---------
              Ending Balance         $ 1,598,000       $ 1,076,000       $ 857,000
                                     ===========       ===========       =========

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

               Impairment of loans having carrying values of $1,005,000 and $2,541,000 at December 31, 1998 and 1997, respectively, have been recognized in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The total allowance for credit losses related to those loans was $484,000 and $66,000, respectively. For impairment recognized in conformity with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as provision for credit losses in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for credit losses that otherwise would be reported.

               The average recorded investment in impaired loans was $3,381,000 and $2,935,000 during 1998 and 1997, respectively. The amount of interest income recognized during 1998 and 1997 was approximately $41,000 and $42,000, respectively, which was approximately the same amount that would have been recognized on a cash basis. If an impaired loan is placed on nonaccrual status, all future collections while on nonaccrual status are recognized as a reduction of the loan investment. For impaired loans not on nonaccrual status, interest income is recognized when earned.

               At December 31, 1998 and 1997, the Bank's significant credit risk was in commercial and industrial, and construction and land development loans. Of the total allowance for credit losses at the end of each of those years, nearly all of the allowance was for loans in those two categories.

NOTE 6 - Premises and Equipment:

               Premises and equipment consist of the following at December 31:

                                                   1998                1997
                                               ------------        ------------
Land                                           $  1,231,000        $  1,371,000
Buildings                                         4,996,000           4,890,000
Furniture, fixtures, and equipment                4,276,000           3,929,000
                                               ------------        ------------
                                                 10,503,000          10,190,000
  Less:  Accumulated depreciation
    and amortization                             (3,240,000)         (2,480,000)
                                               ------------        ------------
                                               $  7,263,000        $  7,710,000
                                               ============        ============

               Depreciation and amortization expense was approximately $917,000, $573,000, and $568,000, for the years ended December 31, 1998, 1997, and
        1996, respectively.

NOTE 7 - Credit Arrangement:

               The Bank has a credit agreement with the Federal Home Loan Bank of San Francisco (FHLB) whereby the Bank may borrow up to 30 percent of the Bank's assets, with terms up to 240 months. The above line of credit requires the Bank to maintain certain collateral maintenance, credit, and other requirements as set forth by FHLB. The line is secured by securities and mortgage loans pledged to the FHLB which amounted to approximately $32,538,226 and $25,153,000 at December 31, 1998 and 1997,
        respectively.

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

               At December 31, 1998 and 1997, $6,000,000 was owed to FHLB. This amount accrues interest at an average rate of 6.13 percent and matures in the year 2000.

               The Bank also has an uncollateralized credit line with Union Bank of California, whereby the Bank may borrow federal funds up to $2,500,000. This agreement expires July 31, 1999 and requires a compensating balance of $200,000. There were no borrowings on this line at December 31, 1998 or 1997.

NOTE 8 - Other Operating Expenses:

               The major categories of other operating expenses for the years ended December 31 are as follows:

                                         1998            1997            1996
                                      ----------      ----------      ----------
Data processing fees                  $   58,000      $  191,000      $  235,000
Legal and consulting fees                294,000         219,000         226,000
Office supplies                          199,000         211,000         359,000
Advertising                              329,000         400,000         253,000
Other operating expenses               1,256,000       1,042,000         757,000
                                      ----------      ----------      ----------
                                      $2,136,000      $2,063,000      $1,830,000
                                      ==========      ==========      ==========

               All advertising costs are expensed as incurred.

NOTE 9 - Income Taxes:

               The components of the provision for income taxes are as follows:

                                           1998            1997            1996
                                         ---------       ---------       ---------
Current federal income tax expense       $  (6,000)      $ 861,000       $ 990,000
Deferred federal income tax expense       (248,000)       (185,000)        (87,000)
                                         ---------       ---------       ---------
                                         $(254,000)      $ 676,000       $ 903,000
                                         =========       =========       =========

               A reconciliation of income tax at the statutory rate to the Bank's effective rate is as follows:

                                                          1998         1997        1996
                                                         ------       ------      ------
Statutory rate                                            34.0%        34.0%       34.0%
Tax-exempt life insurance income                          -1.1%        -1.8%       -0.8%
Tax loss in excess of book loss on
  sale of investment securities                           -1.5%        -2.0%       -0.8%
Compensation on stock options                            -34.7%        -1.2%        0.0%
Tax-exempt interest income                                -3.7%        -3.0%       -1.4%
Other, net                                                 0.9%         0.9%       -0.8%
                                                         ------       ------      ------
                                                          -6.1%        26.9%       30.2%
                                                         ======       ======      ======

                         COMSTOCK BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996

               Deferred income taxes result from temporary differences in the basis of assets and liabilities for financial reporting and income taxes. The source of these temporary differences and their resulting effect on income tax expense are as follows:

                                          1998             1997             1996
                                       ----------       ----------       ----------
Depreciation                           $    7,000       $   22,000       $    6,000
Provision for loan losses                (176,000)         (92,000)         (85,000)
Loan fees                                  (7,000)         (77,000)         (15,000)
Valuation of loans held for sale          (72,000)              --               --
Other, net                                     --          (38,000)           7,000
                                       ----------       ----------       ----------
                                       $ (248,000)      $ (185,000)      $  (87,000)
                                       ==========       ==========       ==========

               Significant components of the deferred tax liabilities and assets at December 31 are as follows:

                                                           1998            1997
                                                         --------       --------
Deferred tax liabilities:
  Depreciation                                           $ 96,000       $ 84,000
  Valuation of available-for-sale securities                7,000          9,000
                                                         --------       --------
                                                          103,000         93,000
Deferred tax assets:
  Valuation of available-for-sale securities                   --             --
  Excess of financial reporting provision
    for credit losses over tax basis                      512,000        334,000
  Deferred compensation                                   110,000         38,000
  Deferred fee income                                     188,000        181,000
                                                         --------       --------
                                                          810,000        553,000
                                                         --------       --------
     Net deferred tax asset                              $707,000       $460,000
                                                         ========       ========

NOTE 10 - Earnings Per Share:

                Earnings per share have been restated retroactively for the year ended December 31, 1996 to reflect the business combination and the adoption of SFAS No. 128, "Earnings per Share" during 1997.

               Basic earnings per share and diluted earnings per share have been computed based on the following:

                                                                            1998
                                                            ----------------------------------
                                                                             Common
                                                              Income         Shares
                                                             Numerator     Denominator    EPS
                                                            ----------     ----------    -----
      Basic EPS
      Income available to common shareholders               $4,459,000      4,535,000    $0.99
                                                                                         =====
      Dilutive Effect of Potential Common Stock
      Stock options                                                 --        384,000
                                                            ----------      ---------
      Diluted EPS
      Income available to common shareholders
      after assumed conversions of dilutive
      securities                                            $4,459,000      4,919,000    $0.91
                                                            ==========      =========    =====

                                                                            1997
                                                            ----------------------------------
                                                                             Common
                                                              Income         Shares
                                                             Numerator     Denominator    EPS
                                                            ----------     ----------    -----
      Basic EPS
      Income available to common shareholders               $1,836,000      4,356,000    $0.42
                                                                                         =====

      Dilutive Effect of Potential Common Stock
      Stock options                                                 --        433,000
                                                            ----------      ---------

      Diluted EPS
      Income available to common shareholders
      after assumed conversions of dilutive
      securities                                            $1,836,000      4,789,000    $0.39
                                                            ==========      =========    =====

                                                                            Common
                                                              Income         Shares
                                                             Numerator     Denominator    EPS
                                                            ----------     ----------    -----
      Basic EPS
      Income available to common shareholders               $2,092,000      4,234,000    $0.49
                                                                                         =====

      Dilutive Effect of Potential Common Stock
      Stock options                                                 --        323,000
                                                            ----------      ---------

      Diluted EPS
      Income available to common shareholders
      after assumed conversions of dilutive
      securities                                            $2,092,000      4,557,000    $0.46
                                                            ==========      =========    =====

NOTE 11 - Stock Options:

               The Bancorp has stock option plans which provide for the grant of non-qualified stock options to certain directors, officers, and key employees. At December 31, 1998, there were 213,936 shares of common stock available for future grant or award and all of the outstanding options were exercisable. Options are granted at prices not less than fair market value at the date of grant and for terms of up to ten years.

               Activity in the stock option plans was as follows:

                                                                           Weighted
                                                                           Average
                                                         Number           Per Share
                                                        of Shares        Option Price
                                                        ---------        ------------
Outstanding at December 31, 1995                         641,032              2.52

Granted                                                   46,700              5.04
Exercised                                                     --                --
Cancelled                                                     --                --
                                                         -------           -------

Outstanding at December 31, 1996                         687,732              2.68

Granted                                                   47,500              6.99
Exercised                                                 34,400              3.81
Cancelled                                                     --                --
                                                         -------           -------

Outstanding at December 31, 1997                         700,832              2.92

Granted                                                   14,900             10.00
Exercised                                                618,132              2.56
Cancelled                                                     --                --
                                                         -------           -------

Outstanding at December 31, 1998                          97,600              6.25
                                                         =======           =======

               The Bancorp has also issued warrants to shareholders in connection with the issuance of stock. The activity of those stock options was as follows:

Outstanding at December 31, 1995                          206,800           3.87

Granted                                                        --             --
Exercised                                                      --             --
Cancelled                                                      --             --
                                                          -------        -------

Outstanding at December 31, 1996                          206,800           3.87

Granted                                                        --             --
Exercised                                                 154,000           3.86
Cancelled                                                      --             --
                                                          -------        -------

Outstanding at December 31, 1997                           52,800           3.86

Granted                                                        --             --
Exercised                                                      --             --
Cancelled                                                      --             --
                                                          -------        -------
Outstanding at December 31, 1998                           52,800           3.86
                                                          =======        =======

               The Bancorp applies APB Opinion 25 in accounting for its fixed and performance-based stock compensation plans. Accordingly, no compensation cost has been recognized in 1998, 1997, or 1996. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                          1998           1997          1996
                                                       ----------     ----------    ----------
               Net income:
                 As reported                           $4,459,000     $1,836,000    $2,092,000
                                                       ==========     ==========    ==========
                 Pro forma                             $4,401,000     $1,715,000    $2,007,000
                                                       ==========     ==========    ==========

               Basic earnings per share:
                 As reported                                 $.99           $.42          $.49
                                                             ====           ====          ====
                 Pro forma                                   $.97           $.39          $.47
                                                             ====           ====          ====
               Diluted earnings per share:
                 As reported                                 $.91           $.39          $.46
                                                             ====           ====          ====
                 Pro forma                                   $.89           $.36          $.44
                                                             ====           ====          ====

               The fair value of each option grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997, and 1996:

                                                               1998        1997         1996
                                                              -------     -------     --------
               Dividend yield                                     0.0%        0.0%        0.0%
               Expected volatility                              39.75%      37.15%      30.45%
               Risk free interest rate                           4.68%       5.53%       6.68%
               Expected lives                                 10 years    10 years    10 years

NOTE 12 - Profit Sharing Plan:

               Effective January 1, 1992, the Bank established a 401(k) Profit Sharing Plan and Trust that covers all eligible employees. The Bank makes discretionary matching contributions based on 50 percent of the amount of salary deferral elected by the employee, up to 6 percent of the employee's salary. Contributions to the plan charged to operations were not material for the years ended December 31, 1998, 1997, and 1996.

NOTE 13 - Operating Leases:

               The Bank leases premises and equipment under operating leases expiring through 2011. The aggregate future minimum annual rental commitment as of December 31, 1998, under operating leases having noncancelable lease terms in excess of one year are as follows:

                      1999                                  $  397,000
                      2000                                     379,000
                      2001                                     363,000
                      2002                                     257,000
                      2003                                     231,000
                      Thereafter                             2,078,000
                                                            ----------
                                                            $3,705,000
                                                            ==========

               Rent expense for the years ended December 31, 1998, 1997, and 1996 amounted to approximately $463,000, $368,000, and $202,000, respectively. Certain operating leases provide for renewal options for periods of 5 to 15 years at the fair rental value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by other leases.

NOTE 14 - Financial Instruments with Off-Balance Sheet Risk:

               In the ordinary course of business, the Bank enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying balance sheet. These transactions may involve, to varying degrees, credit and interest rate risk in excess of the amount, if any, recognized in the balance sheet.

               Management does not anticipate any loss to result from these commitments; however, in case of default, legal action may be required to enforce its rights to collateral pledged to secure these commitments. The Bank's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Bank applies the same credit standards to these contracts as it uses in its lending process.

                                                       1998            1997           1996
                                                    -----------     -----------    -----------
        Financial instruments whose
          contractual amount represented
          risk:

            Commitments to extend credit            $60,874,000     $50,453,000    $56,716,000
                                                    ===========     ===========    ===========

            Standby letters of credit               $ 1,392,000     $ 3,504,000    $ 3,729,000
                                                    ===========     ===========    ===========

               Commitments to extend credit are arrangements to lend to customers. These commitments have specified interest rates and generally have fixed expiration dates, but may be terminated by the Bank if certain conditions of the contract are violated. These commitments are normally collateralized by real estate.

               Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Credit risk arises in these transactions from the possibility that a customer may not be able to repay the Bank upon default of performance. Collateral held for standby letters of credit is based on an individual evaluation of each customer's credit worthiness, but may include cash and securities.

NOTE 15 - Commitments and Contingencies:

               Because of the nature of its business, the Bank is often a defendant in legal actions. Based upon advice of counsel, management does not anticipate that the final outcome of any litigation in process, or anticipated, will have a materially adverse effect on the Bank's operations or financial condition.

NOTE 16 - Related Party Transactions:

               The Bank has entered into transactions (including loans and deposits) with its directors, officers, and significant shareholders. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

               The following is a summary of the aggregate loan activity involving related party loans during 1997 and 1998.

                      Balance, December 31, 1996                      $  427,000

                        Additions                                        269,000
                        Repayments                                       (53,000)
                                                                      ----------
                      Balance, December 31, 1997                         643,000

                        Additions                                        828,000
                        Repayments                                      (275,000)

                      Balance, December 31, 1998                      $1,196,000
                                                                      ==========

NOTE 17 - Regulatory Matters:

               The Bank is required to maintain certain average reserve requirements with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average required reserves during 1997 and 1998 ranged from $875,000 to $1,250,000.

               The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

               As of December 31, 1998, the most recent notification from federal banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

               The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                             For Capital            Prompt Corrective
                                                     Actual               Adequacy Purposes         Action Provisions
                                    Amount         Ratio Amount              Ratio Amount                 Ratio
                                 -----------    --------------------   ----------------------      ------------------
As of December 31, 1998:

  Total Capital
    (to Risk Weighted Assets)    $20,313,000    13.5% =/>$12,040,000   =/>8.0% =/>$15,050,000           =/>10.0%

  Tier I Capital
    (to Risk Weighted Assets)     18,715,000    12.4% =/>  6,020,000   =/>4.0% =/>  9,030,000           =/> 6.0%

  Tier I Capital
    (to Average Assets)           18,715,000     8.5% =/>  8,815,000   =/>4.0% =/> 11,019,000           =/> 5.0%

As of December 31, 1997:
  Total Capital
    (to Risk Weighted Assets)    $16,470,000    11.7% =/>$11,309,000   =/>8.0% =/>$14,136,000           =/>10.0%

  Tier I Capital
    (to Risk Weighted Assets)     15,397,000    10.9% =/>  5,654,000   =/>4.0% =/>  8,482,000           =/> 6.0%
  Tier I Capital
    (to Average Assets)           15,397,000     8.3% =/>  7,400,000   =/>4.0% =/>  9,250,000           =/> 5.0%

NOTE 18 - Fair Value of Financial Instruments:

               SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," requires disclosure of information about the fair value of financial instruments for which it is practicable to estimate a value, whether or not recognized in the statement of condition. Whenever possible, quoted market prices are used to estimate fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Therefore, in many cases, the estimated fair values may not be realized in an immediate sale of the instruments.

               SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate of the estimated fair value amounts is not intended to represent the underlying value of the Bancorp.

               The carrying amounts and the estimated fair values are as follows:

                                                         December 31, 1998
                                                 -------------------------------
                                                   Carrying           Estimated
                                                    Amount           Fair Value
                                                 ------------       ------------
Assets:
  Cash and cash equivalents                      $ 27,057,000       $ 27,057,000
  Interest-bearing deposits                           791,000            791,000
  Trading account securities                            8,000              8,000
  Investment securities                            39,071,000         39,071,000
  Federal Home Loan Bank Stock                        843,000            843,000
  Loans receivable                                140,224,000        147,150,000
  Accrued interest receivable                       1,052,000          1,052,000
                                                 ------------       ------------
          Total Asset Financial
            Instruments                          $209,046,000       $215,972,000
                                                 ============       ============
Liabilities:
  Deposits                                       $196,246,000       $197,283,000
  Accrued interest payable                            281,000            281,000
  Line of credit payable                            6,000,000          6,285,000
                                                 ------------       ------------
          Total Liability Financial
            Instruments                          $202,527,000       $203,849,000
                                                 ============       ============

                                                         December 31, 1997
                                                 -------------------------------
                                                   Carrying           Estimated
                                                    Amount           Fair Value
                                                 ------------       ------------
  Assets:
    Cash and cash equivalents                    $ 19,317,000       $ 19,317,000
    Interest-bearing deposits                       1,492,000          1,492,000
    Trading account securities                         12,000             12,000
    Investment securities                          24,854,000         24,850,000
    Federal Home Loan Bank Stock                      788,000            788,000
    Loans receivable                              135,106,000        138,741,000
    Accrued interest receivable                       989,000            989,000
                                                 ------------       ------------
            Total Asset Financial
              Instruments                        $182,558,000       $186,189,000
                                                 ============       ============

                                                         December 31, 1997
                                                 -------------------------------
                                                   Carrying           Estimated
                                                    Amount           Fair Value
                                                 ------------       ------------
  Liabilities:
    Deposits                                     $171,802,000       $171,936,000
    Accrued interest payable                          321,000            321,000
    Line of credit payable                          6,000,000          6,006,000
                                                 ------------       ------------
            Total Liability Financial
              Instruments                        $178,123,000       $178,263,000
                                                 ============       ============

               The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents

               The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

  Interest-Bearing Deposits

               Fair values for interest-bearing deposits in domestic financial institutions are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Trading Account Securities

               Fair values for the Bank's trading account assets, which also are the amounts recognized in the statement of condition, are based on quoted market prices.

  Investment Securities

               Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Federal Home Loan Bank Stock

               Fair values for Federal Home Loan Bank stock is based on its par value since it is redeemable at par.

  Loans Receivable

               For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values of fixed-rate mortgage loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair values of other fixed-rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

  Accrued Interest Receivable

               The carrying amount reported in the statement of financial condition for accrued interest receivable approximates its fair value.

  Deposit Liabilities

               The carrying amounts for interest-bearing and non-interest-bearing demand, savings, money market, and NOW accounts approximate those liabilities' fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  Accrued Interest Payable

               The carrying amount reported in the statement of financial condition for accrued interest payable approximates its fair value.

  Line of Credit Payable

               Fair value for line of credit payable is estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar lines of credit.

NOTE 19 - Subsequent Events:

               On January 13, 1999, Comstock Bancorp announced it had reached an agreement to be acquired by First Security Corporation. The acquisition is contingent upon stockholder and regulatory approval.

NOTE 20 - Quarterly Financial Data (Unaudited):

                                                                            Provision
                                                                Net            for
                                 Interest       Interest      Interest        Credit
   Three Months Ended             Income        Expense        Income         Losses
                                -----------    ----------    -----------    ---------
   March 31, 1998               $ 4,664,000    $1,737,000    $ 2,927,000     $110,000
   June 30, 1998                  5,607,000     1,832,000      3,775,000      150,000
   September 30, 1998             5,396,000     1,934,000      3,462,000      210,000
   December 31, 1998              4,829,000     1,817,000      3,012,000      150,000
                                -----------    ----------    -----------     --------
                                $20,496,000    $7,320,000    $13,176,000     $620,000
                                ===========    ==========    ===========     ========

   March 31, 1997               $ 3,306,000    $1,210,000    $ 2,096,000     $ 60,000
   June 30, 1997                  3,849,000     1,330,000      2,519,000       60,000
   September 30, 1997             3,986,000     1,431,000      2,555,000       60,000
   December 31, 1997              4,376,000     1,652,000      2,724,000       90,000
                                -----------    ----------    -----------     --------
                                $15,517,000    $5,623,000    $ 9,894,000     $270,000
                                ===========    ==========    ===========     ========

   Gain
(Loss) on
Available-
 for-Sale        Basic     Diluted
Investment        Net      Earnings      Earnings
Securities      Income     Per Share     Per Share
----------    ----------   ---------     ---------
$ (8,000)     $  601,000     $.14           $.12
       -       1,119,000      .25            .23
 (12,000)        886,000      .20            .18
 108,000       1,853,000      .40            .38
--------      ----------     ----           ----
$ 88,000      $4,459,000     $.99           $.91
========      ==========     ====           ====

$ (3,000)     $  265,000     $.06           $.06
       -         431,000      .10            .09
       -         488,000      .11            .10
   4,000         652,000      .15            .14
--------      ----------     ----           ----
$  1,000      $1,836,000     $.42           $.39
========      ==========     ====           ====

NOTE 21 - Parent Company Statements:

               The parent company was formed during 1997; therefore, no parent company statements are presented for years prior to 1997.



                                                    December 31,        December 31,
                                                       1998                 1997
                                                    -----------         -----------
Condensed Balance Sheet:
  Assets:
    Cash                                            $ 1,780,000         $   311,000
    Investment in subsidiary                         18,729,000          15,414,000
    Other assets                                      1,477,000             136,000
                                                    -----------         -----------
          Total Assets                              $21,986,000         $15,861,000
                                                    ===========         ===========
  Liabilities and Shareholders' Equity:
    Liabilities:
      Accounts payable and accrued expenses         $   396,000         $   264,000
                                                    -----------         -----------

    Shareholders' equity                             21,590,000          15,597,000
                                                    -----------         -----------
          Total Liabilities and
            Shareholders' Equity                    $21,986,000         $15,861,000
                                                    ===========         ===========
Condensed Statement of Income:
  Revenues:
    Cash dividends from bank subsidiary             $        --         $   300,000
    Income from subsidiary                            3,317,000           1,663,000
    Other income                                      1,110,000             307,000
                                                    -----------         -----------
          Total Revenues                              4,427,000           2,270,000
                                                    -----------         -----------
  Expenses:
    Employee compensation and benefits                1,179,000             441,000
    Other expenses                                      190,000              61,000
                                                    -----------         -----------
          Total expenses                              1,369,000             502,000
                                                    -----------         -----------
Income before income taxes                            3,058,000           1,768,000

Income tax benefit                                    1,401,000              68,000
                                                    -----------         -----------
Net Income                                          $ 4,459,000         $ 1,836,000
                                                    ===========         ===========

                                                     December 31,         December 31,
                                                        1998                  1997
                                                     -----------          -----------
Condensed Statement of Cash Flows:
  Cash flows from operating activities:
    Net Income                                       $ 4,459,000          $ 1,836,000
      Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Amortization                                      14,000                7,000
        Undistributed earnings of subsidiary          (3,317,000)          (1,663,000)
        Change in other assets                        (1,355,000)            (143,000)
        Change in liabilities                            132,000              264,000
                                                     -----------          -----------
          Net Cash Provided by Operating
            Activities                                   (67,000)             301,000
                                                     -----------          -----------
  Cash flows from financing activities:
    Sale of stock                                      1,599,000               10,000
    Treasury stock purchase                              (63,000)                  --
                                                     -----------          -----------
          Net Increase in Cash                         1,469,000              311,000

  Cash, beginning of year                                311,000                   --
                                                     -----------          -----------
  Cash, end of year                                  $ 1,780,000          $   311,000
                                                     ===========          ===========

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

         The Certificate of Incorporation of First Security Corporation provides for indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of Delaware, as such laws exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted or allowed by Section 145). The registrant also insures its officers and directors to the full extent permitted by Section 145.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits. The Registration Statement includes the following
Exhibits:

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
2              Agreement and Plan of Reorganization dated as of January 12,
               1999, by and among First Security Corporation, First Security
               Bank of Nevada, Comstock Bancorp and Comstock Bank (included as
               Appendix A to the Prospectus/Proxy Statement.

3(1).          Certificate of Incorporation, as amended (Exhibit 3.1 to First
               Security's Registration Statement on Form S-4, Reg #333-30045, filed July 24, 1990, incorporated by reference).

3(2). Bylaws of First Security, as amended Jan. 26, 1998 (Exhibit 3.2 to First Security's Annual Report on Form 10-K for the year ended
               Dec. 31, 1997, incorporated by reference).

4(1). No instruments defining the rights of holders of long-term debt of First Security and its subsidiaries have been included as exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of First Security and its subsidiaries on a consolidated basis.

4(2).          Rights Agreement between First Security and First Security Bank,
               N.A., dated Aug. 28, 1990, which includes: Exhibit A, the form of Rights Certificate and the form of Election of Exercise; Exhibit
               B, the form of Certificate of Designation of First Security's
               Junior Series B Preferred Stock, no par value per share; and Exhibit C, the Summary of Rights (Exhibit 4 to First Security's
               Current Report on Form 8-K, dated Aug. 28, 1990, filed Sept. 1,
               1990, incorporated by reference) and as amended and extended in 1998 (see Exhibit 4 to First Security's Current Report of Form
               8-K, dated November 2, 1998, incorporated by reference.)

4(3).          Amendment Agreement between First Security and First Security
               Bank, N.A., dated Sept. 26, 1990, amending the Rights Agreement between the same parties dated Aug. 28, 1990, (Exhibit 1 to First
               Security's Amendment #1 on Form 8-A, dated Oct. 10, 1990, filed
               Oct. 16, 1990, amending First Security's Report on Form 8-K, dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by reference).

4(4) Amendments to Rights Plan, filed in Registrant's Current Report on Form 8-K dated November 11, 1998 (incorporated by reference).

5. Opinion of Ray, Quinney & Nebeker as to the legality of the shares being registered.

8.             Opinion of Ray, Quinney & Nebeker re:  Tax Matters.

10(1).         Amended and Restated First Security Comprehensive Management
               Incentive Plan (Exhibit 10.1 to First Security's Annual Report on
               Form 10-K for the year ended Dec. 31, 1994, incorporated by reference).

10(2).         Employment Agreement between First Security and Spencer F.
               Eccles, dated Oct. 16, 1996 (Exhibit 10.3 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(3). Employment Agreement between First Security and Morgan J. Evans, dated Oct. 16, 1996 (Exhibit 10.4 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(4).         Employment Agreement between First Security and Michael P.
               Caughlin, dated Oct. 16, 1996 (Exhibit 10.9 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(5). Employment Agreement between First Security and Brad D. Hardy, dated Oct. 16, 1996 (Exhibit 10.8 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(6). Employment Agreement between First Security and Mark D. Howell, dated Oct. 16, 1996 (Exhibit 10.10 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(7).         Employment Agreement between First Security and J. Patrick
               McMurray, dated Oct. 16, 1996 (Exhibit 10.6 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(8). Employment Agreement between First Security and L. Scott Nelson, dated Oct. 16, 1996 (Exhibit 10.5 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(9). Employment Agreement between First Security and Scott C. Ulbrich, dated Oct. 16, 1996 (Exhibit 10.7 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed Feb.
               13, 1997, incorporated by reference).

10(10).        The form of First Security's Deferred Compensation Plan Deferral
               Election -- 01/01/95 -- 12/31/95 (Exhibit 10.10 to First
               Security's Annual Report on Form 10-K for the year ended Dec. 31,
               1994, incorporated by reference).

13(1).         First Security's Annual Report on Form 10-K for the year ended
               December 31, 1997 (as amended and restated to give effect to the California State Bank acquisition, which was accounted for as a pooling of interests, as set forth in the Current Report on Form
               8-K, dated October 1, 1998) hereby incorporated by reference
               [File No. 1-6906].

21.            First Security's Subsidiaries (Exhibit 21 to First Security's
               Annual Report on Form 10-K for the year ended December 31, 1997
               (as amended and restated to give effect to the California State
               Bank acquisition, which was accounted for as a pooling of interests, as set forth in the Current Report on Form 8-K, dated
               October 1, 1998), and incorporated by reference).

23(1).         Consent of Deloitte & Touche LLP for First Security.

23(2).         Consent of Kafoury, Armstrong & Co. for Comstock.

23(3).         Consent of Ray, Quinney & Nebeker (filed as part of Exhibit 5 and
               Exhibit 8(1)).

24. Power of Attorney (included in signature pages of original filing of Registration Statement).

99(1)          Consent of Hovde Financial, Inc..

99(2).         Form of Comstock stockholder Proxy Card.

ITEM 22. UNDERTAKINGS.

         First Security hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of First Security's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.


         First Security hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         THE UNDERTAKING AS TO INDEMNIFICATION OF OFFICERS AND DIRECTORS REQUIRED TO BE DISCLOSED BY ITEM 512(i) OF REGULATION S-K IS FOUND IN "COMPARATIVE RIGHTS OF STOCKHOLDERS--DIRECTORS LIABILITY" IN THE PROSPECTUS / PROXY STATEMENT.


         First Security hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.


         First Security hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effectiveness of the registration statement through the date of responding to the request.


         First Security hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.


         First Security hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effectiveness of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, First Security Corporation has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 23rd day of March 1999.

                                        FIRST SECURITY CORPORATION


                                        By: /s/ Morgan J. Evans
                                            ------------------------------------
                                            Morgan J. Evans
                                            President and
                                             Chief Operating Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.


Signature                                 Title                                Date
---------                                 -----                                ----
/s/ Spencer F. Eccles                     Chairman and Chief
----------------------------------        Executive Officer, Director          March 23, 1999
Spencer F. Eccles

/s/ Morgan J. Evans                       President and Chief
----------------------------------        Operating Officer, Director          March 23, 1999
Morgan J. Evans

/s/ Brad D. Hardy                         Executive Vice President, General
----------------------------------        Counsel and Chief Financial Officer  March 23, 1999
Brad D. Hardy                             (Principal Financial and
                                          Accounting Officer)

/s/ James C. Beardall                     Director
----------------------------------                                             March 23, 1999
James C. Beardall

/s/ Rodney H. Brady                       Director
----------------------------------                                             March 23, 1999
------------
Rodney H. Brady

/s/ James E. Bruce                        Director
----------------------------------                                             March 23, 1999
James E. Bruce

/s/ Thomas D. Dee II                      Director
----------------------------------                                             March 23, 1999
Thomas D. Dee II

Dr. David P. Gardner                      Director
----------------------------------                                             March 23, 1999
Dr. David P. Gardner

/s/ Robert H. Garff                       Director
----------------------------------                                             March 23, 1999
Robert H. Garff

/s/ Jay Dee Harris                        Director
----------------------------------                                             March 23, 1999
Jay Dee Harris

/s/ Robert T. Heiner                      Director
----------------------------------                                             March 23, 1999
Robert T. Heiner

/s/ Karen H. Huntsman                     Director
----------------------------------                                             March 23, 1999
Karen H. Huntsman

/s/ G. Frank Joklik                       Director
----------------------------------                                             March 23, 1999
G. Frank Joklik

/s/ B. Z. Kastler                         Director
----------------------------------                                             March 23, 1999
B. Z. Kastler

/s/ Dr. J. Bernard Machen                 Director
----------------------------------                                             March 23, 1999
Dr. J. Bernard Machen

/s/ Joseph G. Maloof                      Director
----------------------------------                                             March 23, 1999
Joseph G. Maloof

/s/ Michele Papen-Daniel, Ph.D.           Director
----------------------------------                                             March 23, 1999
Michele Papen-Daniel, Ph.D.

/s/ Scott S. Parker                       Director
----------------------------------                                             March 23, 1999
Scott S. Parker

/s/ James L. Sorenson                     Director
----------------------------------                                             March 23, 1999
James L. Sorenson

/s/ Harold J. Steele                      Director
----------------------------------                                             March 23, 1999
Harold J. Steele

/s/ James R. Wilson                       Director
----------------------------------                                             March 23, 1999
James R. Wilson